   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2000


                                                      REGISTRATION NO. 333-91987
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       To
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          NET2000 COMMUNICATIONS, INC.
             (Exact Name of Registrant as specified in its charter)
                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
                    (Address of Principal Executive Offices)

           DELAWARE                          4813                         51-0384995
(State or other jurisdiction of  (Primary Standard Industrial            (IRS Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                            ------------------------
                             CLAYTON A. THOMAS, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          NET2000 COMMUNICATIONS, INC.
                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                            ------------------------
                                   Copies to:

          NANCY A. SPANGLER, ESQUIRE
      PIPER MARBURY RUDNICK & WOLFE LLP                  KIRK A. DAVENPORT, ESQUIRE
    1850 CENTENNIAL PARK DRIVE, SUITE 610                     LATHAM & WATKINS
         COMMERCE EXECUTIVE PARK III                    885 THIRD AVENUE, SUITE 1000
            RESTON, VIRGINIA 20191                        NEW YORK, NEW YORK 10022
                (703) 390-5240                                 (212) 906-1284

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS                               PROPOSED            PROPOSED MAXIMUM           AMOUNT OF
      OF SECURITIES           AMOUNT TO BE       MAXIMUM OFFERING       AGGREGATE OFFERING        REGISTRATION
     TO BE REGISTERED          REGISTERED         PRICE PER UNIT             PRICE(1)                FEE(2)
------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
  par value $.01..........  11,500,000 shares         $15.00               $172,500,000                $0
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2) A registration fee of $48,576 was previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to Completion. Dated February 22, 2000.


[NET2OOO COMMUNICATIONS LOGO]

                               10,000,000 Shares

                          NET2000 COMMUNICATIONS, INC.

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Net2000 Communications, Inc. The initial public offering price is expected to be between $13.00 and $15.00 per share.

     Prior to this offering, there has been no public market for the common stock. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "NTKK."


     SEE "RISK FACTORS" ON PAGE 6 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share      Total
                                                              ---------      -----
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Net2000.......................   $          $

     To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from Net2000 at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares in New York, New York on , 2000.

GOLDMAN, SACHS & CO.
                DONALDSON, LUFKIN & JENRETTE
                                J.P. MORGAN & CO.
                                             LEGG MASON WOOD WALKER
                                                        INCORPORATED
                             ----------------------

                    Prospectus dated                , 2000.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering and our financial statements and the notes to those statements appearing elsewhere in this prospectus.


     Net2000 Communications is a rapidly-growing, innovative provider of state-of-the-art broadband telecommunications services. As a competitive telecommunications provider, we offer businesses located throughout the mid-Atlantic and northeastern regions of the United States cutting-edge, responsive solutions as an alternative to traditional telephone companies. We focus on high-end customers, primarily large- and medium-sized businesses, having a minimum of 50 business access lines and spending $50,000 annually for Internet, data and voice telecommunications services. Today, we offer an integrated package of high-speed data services, Internet services, local telephone services and long distance services, primarily delivered from our own network over a single, high capacity "broadband" connection and conveniently billed on a single invoice. Since the introduction of our Net2000-branded services in July 1998, we have successfully acquired over 1,100 new business customers, representing approximately 78,000 access lines. In January 2000, we entered into a letter of intent to sell approximately 250 resale customer accounts representing approximately 10,000 access lines. This sale will result in a 15% increase to our average access lines per customer.



     We intend to offer services in major markets throughout the United States in three phases over the next 24 months. Our Phase I deployment, consists of 13 switches that transfer data traffic and 5 switches that transfer voice traffic in 10 markets in the telecommunications-rich Boston to Washington, D.C. corridor. Our Phase II deployment will establish our national presence with 10 additional data switches and 2 additional voice switches in 10 markets and is scheduled to be completed in December 2000. Our Phase III deployment, scheduled to be completed by late 2002, entails adding 4 additional markets and upgrading all of our existing data switches to Internet protocol-based (IP) switches that can provide both data and voice services.


     We are building our network by initially deploying lower-cost data switches and leasing fiber optic lines from others. As we experience increases in customer traffic in a given market, we will consider deploying voice switches and owning a portion of the fiber optic lines. By deploying this "smart-build" network strategy, we believe that we will gain capital efficiencies that may lead to stronger operating results.

     After five years of successfully identifying and acquiring business customers by selling advanced data and voice services as Bell Atlantic's number one sales agent, we transitioned out of the agency program and launched our Net2000-branded services in July 1998. Since this transition, we have incurred significant expense for the establishment of our brand and the build-out of our network and, as a result, we have not generated any net income. We expect significant losses and negative cash flow to continue for at least the next several years.

     Our objective is to become the provider of choice of integrated business telecommunications services in our target markets. We believe we are well-positioned to compete effectively against other traditional telephone companies and competitive telecommunications providers. The key differentiators of our business are:

     - proven sales and marketing track record;

     - strong relationships with over 3,000 businesses;

     - focus on complex, communications-intensive business customers;

     - e.mpower, our next generation, web-enabled proprietary customer self-care system;

     - state-of-the-art, readily expandable customer care and back office systems;


     - data-focused, innovative smart-build network; and



     - experienced and proven management team.



We believe these key differentiators will enable us to capitalize on the rapid growth of the Internet and e-commerce, and the resultant increased demand for broadband data services.

                               BUSINESS STRATEGY

     The key elements of our business strategy include the following:

        - acquire customers and expand existing customer relationships by using our proven sales and marketing techniques;

        -  target complex telecommunications-intensive businesses;

        - use technology, including web-based customer account and state-of-the-art back office systems, to deliver superior customer care;

        - continue build-out of our data-focused expandable network to maximize speed to market and minimize investment risk;

        - benefit from the 19 year average industry experience of our proven management team; and


        - capitalize on our relationship with Nortel Networks, which provides technical and operational support and the ability to economically upgrade our network switches.


                                 RECENT EVENTS

     In January 2000, we entered into a letter of intent for the sale of approximately 250 resale customer accounts representing approximately 10,000 access lines. This sale will facilitate our focus on servicing customers connected to our network, increasing by 15% our average access lines per customer and reducing our customer count from approximately 1,100 to 850.


     In February 2000, we and Williams Communications entered into a non-binding letter of intent detailing a proposed transaction between the two parties in which we will purchase from Williams $128 million of telecommunications services over 20 years. These services will include service on Williams' fiber optic lines between cities and within cities, advanced data services and collocation services. We expect this arrangement to lower our network costs, allow us to offer new and improved services to our customers and provide better control of our network connections. In addition, Williams will purchase $15 million of equity from us in exchange for services and cash.


                                  THE OFFERING

Shares of common stock offered.......   10,000,000 shares

Shares of common stock outstanding
  after this offering................   34,862,607 shares

Proposed Nasdaq National Market
  symbol.............................   NTKK

Use of proceeds......................   To expand our sales force and sales
                                        office locations, fund the expansion and development of our network and information technology systems, repay debt and provide for working capital and other general corporate purposes, including funding operating losses.

     The calculation of the number of shares outstanding after this offering is based on the number of shares outstanding on December 31, 1999, and does not reflect shares that may be issued upon the exercise of options and warrants. Unless otherwise specifically stated, information in this prospectus, including the foregoing numbers, assumes the underwriters do not exercise their option to purchase additional shares in the offering. See "Underwriting."

                            ------------------------

                               PRINCIPAL OFFICES

     Our principal executive offices are located at 2180 Fox Mill Road, Herndon, VA 20171 and our telephone number is 1-800-825-2000. Our website address is www.net2000.com. Information on our website does not constitute part of this prospectus.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table presents our summary consolidated financial and other data which should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.


     EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry and is used by our management to measure our progress towards net income and as a supplemental measure of our cash flows. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance nor as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.


     The pro forma net income (loss) per share data summarized below gives effect to the automatic conversion of all of our preferred stock into common shares as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to the automatic conversion of the preferred stock as of December 31, 1999. The pro forma as adjusted balance sheet data gives effect to the issuance and sale of 10,000,000 shares of common stock in this offering, as if these transactions occurred on December 31, 1999. See "Use of Proceeds."


                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                       1995      1996       1997       1998        1999
                                                       ----      ----       ----       ----        ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenue...................................  $1,238    $1,939    $ 3,544    $  9,419    $ 27,693
Operating income (loss).............................     334        85     (1,318)    (14,294)    (41,355)
Other (expenses) income.............................     (15)      (17)       817         527       2,562
                                                      ------    ------    -------    --------    --------
Net income (loss)...................................  $  319    $   68    $  (501)   $(13,767)   $(38,793)
Net income (loss) applicable to common
  stockholders......................................     319        68       (501)    (22,670)    (60,330)
Net income (loss) per share applicable to common
  stockholders -- basic and diluted.................    0.03      0.01      (0.05)      (2.25)      (5.97)
Pro forma net income (loss) per share applicable to
  common stockholders -- basic and diluted..........                                                (1.57)
OTHER FINANCIAL DATA:
Capital expenditures................................     (27)      (34)       (88)     (2,031)    (36,147)
Cash flows provided by (used in) operating
  activities........................................     220         1       (476)    (11,717)    (27,695)
Cash flows (used in) provided by investing
  activities........................................     (27)      (34)       (88)     (2,980)    (38,715)
Cash flows (used in) provided by financing
  activities........................................    (222)        2      2,909      45,788      38,494
EBITDA..............................................     329       106       (313)    (13,604)    (33,898)
OPERATING DATA:
Total access line equivalents billed(1)(2)..........      --        --         --      10,554      45,762
Total customers billed(3)...........................       1        21         87         490         795
Total employees.....................................      12        18         58         164         485
Switches in service:................................      --        --         --          --           9
  Voice.............................................      --        --         --          --           3
  Data..............................................      --        --         --          --           6


---------------
(1) Line equivalents calculated on the basis of 64 kilobits per second per line.

(2) Includes approximately 10,000 access lines which we intend to sell.

(3) Includes approximately 250 customers which we intend to sell.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                               ------    ---------   -----------
                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  5,523    $ 5,523     $134,523
Property and equipment, net.................................    72,592     72,592       72,592
Working capital.............................................    (4,264)    (4,264)     124,736
Total assets................................................   101,668    101,668      230,668
Long-term debt..............................................    46,039     46,039       46,039
Redeemable preferred stock..................................    80,940         --           --
Common stock................................................       102        249          349
Total stockholders' (deficit) equity........................   (74,381)     6,559      135,559

     Net2000, Net2000 Group and the Net2000 logo as displayed on the cover of this prospectus are our registered service marks. Service mark registration applications are pending for e.mpower and the phrase "Leading the Telecommunications Revolution." All other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

     Except as otherwise indicated, information in this prospectus gives effect to:

     - a five-for-four stock split in the form of a stock dividend of all outstanding shares of our common stock effected on January 12, 2000; and

     - conversion of all outstanding shares of our preferred stock into 14,673,045 shares of our common stock upon the closing of this offering.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

     A SIGNIFICANT AMOUNT OF OUR BUSINESS COMES FROM A CONCENTRATED GROUP OF CUSTOMERS AND ANY DECREASE IN REVENUE FROM THESE CUSTOMERS COULD ULTIMATELY DECREASE OUR INCOME.

     A significant portion of our revenue as a competitive telecommunications provider has been generated from a limited number of customers. In the three months ended December 31, 1999, our top 10 customers, approximately 1% of our customer base, accounted for approximately 19% of our revenue, and we expect that these customers will continue to account for a significant portion of our revenue in the future. The loss of a number of these key customers could significantly decrease our revenue, which would seriously harm our operating results and decrease our income.

     OUR COSTS COULD RISE IF WE ARE UNABLE TO LEASE FIBER OPTIC LINES FROM OTHERS, WHICH MAY NOT BE AVAILABLE ON ATTRACTIVE TERMS OR AT ALL.


     We initially seek to lease fiber optic lines from other telecommunications services providers, such as Williams Communications, to interconnect our switches and have access to our customers and the networks of other providers. We cannot assure you that Williams Communications or other service providers will lease or continue to lease fiber optic lines to us on economically attractive terms and on a timely basis. If we fail to obtain needed leased fiber optic lines on satisfactory terms, our ability to reach certain market areas could be delayed or we may need to make additional unexpected up-front capital expenditures to install our own fiber optic lines. In addition, any extended interruption in a telecommunications services provider's network from which we lease fiber optic lines could disrupt our operations and have a material adverse effect on us.


     RESISTANCE BY POTENTIAL CUSTOMERS TO ACCEPT US AS A NEW PROVIDER OF TELECOMMUNICATIONS SERVICES MAY REDUCE OUR ABILITY TO INCREASE OUR REVENUE.

     The success of our service offerings will be dependent upon, among other things, the willingness of additional customers to accept us as a new provider of broadband telecommunications services. We cannot assure you that we will be successful in overcoming the resistance of potential customers to change their service provider, particularly those that purchase services from the traditional telephone companies, or that customers will buy our services. The lack of customer acceptance would reduce our ability to increase our revenue.

     OUR LIMITED OPERATING HISTORY PROVIDING TELECOMMUNICATIONS SERVICES MAKES EVALUATING OUR PERFORMANCE DIFFICULT.

     We began operating as a competitive telecommunications provider in July 1998. Prior to that, we were a sales agent for Bell Atlantic, a business from which we transitioned in June 1998. As a result of our limited operating history as a competitive telecommunications provider, you have limited operating and financial data with which to evaluate our past performance and determine how we will perform in the future. We cannot assure you that we will be able to successfully operate our new business.

     WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

     We have incurred significant losses since we began operations as a competitive telecommunications provider and expect to continue to incur losses in the future as we build our network. As of December 31, 1999, we had an accumulated deficit of $84.2 million. We expect to experience losses during our network and service deployment which will continue for the foreseeable future. Prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, your investment in our common stock may result in a complete loss of your invested capital.

     If we cannot achieve profitability from operating activities, we may not be able to meet:

     - our capital expenditure requirements;

     - our debt service obligations; or

     - our working capital needs.

     OUR FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT THE CONTINUED IMPLEMENTATION AND EXPANSION OF OUR SERVICE OFFERINGS.

     If we successfully implement our business plan, we will rapidly expand our operations. We cannot assure you that we will successfully implement the necessary operational and financial systems or that we will successfully maintain the systems necessary to manage a competitive business in an evolving industry. Any failure to implement and improve these systems at a pace consistent with the growth of our business and industry changes could cause customers to switch service providers which would have a material adverse effect on us.

     We expect to expand our business plan to include additional switches, markets and telecommunications services. We cannot assure you that we can:

     - implement these additional switches or that such implementation will be technically or economically feasible;

     - successfully develop or market additional products and services; or

     - operate and maintain our new networks and telecommunications services profitably.

     IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

     We believe that our future success will be due, in part, to our experienced management team, including Messrs. Thomas, Heintzelman, Mendes and Clarke. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts and possibly prevent us from:

     - further deploying and improving our operational, financial and information systems and controls;

     - hiring and retaining qualified sales, marketing, administrative, operating and technical personnel; and

     - training and managing new personnel.

     In addition, competition for qualified employees has intensified in recent years, especially in the Northern Virginia region where we are headquartered, and may become even more intense in the future. Our ability to implement our business plan is dependent on our ability to hire and retain a large number of new employees each year. If we are unable to hire sufficient qualified personnel, our ability to increase revenue could be impaired, and customers could experience delays in installation of service or experience lower levels of customer care.

     WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FUNDS, WHICH COULD PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN.

     We need additional financing for future capital expenditures to implement our business plan, including:

     - construction of our network and our automated back office systems;

     - offering new broadband telecommunications services;

     - acquisitions;

     - paying scheduled principal and interest payments on our bank and Nortel debt; and

     - financing operating losses.

     We cannot assure you that any additional financing we may need will be available to us on favorable terms or at all. If we do not obtain needed financing, our ability to implement our business plan will be impaired.

     WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OTHER COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO WHICH COULD CAUSE US TO LOSE CUSTOMERS AND IMPEDE OUR ABILITY TO ATTRACT NEW CUSTOMERS.

     The telecommunications industry is highly competitive and is affected by the introduction of new services by, and the market activities of, major industry participants. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. We have not achieved, and do not expect to achieve, a significant market share for any of the broadband telecommunications services we offer in our target markets. In particular, larger competitors have certain advantages over us which could cause us to lose customers and impede our ability to attract new customers, including:

     - long-standing relationships and brand recognition with customers;

     - financial, technical, marketing, personnel and other resources substantially greater than ours;

     - more funds to deploy telecommunications services;

     - potential to lower prices of competitive telecommunications services; and

     - fully-deployed networks.

     We face competition from other current and potential market entrants, including:

     - domestic and international long distance providers seeking to enter, re-enter or expand entry into the local telecommunications marketplace; and

     - other domestic and international competitive telecommunications providers, resellers, cable television companies and electric utilities.

     A continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors which could cause us to lose customers and impede our ability to attract new customers.

     THE CONDUCT OF THE TRADITIONAL TELEPHONE COMPANIES, INCLUDING BELL ATLANTIC, COULD CAUSE US TO LOSE CUSTOMERS.

     Currently, we depend on our interconnection agreements with Bell Atlantic and GTE, and in the future, we will need to execute similar agreements with the other traditional telephone companies operating in our target markets. Interconnection agreements are agreements between local telecommunications services providers that set forth the terms and conditions governing how those providers will interconnect their networks and/or purchase or lease certain network facilities and services. Our interconnection agreements with Bell Atlantic and GTE provide that our connection and maintenance orders will receive the same attention as Bell Atlantic's and GTE's end-user customers and that Bell Atlantic and GTE will provide capacity at key telecommunications intersections to keep call blockage within industry standards. Accordingly, we are and will continue to be dependent on Bell Atlantic and GTE and, as we expand our network, we will be dependent on other traditional telephone companies, to assure uninterrupted service and competitive services. Blocked calls result in customer dissatisfaction and risk the loss of business. Interconnection agreements, such as our agreements with Bell Atlantic and GTE, typically have short terms, requiring us to renegotiate frequently. Some of our agreements with Bell Atlantic have one year or less remaining before we will have to renegotiate them. If the terms of any interconnection agreements are not favorable to us, it could have a material adverse effect on our business.

     Traditional telephone companies may not provide timely installation of business access lines or adequate service quality, thereby impairing our reputation with customers who can choose to switch back to the traditional telephone company. In addition, the prices set forth in our interconnection agreements may be subject to significant rate increases at the discretion of the regulatory authority in each state in which we operate. Part of our profitability depends on these state-regulated rate structures. We cannot assure you that the rates charged to us under the interconnection agreements will allow us to offer low enough usage rates to attract a sufficient number of customers and to operate our business profitably.

     THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND OUR FAILURE TO KEEP UP WITH SUCH CHANGES COULD CAUSE US TO LOSE CUSTOMERS AND IMPEDE OUR ABILITY TO ATTRACT NEW CUSTOMERS.

     The telecommunications industry is subject to rapid and significant changes in technology, customer requirements and preferences and our failure to keep up with such changes could cause us to lose customers and impede our ability to attract new customers. New technologies could reduce the competitiveness of our network. We may be required to select one technology over another, but at a time when it would be impossible to predict with any certainty which technology will prove to be the most economic, efficient or capable of attracting customer usage. Subsequent technological developments may reduce the competitiveness of our network and require unbudgeted upgrades or additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, we could lose customers and impede our ability to attract new customers.

     A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE WHICH COULD CAUSE US TO LOSE CUSTOMERS.

     Our success will require that our network provides competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

     - physical damage to business access lines;

     - power surges or outages;

     - capacity limitations;

     - software defects;

     - lack of redundancy; and

     - disruptions beyond our control.

     Such disruptions may cause interruptions in service or reduced capacity for customers, any of which could cause us to lose customers.

     IF OUR BACK OFFICE AND CUSTOMER CARE SYSTEMS ARE UNABLE TO MEET THE NEEDS OF OUR CUSTOMERS, WE MAY LOSE CUSTOMERS.

     Sophisticated back office processes and information management systems are vital to our growth and our ability to achieve operating efficiencies. We are dependent on Saville for our billing system, Metasolv for our provisioning systems, and Siebel for our customer support system. We cannot assure you that these systems will perform as expected as we grow our customer base which could cause us to lose customers. The following could prevent our back office and customer care systems from meeting the needs of our customers:

     - failure of third-party vendors to deliver products and services in a timely manner at acceptable costs;

     - our failure to identify key information and processing needs;

     - our failure to integrate products or services effectively;

     - our failure to upgrade systems as necessary; or

     - our failure to attract and retain qualified systems support personnel.

     IF MISAPPROPRIATION CLAIMS AGAINST OUR SOFTWARE DEVELOPER ARE FOUND TO HAVE MERIT, OUR USE OF THE E.MPOWER SOFTWARE COULD BE IMPEDED AND RESULT IN OUR INABILITY TO PROVIDE A CUSTOMER SELF-CARE SYSTEM

     The developer of e.mpower has been accused of misappropriating the intellectual property of another of its customers for use in e.mpower. Should this customer's claims be found to have merit, our use of e.mpower could be impeded and result in our inability to provide our customers with this self-care system.

     ALL YEAR 2000 PROBLEMS MAY NOT HAVE BEEN ADDRESSED BY OUR SUPPLIERS AND ANY SERVICE INTERRUPTION WE EXPERIENCE AS A RESULT OF THESE PROBLEMS MAY CAUSE US TO LOSE CUSTOMERS.

     The Year 2000 issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits, rather than four digits, to identify the year in a date. Any computer programs or systems of our suppliers that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. While we have experienced no Year 2000 issue to date, and we are not aware of any material issues for our suppliers, we are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy Year 2000 issues when their systems interact with our systems. We do not expect that this will have a material impact on our operations. However, there can be no assurance that the systems of other companies on which we rely are Year 2000 compliant, that another company's failure to successfully convert, or that another company's conversion to a system incompatible with our systems, would not have an impact on our operations. The failure of our principal suppliers to be Year 2000 compliant could result in delays in service deliveries from those suppliers and materially impact our ability to do business.

RISKS RELATED TO OUR INDUSTRY

     DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS BY FACILITATING GREATER COMPETITION AGAINST US, REDUCING POTENTIAL REVENUES OR RAISING OUR COSTS.


     The Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the Federal Communications Commission, or FCC, making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. For a more thorough discussion of the regulatory issues that may affect our business, see "Government Regulation."


RISKS RELATED TO THIS OFFERING

    OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND DEPRESS OUR STOCK PRICE.

     We intend to use the proceeds of the offering to expand our sales force and sales office locations, fund the expansion and development of our network and information technology systems, repay debt and provide for working capital and other general corporate purposes. We cannot predict in which, if any, of our existing or future opportunities we will ultimately invest. While we currently expect to use the proceeds of the offering as described above, if our plans change, we would use any remaining cash to fund other development projects or acquisitions and for general corporate and working capital purposes. If our management does not effectively use of the proceeds from this offering, our stock price could decline.

    OUR EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS ARE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND DEPRESS OUR STOCK PRICE.

     After this offering, our executive officers, directors and significant stockholders will continue to control approximately 75% of our common stock and will exercise significant influence over stockholder voting matters which will limit the influence of our new stockholders. If these officers, directors and significant stockholders act together, they will be able to determine the composition of the board of directors and will continue to have significant influence over our affairs in general, which limits the influence of our new stockholders and may depress our stock price.

    OUR STOCK DOES NOT HAVE A TRADING HISTORY AND MAY BE EXTREMELY VOLATILE BECAUSE WE OPERATE IN A RAPIDLY CHANGING INDUSTRY.

     The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

     FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE.

     If our existing stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could depress our market price. Immediately after this offering, approximately 34,862,607 shares of our common stock will be outstanding. Of these shares, 10,000,000 of the shares included in this offering will be available for immediate resale in the public market. The remaining 24,862,607 shares, or 71% of our total outstanding shares, will become available for resale in the public market as shown on the chart below. Of these remaining shares, 24,774,250 shares are subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time.

         NUMBER OF SHARES              DATE OF FIRST AVAILABILITY FOR RESALE
         ----------------              -------------------------------------
            45,000          Immediately after the date of this prospectus
            43,357          90 days after the date of this prospectus
          24,774,250        After 180 days from the date of the prospectus subject, in some cases, to volume limitations

     INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF $10.11 IN THE BOOK VALUE OF THEIR INVESTMENT.

     If you purchase shares of our common stock in this offering, you will experience immediate dilution of $10.11 per share because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. You will experience additional dilution upon the exercise of stock options and warrants to purchase common stock.

     FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN.

     We make forward-looking statements in the "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally intend the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions to identify forward-looking statements.

     Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, our actual results may differ materially from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds from the offering, after deducting estimated fees and expenses, are estimated to be approximately $129.0 million. We intend to use the net proceeds of the offering together with the approximately $30.0 million cash balance remaining from the January 7, 2000 draw on our Nortel senior discount note as follows:

     - $20.0 million to expand our sales force and sales office locations;

     - $80.0 million to fund the expansion and development of our national network infrastructure and information technology systems;

     - $42.0 million to repay the outstanding balance on the Nortel senior discount note, which bears interest at the Treasury rate plus 8% per annum (14.45% at December 31, 1999), and matures on July 30, 2009; and

     - $17.0 million to cover other general corporate expenses, including the funding of operating losses.

     As part of our strategy, we may make acquisitions and a portion of the net proceeds from the offering may be used for such purposes. We have no definitive agreement with respect to any acquisition, although we regularly engage in discussions with other companies and assess opportunities on an ongoing basis. We may be required to obtain additional financing to complete our network build-out if, among other reasons, we use a portion of the proceeds from the offering to fund acquisitions, or if our plans or projections change or prove to be inaccurate. We cannot assure you that this additional financing will be available on terms acceptable to us or at all.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock nor do we have plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under our credit facility with Nortel.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 1999, adjusted to reflect our recapitalization as described below, our pro forma capitalization which gives effect to the automatic conversion of our redeemable convertible preferred stock into common stock and our pro forma capitalization as adjusted to reflect the issuance and sale of 10,000,000 shares of common stock in this offering and the application of the resulting net proceeds. See "Use of Proceeds." You should read this table together with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this prospectus.


                                                                                    PRO FORMA
                                                             ACTUAL    PRO FORMA   AS ADJUSTED
                                                             ------    ---------   -----------
                                                                      (IN THOUSANDS)
Lease obligations, long-term portion......................  $  4,573   $  4,573     $  4,573
                                                            --------   --------     --------
Notes payable, long-term portion..........................    41,466     41,466       41,466
Redeemable convertible preferred stock (non-cumulative),
  par value $0.01 per share; 11,738,437 shares authorized:
  11,738,437 shares issued and outstanding, actual; no
  shares issued and outstanding, pro forma and pro forma
  as adjusted.............................................    80,940         --           --
Stockholders' (deficit) equity:
  Undesignated capital stock, par value $0.01 per share;
     no shares authorized, issued or outstanding, actual;
     60,000,000 shares authorized and no shares issued and
     outstanding, pro forma and pro forma as adjusted.....        --         --           --
  Common stock, par value $0.01 per share; 200,000,000
     shares authorized, 10,189,562 shares issued and
     outstanding, actual; 24,862,607 shares issued and
     outstanding, pro forma and 34,862,607 shares issued
     and outstanding pro forma as adjusted................       102        249          349
  Additional capital......................................    16,707     97,500      226,400
  Deferred stock compensation.............................    (7,002)    (7,002)      (7,002)
  Accumulated deficit.....................................   (84,188)   (84,188)     (84,188)
                                                            --------   --------     --------
          Total stockholders' (deficit) equity............   (74,381)     6,559      135,559
                                                            --------   --------     --------
          Total capitalization............................  $ 52,598   $ 52,598     $181,598
                                                            ========   ========     ========

                                    DILUTION

     At December 31, 1999, we had a pro forma net tangible book value of approximately $0.26 per share of common stock. Pro forma net tangible book value per share of common stock at any date represents the amount of our total tangible assets minus total liabilities divided by the total number of our outstanding shares of common stock after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 14,673,045 shares of common stock. After giving effect to the sale of the 10,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $14.00 per share (the midpoint of the range shown on the cover page of this prospectus) and the application of the estimated net proceeds as described in "Use of Proceeds," our pro forma as adjusted net tangible book value would have been approximately $135,559,000, or $3.89 per share. Thus, under these assumptions, purchasers of our common stock offered by this prospectus will pay $14.00 per share and will receive 10,000,000 shares with a net tangible book value per share of common stock of $3.89, which represents an immediate dilution of $10.11 per share.

     Initial public offering price per share................           $14.00
                                                                       ------
          Pro forma net tangible book value per share as of
           December 31, 1999................................   $0.26
          Pro forma increase per share attributable to new
           investors........................................    3.63
                                                               -----
     Pro forma as adjusted pro forma net tangible book value
      per share after the offering..........................             3.89
                                                                       ------
     Pro forma dilution per share to new investors..........           $10.11
                                                                       ======

     The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at the initial public offering price of $14.00 per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by us):

                               SHARES PURCHASED      TOTAL CONSIDERATION
                             --------------------   ----------------------   AVERAGE PRICE
                               NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                               ------     -------      ------      -------   -------------
Existing stockholders......  24,862,607     71.3%   $ 50,600,205     26.5%      $ 2.04
                             ----------    -----    ------------    -----
New investors..............  10,000,000     28.7%    140,000,000     73.5%       14.00
                             ----------    -----    ------------    -----
          Total............  34,862,607    100.0%   $190,600,205    100.0%      $ 5.47
                             ==========    =====    ============    =====

     The foregoing table assumes no exercise of stock options or warrants. As of December 31, 1999, there were options and warrants outstanding to purchase 5,417,850 shares of common stock at a weighted average exercise price of $1.85 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables set forth certain historical consolidated financial and other data of the Company for each of the five years in the period ended December 31, 1999. We derived our selected historical consolidated financial data as of and for each of the three years in the period ended December 31, 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our selected historical consolidated financial data as of and for the year ended December 31, 1995 and 1996 from our audited consolidated financial statements that are not included in this prospectus.


                                                                       YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                            1995     1996     1997       1998       1999
                                                            ----     ----     ----       ----       ----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                           OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue..................................................  $1,238   $1,939   $ 3,544   $  9,419   $ 27,693
Operating costs and expenses:
Operating costs..........................................     150      514       907      7,888     22,375
Selling, general and administration (exclusive of
  non-cash compensation expense shown below).............     749    1,313     3,833     15,075     41,162
Non-cash compensation expense............................      --       --        --         63      1,646
Depreciation and amortization............................       5       27       122        687      3,865
                                                           ------   ------   -------   --------   --------
Total operating expenses.................................     904    1,854     4,862     23,713     69,048
Operating income (loss)..................................     334       85    (1,318)   (14,294)   (41,355)
Other income (expenses)..................................     (15)     (17)      817        527      2,562
                                                           ------   ------   -------   --------   --------
Net income (loss)........................................  $  319   $   68   $  (501)  $(13,767)  $(38,793)
Net income (loss) applicable to common stockholders......     319       68      (501)   (22,670)   (60,330)
Net income (loss) per share applicable to common
  stockholders -- basic and diluted......................    0.03     0.01     (0.05)     (2.25)     (5.97)
Pro forma net income (loss) per share Applicable to
  common stockholders -- Basic and diluted(1)............                                            (1.57)


                                                                       YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------
                                                            1995     1996     1997       1998       1999
                                                            ----     ----     ----       ----       ----
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                           OPERATING DATA)
OTHER FINANCIAL DATA:
Capital expenditures......................................  $ (27)  $  (34)  $   (88)  $ (2,031)  $(36,147)
Cash flows provided by (used in) operating activities.....    220        1      (476)   (11,717)   (27,695)
Cash flows (used in) provided by investing activities.....    (27)     (34)      (88)    (2,980)   (38,715)
Cash flows (used in) provided by financing activities.....   (222)       2     2,909     45,788     38,494
EBITDA(2).................................................    329      106      (313)   (13,604)   (33,898)
OPERATING DATA:
Total access lines equivalents billed (3)(4)..............     --       --        --     10,554     45,762
Total customers billed(5).................................      1       21        87        490        795
Total employees...........................................     12       18        58        164        485
Switches in service.......................................     --       --        --         --          9
  Voice...................................................     --       --        --         --          3
  Data....................................................     --       --        --         --          6

                                                                              DECEMBER 31, 1999
                                          DECEMBER 31,             ----------------------------------------
                                 -------------------------------                               PRO FORMA
                                 1995   1996    1997      1998      ACTUAL    PRO FORMA(1)   AS ADJUSTED(1)
                                 ----   ----    ----      ----      ------    ------------   --------------
                                                               (IN THOUSANDS)          (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents....  $ 33   $  3   $ 2,348   $33,440   $  5,523     $ 5,523         $134,523
  Property and equipment, net..    49    147       510    11,529     72,592      72,592           72,592
  Working capital..............   136    167     2,083    30,562     (4,264)     (4,264)         124,736
  Total assets.................   380    603     4,040    50,091    101,668     101,668          230,668
  Long-term debt...............    16     63       258     2,000     46,039      46,039           46,039
  Redeemable preferred stock...    --     --     3,500    59,403     80,940          --               --
  Common stock.................   100    100       100       101        102         249              349
  Total stockholders' (deficit)
    equity.....................   191    259    (1,087)  (23,620)   (74,381)      6,559          135,559

---------------


(1) The pro forma net income (loss) per share data summarized below gives effect to the automatic conversion of all of our preferred stock into common shares as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to the automatic conversion of the preferred stock as of December 31, 1999. The pro forma adjusted balance sheet data gives effect to the issuance and sale of 10,000,000 shares of common stock in this offering as if these transactions occurred on December 31, 1999. The pro forma as adjusted does not reflect the extraordinary loss of approximately $4.9 million resulting from the Company's extinguishment of its Senior Discount Note upon consummation of an initial public offering.



(2) EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry and is used by our management to measure our progress towards net income and as a supplemental measure of our cash flows. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance nor as an alternative to cash flows from operation activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.


(3) Line equivalents calculated on the basis of 64 kilobits per second per line equivalent to one traditional telephone line.

(4) Includes approximately 10,000 access lines which we intend to sell.

(5) Includes approximately 250 customers which we intend to sell.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial and Other Data" and the financial statements and notes thereto contained elsewhere in this prospectus. Financial information contained herein relating to periods prior to June 30, 1998 primarily reflects our operations as a sales agent for Bell Atlantic. Because of our transition to a competitive telecommunications provider and our deployment of facilities, the financial information relating to periods prior to June 30, 1998 does not reflect our current and planned business. Comparisons of financial information between such periods will not provide valid comparisons.

OVERVIEW

     We began operations in 1993 as a sales agent selling Bell Atlantic local telephone services to businesses. Under this program, we received a one-time commission for selling complex and high-capacity telecommunications services. We were the largest producing sales agent based on the annual sales revenue which we generated out of more than 100 sales agents during our last four full years in the sales agent program, 1994 through 1997.

     We initially used the resale of telecommunications services as a market entry strategy while we began the build-out of our network. In January 1998, we began offering long distance and non-local data services on a resale basis. In June 1998, we left the Bell Atlantic sales agent program and began offering Net2000-branded local telecommunications services on a resale basis directly to large- and medium-sized businesses. We ceased acquiring new resale customers in markets where we deployed our own network. In March 1999, we deployed our first switch and began offering facilities-based telecommunications services. Also in March 1999, we ceased reselling Bell Atlantic local services in all markets except New York City and Long Island, where we ceased reselling in November 1999. We no longer use local resale as a primary customer acquisition strategy, do not intend to do so in the future and plan to migrate as many of our existing resale customers as possible to our network. In limited circumstances, we use resale to satisfy customer needs for data and long distance services outside our network area.

     As of December 31, 1999, we have deployed a total of nine switches in our network, including three voice switches and six data switches throughout the mid-Atlantic and northeastern regions of the United States under Phase I of our network deployment schedule. When we complete Phase II in December 2000, we are scheduled to have deployed a total of seven voice and 23 data switches in major markets throughout the United States, thereby completing our national data backbone network. Phase III includes the deployment of four additional data switches and eleven additional voice switches. We expect to complete Phase III by September 30, 2002.

     We estimate that, as of December 31, 1999, our average customer had approximately 71 access line equivalents. We count one access line equivalent as 64 kilobits of bandwidth, known as a DS-0 circuit, which equates to approximately one traditional telephone line. Approximately 56% of our customers purchase more than one service from us.

     We expect to continue to derive revenue from the sale of integrated telecommunications services, including:

     - data communications services;

     - voice services, including local and long distance services; and

     - enhanced Internet services.

     We believe that providing telecommunications services over our own smart-build network will enable us to:

     - improve operating margins;

     - broaden service offerings and enhance customer control by providing more efficient service;

     - reduce network capital requirements;

     - improve speed to market and mitigate the risk associated with investing capital in long term assets, thereby preserving capital for other uses such as sales and marketing; and

     - reduce operating expenses.

     Although we believe our smart-build strategy will improve our results of operations over the long-term, this strategy is expected to have a negative effect on our financial condition and results of operations over the short-term. We expect significant losses and negative cash flow for at least the next several years, which we expect will be primarily attributable to the deployment of our national network and expected expansion of our operations.

  REVENUE

     We generate most of our revenue from the sale of local, long distance, Internet access and other data services to large- and medium-sized businesses. We are currently offering our full suite of services in markets where we have deployed our network. Outside of these markets, we offer data and long distance services on a resale basis to meet the needs of our large customers.

     Our revenue consists of monthly recurring charges, usage charges and initial, non-recurring charges. Monthly recurring charges include the fees paid by our customers for lines in service, additional features on those lines and collocation space. Usage charges consist of fees paid for each call made generally measured by the minute but also measured by the call. Non-recurring revenue is typically derived from fees charged to install new customer lines.

     In addition to revenue generated from end-user customers, we also generate revenue from access fees charged to long distance companies for the local origination and termination of long distance calls from or to our customers. If an imbalance occurs based on inbound versus outbound local calls, we may also be owed reciprocal compensation from the traditional telephone company. We will bill the access and reciprocal compensation to the long distance companies and local telephone companies on a monthly basis. Reciprocal compensation and access charges are not significant components of our revenue and represented less than 5% of total revenue for the year ended December 31, 1999. Although we expect revenue from reciprocal compensation and access charges to increase as more customers come onto our network, we anticipate deriving the majority of our revenue from the sale of our telecommunications services to large- and medium-sized businesses.

     Prior to July 1998, our revenue primarily consisted of commissions earned as a Bell Atlantic sales agent, and of telecommunications revenue earned from the sale of long distance and data services under our own brand name. Since we began providing Net2000-branded telecommunications services on a resale basis as a market entry strategy and because we only provisioned our first customer on our network in May 1999, the majority of our revenue for the year ended December 31, 1999 was derived from the resale of telecommunications services. However, because we no longer use resale as a primary customer acquisition strategy, we expect this revenue to quickly diminish in the future as a percentage of revenue. We expect to transition customers which generate approximately 70% of our existing resale revenues to our network within the next 12 months. As a result of these transition periods, revenue comparisons to prior periods may not be valid comparisons.

  OPERATING COSTS AND EXPENSES

     We expect that our primary operating costs and expenses will consist of the cost of providing our services and selling, general and administrative expenses.

     OPERATING COSTS. Our most significant expense will be the cost of leasing certain elements of the full "bundle" of traditional telephone services for sale to our local service subscribers, the cost of leasing part of the data network being used by our data customers and the cost of leasing parts of the long distance network being used by our long distance service customers.

     We purchase local telephone service for our customers on a "wholesale" basis pursuant to interconnection agreements with the traditional telephone companies in our targeted markets. Typically, these agreements establish the terms and conditions of the interconnection arrangements along with the cost per minute to be charged by each party for the calls that travel between each carrier's network.

     We provide data services to our customers over our own switches in six markets and leased fiber optic lines, and in other areas by leasing part of the data network requirements from various telecommunications companies pursuant to written agreements.

     We have entered into agreements with long distance providers in order to originate or terminate long distance traffic in areas where we cannot do so over our own network. These agreements provide for the origination or termination of long distance services on a per-minute basis and contain minimum usage volume commitments. If we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. To date, we have met our usage volume commitments and have not incurred any underutilization charges.

     To minimize our costs, we lease fiber optic lines between cities on a fixed cost basis pursuant to written agreements with the providers of fiber optic lines. These fiber optic lines interconnect our switches, enabling us to cost-effectively provide much of the data and long distance needs of our customers. For the needs of our customers beyond our network coverage, we purchase that capacity on a wholesale basis under our interconnection agreements with other telecommunications companies.

     If we underestimate our need for fiber optic lines, we may be required to obtain capacity through more expensive means. These costs are usage sensitive and will increase as our customers' long distance calling volume increases. As traffic on specific routes increases, we may lease flat-rated long distance trunk capacity to reduce our variable costs and improve our gross margins.

     Once we have deployed a switch in a particular market, we expect that switch site leasing and maintenance expense will be a significant part of our ongoing cost of services.

     Our primary expense associated with providing Internet access to our customers is the cost of interconnecting our network with a national Internet service provider. Currently, we provide our customers direct connectivity to the Internet through a national Internet access provider.

     As a result of the termination of our Bell Atlantic agent agreement in June 1998, we no longer incurred the costs, consisting primarily of labor costs, to support our agency revenues. Subsequently, all of our resources were shifted to support our activities as a telecommunications provider.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses include our infrastructure costs, including selling and marketing costs, customer care, billing, corporate administration, personnel and network maintenance expenses. The nature of these costs have been generally consistent throughout our history; however, these costs have increased to support our growth as a telecommunications provider. Our selling, general and administrative expenses exclude non-cash compensation expense, which is classified on our income statement as non-cash compensation expense.

     We employ a direct sales force in each of our markets. To attract and retain a highly qualified sales force, we offer our sales personnel a compensation package that emphasizes commissions. We expect to incur significant selling and marketing costs as we continue to hire additional personnel and expand our operations.

     We have deployed a state-of-the-art billing system that provides consolidated billing for all services we provide to our customers on a single invoice. We began issuing invoices in the first quarter of 1998, billing long distance services and, subsequently, local, Internet access and other data services.

     We have developed tailored systems and procedures for operational support and other back office systems that are required to provision and track a customer order from point of sale to the installation and testing of service. These systems are operational on a stand alone basis today and will interface automatically with trouble management, inventory, billing, collection and customer care systems by the end of the first quarter of 2000. In October 1999, we implemented e.mpower, our e-commerce, web-based customer interface that provides customers the ability to review near real-time network utilization statistics. Subsequent phases will continue to build on this robust feature set while providing further enhancements and value-added customer capabilities.

     Along with the development cost of the systems, we will also incur ongoing expenses for customer care and billing. As our strategy stresses the importance of personalized customer care, we expect that the expenses related to our customer care department will remain a significant part of our ongoing administrative expenses. We expect the cost to maintain, enhance and operate these systems and provide these critical functions will grow and will continue to be a significant part of our ongoing general and administrative expenses.

     We incur other costs and expenses, including the costs associated with the maintenance of our network, administrative overhead, office leases and bad debt. We expect that these costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses during the initial phases of our business expansion. However, we expect these expenses to become smaller as a percentage of our revenue as we build our customer base.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.


     TOTAL REVENUE. Total revenue increased 195% to $27.7 million for 1999 from $9.4 million for 1998. The increase resulted primarily from the launch of our offering of communications services to large and medium-sized businesses offset by the termination of our relationship as a Bell Atlantic agent.



     AGENCY REVENUE. Agency revenue, which represents fees earned in our capacity as a Bell Atlantic sales agent, decreased to zero for 1999, from $3.0 million for 1998. The decrease resulted from the termination of our Bell Atlantic agency relationship.



     TELECOMMUNICATIONS AND OTHER REVENUE. Telecommunications and other revenue increased 333% to $27.7 million for 1999 from $6.4 million for 1998. The increase resulted from the full launch of our business as a competitive telecommunications provider in July 1998. Telecommunications and other revenue for resale activities increased 309% to $26.2 million for 1999 from

$6.4 million for 1998. Telecommunications and other revenue for direct provision of telecommunications services increased to $1.5 million for 1999 from zero.



     OPERATING COSTS. Operating costs increased 184% to $22.4 million for 1999, from $7.9 million for 1998. This increase was attributable to the cost of providing the telecommunications services underlying the increased revenue from telecommunications services. Operating costs for resale activities increased 224% to $21.7 million for 1999 from $6.7 million for 1998. Operating costs for direct provision of telecommunication services increased to $0.7 million for 1999 from zero for 1998.



     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 173% to $41.2 million for 1999, from $15.1 million for 1998. This increase was primarily attributable to the increase in sales, delivery and support associated with the increase in revenue discussed above, the launch of our telecommunications services and the hiring of key senior management and other personnel to develop and implement certain infrastructure initiatives to support our new non-agent business.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 457% to $3.9 million for 1999, from $0.7 million for 1998. This increase was primarily due to amortization of back office systems and software, and depreciation of network elements and staff related expenses.



     OTHER INCOME. Other income increased 420% to $2.6 million for 1999, from $0.5 million for 1998. This change was primarily attributable to a $3.5 million gain on a negotiated settlement with Bell Atlantic.


  YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997.

     TOTAL REVENUE. Total revenue increased 169% to $9.4 million for 1998 from $3.5 million for 1997. The increase resulted primarily from the launch of our business as a competitive telecommunications provider to large and medium-sized businesses.

     AGENCY REVENUE. Agency revenue decreased 12% to $3.0 million for 1998 from $3.4 million for 1997. The decrease resulted primarily from the termination of our Bell Atlantic agent agreement in June 1998, six months into the year while we were a Bell Atlantic agent for the entirety of 1997.


     TELECOMMUNICATIONS AND OTHER REVENUE. Telecommunications and other revenue increased 6,300% to $6.4 million for 1998 from $0.1 million for 1997. The increase resulted primarily from the launch of our business as a competitive telecommunications provider to large and medium-sized businesses. In 1998, the Company's resale business contributed 100% to the telecommunications and other revenue.



     OPERATING COSTS. Operating costs increased 778% to $7.9 million for 1998 from $0.9 million for 1997. The increase resulted primarily from the launch of our business as a competitive telecommunications provider to large- and medium-sized businesses as discussed above. As a result of the termination of our Bell Atlantic agent agreement in June 1998, we no longer incurred the costs, consisting primarily of labor costs, to support our agency revenues. Subsequently, all of our resources were shifted to support our activities as a telecommunications provider. Operating costs for agency activities increased 33% to $1.2 million for 1998 from $0.9 million for 1997. Operating costs for resale telecommunications activities increased 6600% to $6.6 million for 1998 from $0.1 million in 1997.


     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 297% to $15.1 million for 1998 from $3.8 million for 1997. The increase resulted primarily from the launch of our business as a competitive telecommunications provider to large- and medium-sized businesses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 600% to $0.7 million in 1998 from $0.1 million in 1997. This increase was primarily due to the depreciation expense related to our billing system and to our furniture and computer equipment and the amortization of software for our growing employee base.

     OTHER INCOME. Other income decreased 38% to $0.5 million for 1998 from $0.8 million for 1997. This change was attributable primarily to a one-time gain on sale of our consulting division.

LIQUIDITY AND CAPITAL RESOURCES

     The development of our business, the deployment and start-up of switching facilities in our targeted markets and the establishment of reliable operations support systems will require significant capital to fund the following:

     - capital expenditures,

     - working capital needs,

     - debt service and

     - the cash flow deficits generated by operating losses.

     Our principal capital expenditure requirements will include:

     - the purchase and installation of digital switches,

     - the development of operations support systems and other automated back office systems and,

     - in certain cases, the overbuilding of leased fiber lines in those instances where traffic volume growth makes it economically attractive to do so.

     Future overbuilds of leased fiber optic lines and potential strategic acquisitions may increase capital requirements, although cash requirements may be reduced if network expansions are accomplished over a longer time frame or if we do not continue to experience significant sales growth.

     To date, we have funded our start-up expenditures through the private sale of equity securities and a senior term loan facility with Nortel. In November 1998, May 1998 and October 1997, we raised a combined total of approximately $50.5 million through the private placement of our preferred stock. We have entered into a credit agreement with Nortel Networks whereby Nortel will provide draws to us under a term loan arrangement in an aggregate principal amount of up to $75 million. These are to be used for the purchase of telecommunications equipment and related software licenses and for working capital purposes. To secure the facility, we have granted Nortel a security interest in all of our assets. The loans must be repaid over a five-year period commencing November 2001. Interest payments are due monthly in the case of base rate (prime based) draws or at the end of the LIBOR loan period. Interest will accrue at a lower rate if we meet specified financial tests. On December 23, 1999, TD Securities
(USA), Inc. and Goldman Sachs Credit Partners L.P. purchased this facility. As of December 31, 1999, we had $41.4 million outstanding under this senior term loan facility.


     In July 1999, we issued to Nortel a senior discount note with a face amount of $75 million. This note accrues interest at the Treasury rate plus 8% per annum and requires no interest or principal payments until July 2004. For the next five years thereafter, we must pay interest semi-annually at an interest rate of 13.5%. The note must be repaid in full upon the closing of this offering. As of December 31, 1999, we had no principal amounts outstanding under this senior discount note. On January 7, 2000, we borrowed $41.5 million, the full amount available under this facility. In conjunction with that borrowing, in July 1999, we issued to Nortel warrants to purchase 1,119,930 shares of common stock at $0.008 per share. The warrants may be exercised in whole or in part during the ten year exercise period which is from July 30, 1999 to

July 30, 2009. Our senior discount note will be extinguished upon an initial public offering, resulting in an extraordinary loss on the extinguishment of debt.


     Net cash used in operating activities was $27.7 million for the year ended December 31, 1999 and $11.7 million for the year ended December 31, 1998. The increase of $16.0 million is primarily due to an increase in operating losses, offset by an increase in non-cash reconciling items for depreciation and amortization and an increase in accrued liabilities. Net cash used in investing activities was $38.7 million for the year ended December 31, 1999 and $3.0 million for the year ended December 31, 1998. The increase of $35.7 million represents an increase in capital expenditures during the year ended December 31, 1999 for our expansion into new markets. Net cash provided by financing activities was $38.5 million for the year ended December 31, 1999 and $45.8 million for the year ended December 31, 1998. The decrease of $7.3 million is the result of an increase in borrowings under notes payable of $41.4 million offset by an increase in repayments of capital leases of $2.2 million and a decrease in funds raised from preferred stock of $47.0 million. Our capital expenditures were approximately $2.0 million in 1998 and approximately $36 million in 1999 and are currently expected to be approximately $130 million in 2000.

     We estimate that Phases I and II of our business plan, as currently contemplated, including future capital expenditures, operating losses associated with the rollout of our network in new and existing markets and working capital needs, require approximately $430 million from the beginning of Phase I through the point when we anticipate these phases will become cash flow positive. Upon completion of this offering, we will have pre-funded more than 60% of these capital requirements with:

     - cash,

     - cash equivalents and short-term investments currently on hand,

     - committed borrowing capacity under our $75 million senior term loan facility with TD Securities (USA), Inc. and Goldman Sachs Credit Partners L.P., and

     - anticipated cash flows from future operations.

     We plan to raise the remaining $165 million needed to complete Phases I and II from alternative sources, which may include additional bank or vendor debt. We believe our equity base of $190.5 million and the continued execution of our business plan will enable us to access these capital sources shortly after this offering. We expect that funding the capital expenditures and operating losses associated with Phase III, as currently designed and at current prices for network equipment, through the projected time that it becomes cash flow positive will require an incremental $130 million. To the extent we proceed with Phase III as planned, we expect to pre-fund these requirements by raising additional capital from the equity or debt markets on an opportunistic basis.

     We expect to make significant capital outlays for the foreseeable future to continue the development activities called for in our current business plan and to fund expected operating losses. Until such time as we begin to generate positive cash flow from operations, these capital expenditures will need to be financed with additional debt and equity capital. We believe that our current resources, together with the net proceeds of this offering, will be sufficient to satisfy our liquidity needs for the succeeding 12 months; however, we cannot assure you to that effect. Thereafter, we will need substantial additional capital. If our plans or assumptions change, if our assumptions prove to be inaccurate, or if we experience unexpected costs or competitive pressures, we will be required to seek additional capital sooner than currently expected. In particular, if we elect to pursue significant additional acquisition opportunities, our cash needs may be increased substantially, both to finance any such acquisitions and to finance development efforts in new markets. We cannot assure you that our current projection of cash flow and losses from operations, which will depend upon numerous future factors and conditions and many of which are outside of our control, will be accurate. Actual results will almost certainly vary

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

materially from our current projections. It is likely that actual costs and revenues will vary from expected amounts which will likely affect our future capital requirements. Because our cost of expanding our network services and sales efforts, funding other strategic initiatives and operating our business will depend on a variety of factors, including, among other things:

     - the number of subscribers and the services for which they subscribe,

     - the nature and penetration of services that may be offered by us,

     - regulatory and legislative developments, and

     - the response of our competitors to a loss of customers to us and changes in technology.

     We intend to seek additional debt and equity financing to fund our liquidity needs after we use the proceeds from this offering. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all. If we decide to raise additional funds through the incurrence of debt, our interest obligations will increase and we may become subject to additional or more restrictive financial covenants. If we decide to raise additional funds through the issuance of equity, the ownership interests represented by the common stock will be diluted. In the event that we are unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, we may be required to delay the development of our network and business plans or take other actions that could materially and adversely affect our business, operating results and financial condition.


PROPOSED TRANSACTIONS


     On January 7, 2000, we entered into a letter of intent with Access One Communications Corporation which we anticipate will result in the sale of approximately 250 resale customer accounts representing approximately 10,000 access lines. This sale will facilitate our focus on servicing customers connected to our network. Under the terms of the letter of intent, Access One will pay us $750 per access line, subject to downward adjustments, but no less than $500 per access line, if either (i) certain gross margin targets are not met within 90 days from the closing date or (ii) there is customer attrition within 90 days from the closing date. Access One will also have a right of first refusal to acquire any future resale customers that we may offer for sale for a two year period from closing. At closing, we will receive $2 million and the balance of the purchase price, which may range from $3 million to $5.5 million, will be payable in the form of an interest-free promissory note payable over nine months. This sale is expected to increase average access lines per customer by 15% from approximately 71 to approximately 82 and reduce customer count by approximately 23% from 1,100 to 850.


     In February 2000, we and Williams Communications entered into a non-binding letter of intent detailing a proposed transaction between the two parties in which we will purchase from Williams $128 million of telecommunications services over 20 years. These services will include service on Williams' fiber optic lines between cities and within cities, advanced data services and collocation services. We expect this arrangement to lower our network costs, allow us to offer new and improved services to our customers and provide better control of our network connections. In addition, Williams will purchase $15 million of equity from us in exchange for services and cash. This equity will be non-voting and non-transferable for a period of one year and the price will be based upon the fair market value of our stock at the time the transaction closes. We expect to enter into a definitive agreement during the first quarter of 2000.



     Also in February, we and PSINet entered into a non-binding letter of intent detailing a proposed transaction in which we will lease a minimum of 17,400 square feet of space at PSINet's data center in Atlanta, Georgia, for ten years. PSINet will purchase from us at least $5 million of telecommunication services over five years. This arrangement will also include PSINet's purchase of $2 million of our equity at fair market value, which will be non-voting and non-transferable for a year. We expect to enter into a definitive agreement during the first quarter of 2000.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue results from computer programs being written using two digits rather than four to define the year. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing the disruption of operations, including among other things:

     - A temporary inability to process transactions;

     - A temporary inability to send invoices;

     - A temporary inability to engage in normal business activities; and

     - Interruptions of customer care.

     We did not experience any problems on January 1, 2000 and to date, we have not experienced, nor are we aware of, any material Year 2000 issues with any of our internal systems or our services, and we do not anticipate experiencing such issues in the future. Further, we are unaware of any issues with our vendors, suppliers or customers that will materially affect us.

     Our Year 2000 Steering Committee oversees a team responsible for monitoring the assessment and remediation status of our Year 2000 issues and reports the findings to our management and Board of Directors. This Steering Committee retained an outside consulting firm to assess the potential effect and costs of remediating Year 2000 issues for our internal systems.

     We believe that we have identified all major computers, software applications and related equipment used in connection with our internal operations that will need to be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. Under the direction of the Steering Committee, we have completed assessing the potential impact of Year 2000 issues on these computers, equipment and applications and have modified, upgraded and replaced major systems that we believe have Year 2000 issues.

     In addition to computers and related information, operation, and network systems, the operation of office systems, facilities and equipment, such as fax machines, security systems and other common office devices, may have Year 2000 issues that have not yet surfaced. We will continue to monitor the performance of these office systems, equipment and facilities.

     We are actively contacting third-party suppliers of components and telecommunications services, and our key subcontractors used in the delivery of our services to identify, and to the extent possible, resolve issues relating to the Year 2000 issue. While we expect that we will be able to resolve any significant Year 2000 issues identified with these third parties, because we have no control over the actions of these parties, these third parties may not remediate any or all of the Year 2000 issues identified. Any failure of any of these third parties to timely resolve Year 2000 issues with either their products sold to us, or their systems could have a material adverse effect on our business, operating results and financial condition. In addition, the delivery of our services is also dependent on the operation of the networks of many local exchange carriers and long distance carriers with whom we must interact as part of our normal business operations, but with whom we do not have formal contractual arrangements. Consequently, failure of these carriers' networks to fully operate as a result of Year 2000 issues could also affect our operations. To our knowledge, none of these networks experienced any problems on or since January 1, 2000.

     Our total cost to proactively address our Year 2000 issues was approximately $0.3 million. The cost of addressing Year 2000 issues will be reported as a general and administrative expense.

     We believe we identified and resolved all Year 2000 issues that could materially and adversely affect our business operations. However, for the reasons discussed above, we believe that it is not possible to determine with complete certainty that all Year 2000 issues affecting us have been identified or corrected and we may not know that this is true for several months. As a result, we believe that the following consequences are possible:

     - operational inconveniences and inefficiencies for us that will divert our management's time and attention and our financial and human resources from ordinary business activities;

     - business disputes and claims for pricing adjustments or penalties by our customers due to Year 2000 issues, which we believe will be resolved in the ordinary course of business; and

     - business disputes alleging that we failed to comply with the terms and conditions of contracts or industry standards of performance that result in litigation or contract termination.

     We developed contingency plans to be implemented if our efforts to identify and correct Year 2000 issues affecting our internal systems were ineffective. We have adopted the Year 2000 contingency plans as our standard operational contingency plans. Our contingency plans are designed to minimize the disruptions or other adverse effects. Our plans include:

     - accelerated replacement of affected equipment or software;

     - short to medium-term use of backup equipment and software;

     - increased work hours for our personnel; and

     - use of contract personnel to correct on an accelerated schedule any Year 2000 issues that arise or to provide manual workarounds for information systems.

     Our implementation of any of these contingency plans could require us to expend additional funds and could have a material adverse effect on our business, operating results and financial conditions. Our efforts in this regard, if necessary, will be to minimize expense associated with the implementation and use of any contingency planning with our objective to employ the least costly plan necessary to address the relevant operational issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. Our earnings are affected by changes in interest rates as our long term debt has variable interest rates based on either the Prime Rate or LIBOR. If interest rates for our long term debt average 10% more in 1999 than they did during 1998, our interest expense would increase, and loss before taxes would increase by $2.3 million for the year ended December 31, 1999. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost and outstanding debt balances. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

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

                                    BUSINESS

OVERVIEW


     We are a rapidly-growing, innovative provider of state-of-the-art broadband telecommunications services. As a competitive telecommunications provider, we offer businesses located throughout the mid-Atlantic and northeastern regions of the United States cutting-edge, responsive solutions as an alternative to the traditional telephone companies. Today, we offer an integrated package of high-speed data services, Internet services, local telephone services and long distance services, primarily delivered from our own network over a single broadband connection and conveniently billed on a single invoice. Since the introduction of our Net2000-banded services in July 1998, we have successfully acquired over 1,100 new business customers, representing approximately 78,000 access lines. In January 2000, we entered into a letter of intent to sell approximately 250 resale customer accounts representing approximately 10,000 access lines. This sale will result in a 15% increase to our average access lines per customer.


BUSINESS STRATEGY

     We strive to be the provider of choice of integrated business telecommunications services in our target markets. We believe that our six-year operating history, existing customer base and substantial experience will enable us to implement effectively our growth strategy. The key elements of our strategy include the following:

  TARGET HIGH-END TELECOMMUNICATIONS USERS

       Over the last six years, we have sold local telephone data and voice services to high-end businesses. Our average customer has over 71 access lines, having bandwidth provided by three high-capacity digital transmission lines known as T-1 lines. When we complete the anticipated sale of approximately 250 resale customer accounts representing approximately 10,000 access lines, our average access lines per customer is expected to increase 15% from approximately 71 to approximately 82. More than 55% of our customers purchase multiple services from us.

  ACQUIRE CUSTOMERS BY USING OUR PROVEN SALES AND MARKETING TECHNIQUES

     - UTILIZE OUR EXPERIENCED SALES STAFF TO ACQUIRE NEW CUSTOMERS AND TO EXPAND EXISTING CUSTOMER RELATIONSHIPS. Since 1993, we have utilized a highly-consultative sales approach whereby experienced sales executives work with new and existing customers to analyze their needs. This personalized approach enables us to optimally configure each customer's services and deliver superior customer care. Using this approach, we have established close relationships with over 3,300 businesses. We served as the Bell Atlantic sales agent to approximately 2,200 of these businesses. We believe these relationships represent a significant opportunity for new customer acquisitions.


     - OFFER BUNDLED SERVICES ON A SINGLE INVOICE. We are one of the first companies in the industry to offer a bundled package of high-speed data services, Internet services, local telephone services and long distance services, through a single broadband connection that is conveniently billed on a single invoice. We believe that our ability to offer this enhanced package will continue to provide us with a strategic advantage in the marketplace.


  USE TECHNOLOGY, INCLUDING WEB-BASED SOLUTIONS, AND STATE-OF-THE-ART BACK OFFICE SYSTEMS TO DELIVER SUPERIOR CUSTOMER CARE

     - INCREASE CUSTOMER SATISFACTION AND LOYALTY THROUGH OUR PROPRIETARY WEB-ENABLED SELF-CARE SYSTEM. Our proprietary, web-based customer interface, e.mpower, uses to our advantage the power of the Internet by providing our customers with an e-commerce tool to manage and procure their telecommunications services. We believe we are revolutionizing our customers' buying experiences by providing them direct access to information regarding network performance, ordering services, capacity use on the network, billing data and management reports. Currently, e.mpower enables our customers 24 hours per day, seven days per week, to order services, report troubles, initiate and view the status of trouble tickets, analyze invoice data and access network utilization statistics, which are updated every 15 minutes.

     - UTILIZE STATE-OF-THE-ART, READILY EXPANDABLE INFORMATION SYSTEMS. Our operational support systems consist of software applications from ADC Telecommunications, Inc. (formerly Saville Systems plc), Metasolv Software, Inc., Siebel Systems, Inc., Wisor Telecom Corporation, Linguateq Incorporated and DSET Corporation. These systems, which are integrated and readily expandable, enable us to reduce costs and shorten the interval between a customer's order and service installation by eliminating repeated manual data entry.

     - CONTINUE TO FOCUS ON EXCELLENCE IN CUSTOMER CARE TO MAINTAIN HIGH CUSTOMER RETENTION RATE. Our heritage and focus as a sales, marketing and customer care company have generated customer loyalty and a low annual customer churn rate of approximately 3% annually for all of our customers, including our resale and customers connected to our network.

  CONTINUE BUILD-OUT OF OUR DATA-FOCUSED NETWORK TO MAXIMIZE SPEED TO MARKET AND MINIMIZE INVESTMENT RISK


     - DEPLOY INNOVATIVE, SMART-BUILD NETWORK WITH MINIMAL USE OF
       COLLOCATION. Our approach is to deploy and own the key elements of our network necessary to establish customer loyalty, including proprietary back office systems and data and voice switches that can be modified for the service provided. We lease fiber optic lines to interconnect our switches and typically we only share space with the traditional local telephone companies, or collocate, in one location per market. This strategy greatly mitigates capital risk and allows us to take advantage of falling costs of network elements and new technologies, including digital subscriber line, or DSL, technology.


     Our smart-build strategy differs from those of other competitive telecommunications providers in several ways because we:

      - LEAD WITH DATA. We initiate service in new markets by first deploying lower-cost data switches. This better positions us to address the complex data needs of larger business customers and generates traffic on our national network in targeted markets before investing significant capital in multi-service communications equipment capable of supporting data, voice and multi-media services;

      - BACK-FILL WITH VOICE. When data traffic and customer concentration reach an optimal level, we install multi-service communications equipment in an incremental fashion to meet our customers' growing needs;

      - ENHANCE MARGINS UTILIZING DSL TECHNOLOGY. We can use to our advantage the industry's rapid deployment of DSL technology and the effects of recent regulatory rulings to reduce our cost of connecting customers to our network by up to 50%; and

      - MINIMIZE COLLOCATION WITH TRADITIONAL TELEPHONE COMPANIES. Unlike other competitive telecommunications providers, we do not presently collocate our network equipment in the traditional telephone company central offices. This allows us to open new markets faster and have greater control over service quality. In order to capitalize on a recent regulatory ruling, we plan to establish one traditional telephone company collocation in each market to allow us to reduce the cost of our customer connections.

     - CONTINUE TO INSTALL STATE-OF-THE-ART NETWORK. Our Nortel-based flexible network design supports state-of-the-art, broadband data and voice telecommunications services, and is designed to support evolving data technologies with minimal additional capital expenditures; and

     - OPTIMIZE CUSTOMER CONNECTIONS TO INCREASE MARGINS. By utilizing newly developed equipment, we can place more services on the same high capacity telecommunications lines at our average customer site, thereby allowing us to generate more revenue without increasing our operating costs.

  BUILD ON THE EXPERIENCE OF OUR PROVEN MANAGEMENT TEAM

     Our proven senior management team has an average of 19 years of telecommunications experience with industry leading corporations. This experience has been a major factor in our success to date and will continue to play a key role in the execution of our strategy.


  CAPITALIZE ON OUR RELATIONSHIP WITH NORTEL NETWORKS


     - MAINTAIN FULL-TIME ON-SITE TECHNICAL AND OPERATIONAL SUPPORT. As part of our professional services agreement, Nortel provides us with dedicated full-time employees to support our network build-out;


     - MITIGATE TECHNOLOGICAL OBSOLESCENCE. The Nortel equipment in our network can be upgraded from local telephone switches to data switches at modest cost; and


     - TAKE ADVANTAGE OF NORTEL'S EQUITY POSITION. Nortel has provided us with a $30 million equity investment and $150 million of debt and equipment financing for the build-out of our network. This investment more closely aligns our mutual business and technical interests.

MARKET OPPORTUNITY

     We believe that the Telecommunications Act and certain state regulatory initiatives provide substantial opportunities in the telecommunications marketplace by opening local markets to competition and requiring the traditional telephone companies to provide increased access to connect our network to theirs for exchanging data and voice traffic. In addition, we believe that accelerated growth rates in local traffic related to increased demand for Internet access, interoffice communications and other data service applications and the desire for "one-stop shopping" by business customers presents an attractive opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market.

     The two main segments of the telecommunications industry, voice and data services, continue to drive growth. The Yankee Group, a leading industry analyst, estimates that the voice services market in the United States is expected to grow from $224 billion in 1998 to $281.5 billion in 2002, and the data services market in the United States will grow from $22.3 billion in 1998 to $61.7 billion in 2002. This growth in the data services market represents a compounded annual growth rate of 29.0%. High-speed data services and Internet connectivity have become important to business due to the dramatic increase in Internet usage and the proliferation of personal computer and IP-based applications.

     We believe we are well-positioned to capitalize on the overall growth of the telecommunications industry. As of December 31, 1999, our 13 Phase I markets represented a region with more than 9 million business access lines. This equates to approximately one-fifth of total United States business lines according to TeleCon, LLC, an independent telecommunications research firm. In Phase III of our deployment, we plan to extend our network to include markets encompassing approximately one-half of the business access lines in the United States. The following table sets forth certain information from TeleCon regarding the markets in which we currently operate and the markets we plan to enter by the end of 2002.

                         BUSINESS ACCESS
MARKET                        LINES
------                   ---------------
Phase I:
  Washington, DC              1,527,799
  Baltimore, MD                 585,289
  Richmond, VA                  248,548
  Norfolk, VA                   344,960
  New York, NY                2,289,680
  Boston, MA                  1,440,942
  Williamsburg, VA               16,247
  Long Island, NY               759,989
  Newark, NJ                    931,929
  Philadelphia, PA            1,180,532
  Providence, RI                230,876
  Frederick, MD                  37,616
  Roanoke, VA                    65,911
Phase II:
  Denver, CO                    480,972
  Atlanta, GA                   875,543
  Los Angeles, CA             3,179,616
  Wilmington, DE                114,260
  Charlotte, NC                 279,263
  Pittsburgh, PA                412,462
  Chicago, IL                 2,191,806
  Dallas/Fort Worth, TX       1,054,348
  San Jose, CA                  564,285
  Salt Lake City, UT            227,270
  Philadelphia, PA       Included Above
Phase III:
  Chicago, IL            Included Above
  Miami, FL                     453,323
  Charlotte, NC          Included Above
  San Francisco, CA           1,169,218
  Houston, TX                   922,816
  Los Angeles, CA        Included Above
  Denver, CO             Included Above
  Dallas/Fort Worth, TX  Included Above
  Pittsburgh, PA         Included Above
  Seattle, WA                   458,393

Data for Los Angeles, CA includes Orange County, CA and data for San Francisco, CA includes Oakland, CA.

SERVICES

     We have designed our service offerings to meet the specific needs of business customers in our target markets. Our integrated network access service allows customers to combine data services, such as advanced data services, private line or Internet access and voice services, local and long distance, on the same high capacity network access circuit, thereby reducing the cost of these services. Unlike many telecommunications services providers, we can offer all Net2000 services to our customers using the same broadband network connection. We offer a comprehensive selection of data and voice services including:

     - high-speed data communications;

     - voice;

     - domestic and international long distance; and

     - Internet access.

All of these services are supported by e.mpower, our innovative web-based customer care application. We also provide billing for all of these services on a single invoice. Our products and services include:

  DATA COMMUNICATIONS SERVICES

     - WIDE AREA NETWORK INTERCONNECTION. We provide businesses with high-speed data connectivity between locations throughout the United States. These connections are typically over high capacity telecommunications lines and use advanced data services, or asynchronous transfer mode connections. Asynchronous transfer mode is a high speed technology that collapses voice, video and data onto the same network. Asynchronous transfer mode uses switches to establish an end-to-end connection which allows complete control of the quality of service provided. We currently provide this connectivity over our own advanced data services backbone in the mid-Atlantic and northeastern regions of the United States and utilize our interconnection with other carriers to provide services throughout other areas of the United States. As we continue our national backbone deployment, which we anticipate to be substantially complete in late 2000, we will be able to provide a large percentage of these connections on our own network. In addition, many Internet and other enhanced service providers are collocating equipment in our switching centers, thereby allowing them to utilize our backbone wide area network connections between major cities.

     - FRAME RELAY. We offer another variety of high-speed advanced data services known as frame relay, to customers throughout the United States. We provide this service today over our six data switches and network-to-network interconnections with other national carriers.

     - PRIVATE LINE SERVICE. Our private line service provides digital connectivity between customer locations for data or voice traffic. We offer both local private line services for connecting offices within a metropolitan area and long distance private line services for connecting offices beyond geographic boundaries established by regulatory bodies.

     - HIGH-SPEED INTERNET ACCESS. We provide customers with a variety of Internet access offerings. Our Internet access services range from very high bandwidth connections to lower speed, dedicated 128 kilobits per second and advanced data services connections. For customers that subscribe to more than one service, we provide high-speed Internet access coupled with any of our other services over a single broadband facility.

     - ENHANCED INTERNET ACCESS SERVICES. Our enhanced Internet access services provide full-time connections to the Internet as well as several associated services. Customers can utilize this access in combination with customer-owned equipment and software to establish a presence on the web or to provide e-commerce services. We also offer a managed Internet access solution, which provides the customer with the networking equipment required to access the Internet, (such as routers and channel service units). Enhanced Internet access services also include obtaining IP addresses, registration of company domain names (i.e., companyname.com) with the appropriate organization, newsfeeds for participation in discussion groups and domain name services which translate Internet addresses to facilitate routing across the Internet. Our web based e-mail services provide the customer with electronic mail using a web browser.

  VOICE SERVICES

     LOCAL TELEPHONE SERVICES. We provide customers with a variety of local telecommunications services designed to meet their specific needs.

     - CONNECTION PRODUCTS. We offer the same traditional and enhanced local telecommunications services offerings as the traditional telephone companies. These services include:

       - traditional business lines (private branch exchange, or PBX, interconnection trunks);

       - direct inward and outward dial trunks; and

       - analog and digital access.

     In contrast to the traditional telephone companies, we offer a simplified equipment interface which saves customers money and provides a user-friendly billing format. With the recent advent of local number portability, customers can choose to keep their existing phone numbers. We have found local number portability to be an increasingly useful tool to capture existing business from our primary competitors, the traditional telephone companies.

     - ENHANCED SERVICE FEATURES. Through our advanced data and voice switches that can be modified for the services provided, we offer and support over 100 features to enhance customers' telecommunications usage with features such as call forwarding, call transferring, caller ID, call waiting, three-way calling and call holding. We also offer operator services, directory assistance and 911 emergency service capability.

     LONG DISTANCE SERVICES. We provide a comprehensive line of domestic and international long distance services. We offer all customers connected to our network, low-cost dedicated access rates irrespective of calling volume. This allows customers to further optimize their network access and equipment configuration by minimizing the need for special access or overflow lines.

     - INBOUND SERVICES. We are able to provide 800/888 toll free services through our own long distance service or by reselling long distance service in all 50 states, Canada and the surrounding territories to help our customers improve their relations with customers, employees and investors.

     - OUTBOUND SERVICES. We offer a number of long distance service packages created to meet the needs of our customers based on volume and calling patterns including 1+ outbound calling. Our account codes feature, whereby a customer enters an account code on the telephone key pad, allows us to provide a monthly invoice showing outbound usage by account code. Customers typically use account codes to itemize call activity based on department, client, business unit or individual.

     - OPERATOR SERVICES. Our customers have access to operator services for assistance in placing calls.

     - CALLING CARDS. We offer calling cards to make calls while traveling in the United States and selected international locations.

  COLLOCATION, REMOTE ACCESS AND OTHER CARRIER SERVICES

     We offer collocation services to Internet service providers and other carriers. Our Internet service provider customers are able to establish local numbers to dial into any city on our backbone network, without incurring the expense of building their own network facilities in each city. Further, collocation allows Internet service providers and other carriers to quickly install and provide an immediate low-cost, highly reliable connection to the full suite of our services and advanced data services backbone.

     We offer between 900 and 6,400 square feet of collocation space in our multi-service communications centers. The average customer uses 20 square feet of collocation space in our multi-service communications centers. Collocation provides our customers with inexpensive equipment housing, in a highly secure, environmentally controlled and monitored space. As of December 31, 1999, we had over 11,000 square feet of dedicated collocation space available and we expect to have 29,600 square feet of collocation space by April 2000. We expect this space to increase significantly as our switch deployment progresses.


     In February, we and PSINet entered into a non-binding letter of intent detailing a proposed transaction in which we will lease a minimum of 17,400 square feet of space at PSINet's data center in Atlanta, Georgia, for ten years. PSINet will purchase from us at least $5 million of telecommunications services over five years.


SALES AND CUSTOMER CARE

     We market our services by providing each customer with a responsive, highly-trained face-to-face executive sales team supported by customer care managers. These teams provide customized solutions and a point-of-contact for each of our customers. We believe that this personalized, attentive approach to sales and service facilitates incremental sales of new services to existing customers, while maximizing customer retention.

  SALES -- DIRECT SALES

     We currently market our telecommunications services through our rapidly growing direct sales force as well as through sales agents. As of December 31, 1999, our sales force consisted of 152 people, excluding contractual relationships with five sales agents. Our sales executives are located in sales offices servicing eight markets, including metropolitan Washington, D.C., New York City, Long Island, Boston, Providence, Baltimore, Richmond and Norfolk. Over the next 12 months, we plan to aggressively grow our sales staff in existing markets and open sales offices in northern New Jersey, Philadelphia, Wilmington, Atlanta, Charlotte and Chicago. We supplement our sales efforts through:

     - trade shows;

     - seminars;

     - outsourced telemarketing for lead generation;

     - direct mail campaigns;

     - regional advertising; and

     - utilization of database tools, such as mining.

     The following table sets forth each of our existing and proposed sales office locations, the date we plan to open each proposed office, the number of direct sales representatives currently located in each office and the number of direct sales representatives we intend to be located in each office at year-end 1999, 2000 and 2001.

                                                                 DIRECT SALES STAFF
                                                    --------------------------------------------
                                                                 AS OF       PLANNED    PLANNED
                                                    OFFICE    DECEMBER 31,   YEAR END   YEAR END
                                                    STATUS        1999         2000       2001
                      MARKET                        -------   ------------   --------   --------
Washington, DC                                      open           32           49         49
Baltimore                                           open           16           32         32
Richmond                                            open           13           36         39
Norfolk                                             open           13           31         31
New York                                            open            9           28         48
Long Island                                         open            7           21         32
Newark                                              open            4           21         27
Boston                                              open           10           30         48
Providence                                          open            5            9         13
Philadelphia                                        planned         0           24         37
Phase II markets                                    planned         0           32        187
Phase III markets                                   planned         0           23         57

     We believe our target market, large- and medium-sized businesses, are largely underserved by traditional telephone companies and have needs that are too complex for other competitive telecommunications providers to serve. In order to achieve our goal of sales excellence, we employ four key strategies:

     - selectively recruit experienced sales personnel;

     - provide extensive and continuous training;

     - segment our sales teams based on experience; and

     - offer a full portfolio of competitively priced services.

     Our sales executives are segmented based on their typical experience and track record of success:

     ACCOUNT MANAGERS. Our account managers are proven professionals with two or more years of general sales experience and focus on businesses spending $15,000 per month or less.

     SENIOR ACCOUNT MANAGERS. Our senior account managers have four or more years of proven sales experience, including experience in the telecommunications industry and focus on businesses spending $10,000 to $25,000 per month.

     MAJOR ACCOUNT MANAGERS. Our major account managers are our most senior sales executives, having five to seven years of telecommunications sales success and focus on businesses spending $20,000 to $1 million per month.

     In addition to our new customer acquisition sales force, we utilize a client solutions group and a carrier sales team.

     CLIENT SOLUTIONS GROUP. Our client solutions group focuses on retaining and selling additional services to existing customers. This group's sales goal is to convert to our network our resale customers and those businesses with which we had relationships during our tenure as a Bell Atlantic sales agent. This group will also focus on selling incremental services to all existing customers. New customers are generally transitioned to this group 120 days after service is installed.

     CARRIER SALES TEAM. Our wholesale or "carrier" sales organization focuses on selling collocation and other tailored solutions to Internet service providers and carriers.

     All of these sales teams are supported by a support organization and marketing organization which provides customer prospect management, customer sales record extraction and analysis, pricing and proposal generating.

     The following table describes our sales force:

                                                                     SALES FORCE BY TYPE
                                                              ----------------------------------
                                                                 AS OF       PLANNED    PLANNED
                                                              DECEMBER 31,   YEAR END   YEAR END
                                                                  1999         2000       2001
                                                              ------------   --------   --------
Account Managers............................................       52          188        349
Senior Account Managers.....................................       29           59        123
Major Account Managers......................................       11           31         53
Client Solutions Group Representatives......................        5           26         28
Sales Management............................................       12           32         47
Carrier Sales...............................................        4           10         20
Marketing and Sales Support.................................       39           78        130
                                                                  ---          ---        ---
     Total..................................................      152          424        750
                                                                  ===          ===        ===

     Our sales executives meet with prospective customers to gain a thorough understanding of their business and telecommunications requirements. Sales executives then submit a professional, highly-customized and comprehensive proposal that outlines several alternatives for operational enhancements and cost savings based on an integrated bundle of services.

     To attract and motivate sales professionals, we generally provide a comprehensive compensation package which includes a competitive base salary, stock options and a non-capped commission plan based on sales results. The commission structure targets approximately 60% of a sales executive's compensation to be derived from new and incremental revenue generation.

     In 1999, direct sales accounted for 99% of our revenue and we estimate 94% of our revenue in 2000 will be generated through direct sales.

  SALES -- INDIRECT SALES

     In addition to our direct sales team, we utilize sales agents who sell our services and typically focus on specific niche markets or industries, augmenting our direct sales initiatives. Customers acquired through agents are serviced by our customer care representatives, are invoiced by us and have the same direct relationship with us as any of our other customers.

     Over the past six years, our customer acquisition efforts also have been bolstered by entering into strategic relationships with various industry vendors. We establish these relationships with systems integrators, "interconnect" or equipment companies and others which offer complementary telecommunications products and services to the same group of target customers. For example, our sales staff works closely with Lucent Technologies on a weekly basis to make joint customer sales calls and proposals. Although we do not have a written contract with Lucent, this relationship has been in place for five years and has proven to be beneficial for facilitating sales.

  CUSTOMER CARE

     Given our heritage is as a sales, marketing and customer care company, we pride ourselves on providing the best possible customer care in the industry. To this end, we provide an installation sales manager and customer care representative to each new customer. The role of the installation manager is to manage and oversee the implementation of the customer's telecommunications services. The customer care manager is the primary point of contact for the customer after the installation is complete. The customer care effort is complemented by our 24 hours per day, seven days per week customer response center.

     We are investing in a sophisticated customer relationship management, or CRM, system that is integrated with an automated call distribution, or ACD, platform. This system identifies the incoming phone number and matches it with the customer's name and account information including reported troubles and services installed along with other key account information. If the designated customer care manager is unavailable to take the call, the call is re-directed along with all customer information to our customer response center. This call treatment is transparent to the customer.

     We believe that knowledgeable and well-trained employees are necessary to provide the proper level of customer care to our large target customers. As a result, all customer care managers, installation managers, installation personnel, customer response center representatives and field installation technicians receive continuous training, including rigorous technical, customer care and corporate culture training. Extensive case studies, role playing and immediate peer and instructor feedback during the training program give our employees the knowledge and confidence to provide comprehensive support to customers on the full range of Net2000 services. All training is developed and conducted in-house by full-time "faculty" at "Net2000 University." We believe our training program provides us with a key strategic advantage.

     Each customer care team is carefully selected and closely managed to ensure that a broad range of technical and support experience is available to address customer requests or concerns. Sales executives work closely with customer care and installation professionals to provide responsive service and support for the customer.

     Our customer response center operates 24 hours per day, seven days per week from our new operations center in Herndon, Virginia. Our network operations center, located adjacent to our customer care personnel, houses technical staff who monitor our network and switches. This center allows us to remotely diagnose and correct problems or dispatch technicians. Our investment in service automation and trouble resolution software reduces the time required for customer care resolution. In addition, Nortel provides on-site switch technicians to support our network operations center.

     In October 1999 we launched e.mpower, our user-friendly web-based tool to provide our customers with billing data as well as access to network performance and bandwidth utilization information. Currently e.mpower enables our customers 24 hours per day, seven days per week to order services, report and check on the status of troubles and outages, view and analyze invoice data and access network utilization statistics which are updated every 15 minutes. Subsequent phases will continue to build on this robust feature set while continuing to provide customer centric capabilities. We believe this web-based interface will further strengthen our bond with customers and enhance our customer retention programs.

     Formal recognition programs are an inherent aspect of our culture. Progress toward specific internal and external customer satisfaction goals is measured through monthly customer care surveys. Customer care managers are paid quarterly bonuses which comprise 25% of their annual compensation and are based on key customer satisfaction indices.

     Our focus on customer care is reflected in our low churn rate of 3% annually for all of our customers, including our resale customers and our network customers. Since initiation of our network services in May 1999, we have lost only one network customer.

BACK OFFICE

     Back office refers to the hardware and software systems that support the primary functions of our operations, including:

     - sales support;

     - order entry and provisioning;

     - billing; and

     - customer care and trouble management.

     Our goal is to have a back office that allows customers to switch service from their current local providers to our network as easily and as quickly as they can switch long distance providers today. Over time, we strive to have "flow-through" provisioning capabilities, allowing services to be implemented with limited human intervention.

     We have implemented the primary elements of our back office, including order entry, provisioning, billing and customer care. We believe we have implemented the best application for each function. The following table describes our key back office systems, their purpose, their status and timeline for integration.

          SYSTEM                     PURPOSE                IN-SERVICE        INTEGRATION
          ------                     -------                ----------        -----------
Siebel Systems............        customer care          3rd Quarter 2000   3rd Quarter 2000
Wisor.....................        sales support                Yes          2nd Quarter 2000
Metasolv..................        provisioning                 Yes          2nd Quarter 2000
DSET......................    communications center      2nd Quarter 2000   2nd Quarter 2000
                                   connection
Saville...................           billing                   Yes          1st Quarter 2000
e.mpower..................          extranet                   Yes             Integrated
INM-3.....................  Network Operations Center,         Yes                N/A
                               network management
Linguateq.................  call record consolidation          Yes                N/A
CHA.......................      wholesale billing              Yes                N/A
Oracle Financial..........     accounting/finance              Yes          2nd Quarter 2000
Super Sleuth..............      fraud prevention               Yes          1st Quarter 2000
Vitria....................   application integration     2nd Quarter 2000   2nd Quarter 2000

  ORDER ENTRY AND PROVISIONING

     Order entry involves the initial loading of customer data into our information systems. Currently, our sales executives take orders and our customer care and provisioning representatives load the initial customer information into our Saville billing system and load the initial customer information into our Metasolv provisioning system. We are in the process of integrating our systems which will increase efficiency and reduce duplicative data entry and error.

     We use the Metasolv TBS system to manage and track the timely completion of each step in the provisioning process. When Metasolv is coupled with capabilities of DSET, orders can be submitted to business partners electronically, thereby minimizing implementation time, coordination complexities and installation costs.

     In addition to the cost benefits associated with the electronic installation of access lines and inventory management system, the Metasolv system improves our internal processes in various other ways, including:

     - directing electronic customer orders to the appropriate employee, network component or outside vendor;

     - tracking order progress and alerting operations personnel of steps required to fulfill orders within standard work intervals; and

     - the ability to forecast, control and communicate customer care commitments.

     The system is designed to enable the sales executive or customer care coordinator to keep an installation on schedule and notify the customer of any potential delays. Once an order has been completed, we update our billing system to initiate billing of installed services.

  BILLING

     The Saville billing system provides our customers with a consolidated invoice for all of our services. Customer calls generate billing records that are automatically transmitted from the switch to the billing systems. These records are then processed by the billing software which calculates usage costs, integrates fixed monthly charges and assembles bills in a customer-specific billing format.

     For those customers who request electronic billing, we have the capability to provide the invoice and call detail records on CD-ROM. This Saville system allows us to add advanced features such as special discounts based on call volume, or number of services used, complex local taxation and discrete billing options by type of service ordered. We believe these features are exceptionally important given our sophisticated client base.

  CUSTOMER CARE AND TROUBLE MANAGEMENT

     A fully-integrated back office system allows customer care representatives to call up a customer while simultaneously electronically accessing all aspects of a customer's service profile. This capability requires full system integration accomplished through the use of Vitria, a software package that takes two or more applications and makes them work seamlessly together and Siebel's CRM module. Our trouble management system is integrated into the operational support system. It enables our customer care personnel to track customer problems proactively, assign repair work to the appropriate technical teams and provide employees and management access to comprehensive reports on the status of service activity.

     We have entered into a service agreement with Nortel to assist us in the continuous monitoring and operating our switch network. The network management system is also designed to anticipate failures and intervene before many service interruptions or service degradations occur.

  CUSTOMER SELF-CARE -- E.MPOWER

     In October 1999, we launched e.mpower, which includes our on-line Internet-based bill presentment and analysis system. Currently, e.mpower enables our customer 24 hours per day, seven days per week to order services, report troubles, initiate and view the status of trouble tickets analyze invoice data and access network utilization statistics such as call blocking, network availability and traffic studies which are updated every 15 minutes.

     Integration of these systems facilitates functionality, scalability, automation and superior customer care. We are currently implementing a tailored operational support system architecture that integrates our internal operational processes and establishes links to our financial and accounting systems. The system will be flexible and integrated and will provide a single interface for all support personnel through a secure and fault-tolerant electronic network.

THE INTEGRATED COMMUNICATIONS NETWORK

  OVERVIEW

     We plan to deploy a nationwide integrated telecommunications network. We began building our network in March 1999 and have deployed facilities in the mid-Atlantic and northeastern regions of the United States. Building from this established network base, we plan to expand our network nationally to include 27 markets over the next two years. We initiate service in new markets by first deploying lower-cost data switches in new markets and adding voice switches when justified by customer traffic.

     We serve each of our markets with one or more state-of-the-art integrated data and voice central offices. These multi-service central offices will be equipped with both broadband data and voice switches to address current customer requirements and provide a platform for innovative future services. We plan to interconnect our central offices using leased fiber optic lines to minimize expenses while optimizing reliability and service flexibility. We will continue to use other telecommunications services providers in our operating markets and along our transmission routes to expand our geographic coverage and provide cost effective connections to existing and new customers.

     Our approach is to deploy and own the key elements of our network necessary to establish customer loyalty, including proprietary back office systems and voice and data switches that can be modified for the services provided. We lease fiber optic lines to interconnect our switches. This strategy greatly mitigates capital risk and allows us to take advantage of falling costs of network equipment and new technologies, including DSL.

     Our smart-build strategy differs from other telecommunications services providers in several ways because we:

      - LEAD WITH DATA. We initiate service in new markets by first deploying lower-cost data switches. This better positions us to address the complex data needs of larger business customers and generates traffic on our national network in targeted markets before investing significant capital in multi-service communications equipment.

      - BACK-FILL WITH VOICE. When data traffic and customer concentration reaches an optimal level, we install multi-service communications equipment, capable of supporting data, voice and multi-media services, in an incremental fashion to meet our customers' growing needs.

      - ENHANCE MARGINS UTILIZING DSL TECHNOLOGY. We can use to our advantage the industry's rapid deployment of DSL technology and the effects of recent regulatory rulings to reduce our cost of connecting customers to our network by up to 50%.


      - MINIMIZE COLLOCATION WITH TRADITIONAL TELEPHONE COMPANIES. Unlike other smart-build competitive telecommunications providers, we minimize our use of space at traditional telephone company central offices for our network equipment, typically using one central office per market. This allows us to open new markets faster and have greater control over service quality. In order to capitalize on a recent regulatory ruling, we plan to establish one traditional telephone company collocation in each market to allow us to reduce the cost of new customer connections.



     In February 2000, we and Williams Communications entered into a non-binding letter of intent detailing a proposed transaction between the two parties in which we will purchase from Williams $128 million of telecommunications services over 20 years. These services will include service on Williams' fiber optic lines between cities and within cities, advanced data services and collocation services. We expect this arrangement to lower our network costs, allow us to offer new and improved services to our customers and provide better control of our network connections.

  DEPLOYMENT

     We plan to deploy our network in three phases:

  PHASE I

     Phase I of our network build-out plan includes the Boston to Washington corridor. We have chosen this territory as the foundation of our networks in order to use to our advantage our reputation and existing relationships and capitalize on this strategic, high volume telecommunications region.

     Our Phase I markets include:

                                                                    DEPLOYMENT OF
                                                DEPLOYMENT OF      LOCAL TELEPHONE
MARKET                                          DATA SERVICES          SERVICES
------                                          -------------      ---------------
Washington, DC...............................     In service          In service
Baltimore, MD................................     In service          In service
Richmond, VA.................................     In service          In service
New York, NY.................................     In service       2nd Quarter 2000
Boston, MA...................................     In service       2nd Quarter 2000
Norfolk, VA..................................     In service       1st Quarter 2000
Williamsburg, VA.............................  1st Quarter 2000    1st Quarter 2000
Long Island, NY..............................  1st Quarter 2000    2nd Quarter 2000
Newark, NJ...................................  1st Quarter 2000    2nd Quarter 2000
Philadelphia, PA.............................  1st Quarter 2000      In Phase II
Providence, RI...............................  1st Quarter 2000    2nd Quarter 2000
Frederick, MD................................  1st Quarter 2000    2nd Quarter 2000
Roanoke, VA..................................  2nd Quarter 2000    2nd Quarter 2000

       PHASE II

     In Phase II, we plan to deploy a national backbone network, made up of switches that can carry advanced data services and three additional voice switches. We believe our Phase II markets are generally among the largest 50 metropolitan areas in the United States, or tier I markets, and contain high concentrations of large sophisticated customers with a high density of access lines. In addition, we believe these markets are geographically dispersed, providing the optimal locations for originating and terminating traffic on our own network. These markets are interconnected by existing fiber routes. We expect to complete the build-out of Phase II by the end of 2000. Our Phase II markets include:

                                                                    DEPLOYMENT OF
                                                DEPLOYMENT OF      LOCAL TELEPHONE
MARKET                                          DATA SERVICES          SERVICES
------                                          -------------      ---------------
Denver, CO...................................  2nd Quarter 2000      In Phase III
Atlanta, GA..................................  2nd Quarter 2000    4th Quarter 2000
Los Angeles, CA..............................  3rd Quarter 2000      In Phase III
Wilmington, DE...............................  4th Quarter 2000    4th Quarter 2000
Charlotte, NC................................  2nd Quarter 2000      In Phase III
Pittsburgh, PA...............................  4th Quarter 2000      In Phase III
Chicago, IL..................................  2nd Quarter 2000      In Phase III
Dallas/Ft. Worth, TX.........................  2nd Quarter 2000      In Phase III
San Jose, CA.................................  3rd Quarter 2000      In Phase III
Salt Lake City, UT...........................  4th Quarter 2000          N/A
Philadelphia, PA.............................     In Phase I       3rd Quarter 2000

       PHASE III

     In Phase III, we plan to further expand our geographic coverage and add additional switches in our existing markets. In Phase III, we complement and upgrade our Phase I and II network facilities in order to provide our full suite of services and to more fully utilize the national backbone network constructed during Phases I and II. We anticipate we will substantially complete the build-out of Phase III in the third quarter of 2002. Our Phase III markets include:

                                                                    DEPLOYMENT OF
                                                DEPLOYMENT OF      LOCAL TELEPHONE
MARKET                                          DATA SERVICES          SERVICES
------                                          -------------      ---------------
Chicago, IL..................................    In Phase II       1st Quarter 2001
Miami, FL....................................  1st Quarter 2001    2nd Quarter 2001
Charlotte, NC................................    In Phase II       1st Quarter 2001
San Francisco, CA............................  1st Quarter 2001    2nd Quarter 2001
San Jose, CA.................................    In Phase II       2nd Quarter 2001
Houston, TX..................................  2nd Quarter 2001    2nd Quarter 2002
Los Angeles, CA..............................    In Phase II       3rd Quarter 2001
Denver, CO...................................    In Phase II       4th Quarter 2001
Dallas/Ft. Worth, TX.........................    In Phase II       1st Quarter 2002
Pittsburgh, PA...............................    In Phase II       2nd Quarter 2002
Seattle, WA..................................  1st Quarter 2002    3rd Quarter 2002

  NETWORK ARCHITECTURE

     We have deployed, and plan to deploy, Nortel DMS-500 voice switches and Nortel Passport data switches throughout our network. The DMS-500 voice switch integrates local and long distance service capabilities. We chose these switches based on their robust and completely integrated local and long distance service capabilities, including:

     - local number portability;

     - emergency services;

     - integrated services digital network; and

     - least cost routing.

     By using an integrated switching platform, we believe that we can provide more efficient service, reduce network capital requirements and reduce operating expenses, including:

     - training and payroll;

     - spare parts;

     - maintenance;

     - equipment space; and

     - power expenses.

     To complement the DMS-500, we have deployed a Tellabs Titan 5500 and 532 Digital Access Cross-connect System, or DACS, to manage all fiber optic lines. This data and voice architecture allows us to offer integrated services not currently offered by other competitive telecommunications providers, thereby resulting in higher service revenue and increased customer reliance upon us as a single source competitive telecommunications provider. Use of a DACS and an integrated access circuit reduces our maintenance and local connection expenses. It also improves our network monitoring capabilities, facilitates reliability through alternate routing and provides efficiency through bandwidth optimization.

     Our strategy to target high-end users of telecommunications services and the smart-build network configuration we have deployed to serve these customers provides the opportunity for us to significantly lower our costs to connect to our customers. Our use of data switches provides the ability to integrate multiple services over a single customer connection. Further, this technology enables us to monitor individual customers' capacity needs, in real-time, and allocate the appropriate bandwidth on demand. This capability allows us to offer customers more billable services over fewer network connections than our competitors.

     Additionally, we can lower our costs of connecting customers to our network through the use and exploitation of DSL and dedicated telephone lines. DSL can provide a high capacity telecommunication line equivalent connection between the customer and the Net2000 network at savings of up to 50% off traditional high speed telecommunications line connections. Recent regulatory rulings have created the opportunity to deploy dedicated telephone lines between our network and our customers in lieu of traditional high speed telecommunications line connections, which we believe may reduce our cost of these connections from 20% to 50%.

     To address the growing need for data telecommunications services, we continue to deploy the latest generation Nortel Passport data switches. We have deployed data switches in our central offices and at key transmission points of presence, or POPs, within and in our future target markets. This allows us to:

     - increase the proportion of traffic carried on our network;

     - provide a foundation for our integrated data network;

     - enhance network control; and

     - simplify the provisioning effort.

     As part of our smart-build strategy, we deploy data switches in multi-service communications centers of other service providers, on a collocation basis. This allows us to enter a new market and provide data services and long distance voice services within a few months.

     We believe that the traditional voice networks of other telecommunications providers will be required to change significantly over the next several years. Our deployment of the Nortel Passport equipment may reduce the risk of network obsolescence and positions us to transition our traditional voice network to our data network in response to technology advances. This transition will enable us to offer more advanced services while further reducing network costs. We have agreements with Nortel to credit and replace any network components that need to be upgraded.

AGREEMENTS WITH NORTEL

     Our relationship with Nortel consists of the following stand-alone agreements:

  Stock Purchase Agreement

     In November 1998, Nortel invested $30,000,000 in our company in exchange for shares of our preferred stock.

  Equipment Purchase Agreement


     In November 1998, we entered into a renewable three-year equipment purchase agreement with Nortel under which we purchase Nortel equipment but are not subject to any minimum purchase requirements. The equipment purchase agreement is exclusive to Nortel until November 2001 for a limited number of switching products and services. We are not restricted to purchasing from Nortel all of our telecommunications products and services needs. As a result, we are free to procure products and services from any telecommunications equipment vendor.

  Credit Agreements

     We entered into a credit agreement with Nortel which provided for a five year, $120 million term loan facility and a five year $20 million revolving credit loan facility to finance a portion of our costs to purchase Nortel equipment and services. The term loan and the revolving credit loan facility were secured by a security agreement and a pledge of all the stock and assets of our subsidiaries.


     In July 1999, we amended this term loan and revolving credit loan facility, resulting in a stated principal amount of $75 million for the term loan facility and the removal of the revolving credit loan facility. In December 1999, Goldman Sachs Credit Partners L.P. and Toronto Dominion (Texas), Inc. purchased the $75 million Senior Term Loan Facility from Nortel and amended the facility to permit us to increase our incremental borrowing capacity up to $50 million, subject to certain restrictions, after $60 million has been drawn under the original loans.



     In July 1999, we issued to Nortel a senior discount note with a principal of $75 million along with warrants to purchase 1,119,930 shares of our common stock at $0.008 per share. The warrants may be exercised in whole or in part during the ten year exercise period which is from July 30, 1999 through July 30, 2009.


  Professional Services Agreement

     We entered into a professional services agreement under which Nortel provides us with on-site technicians to assist in the maintenance and operation of our network. For each voice switch we install, Nortel provides us with two dedicated full-time employees. In addition, Nortel provides system monitoring of each switch to various maintenance services, surveillance and monitoring of alarm types and monthly reporting.

COMPETITION

     We operate in the highly competitive telecommunications services industry. We do not have a significant market share in any segment of the market, and many of our existing and potential competitors have financial resources significantly greater than our own. We believe that the traditional distinctions between the local, long distance, data and Internet access markets are eroding.

     Competition for our products and services is based on price, quality, reputation, geographic scope, name recognition, network reliability, service features, billing services, perceived quality and responsiveness to customers' needs. Implementation of the Telecommunications Act and the related trend towards business combinations and alliances in the telecommunications industry may create significant new competitors for us. The Telecommunications Act was designed to eliminate most barriers to local competition and to permit the traditional local telephone companies, if they demonstrate compliance with certain pro-competitive conditions, to provide in-region traditional long distance services.

     Our primary competitors in local service markets are the traditional telephone companies which provide local telephone services to most telephone subscribers within their respective service areas. These providers have long-standing relationships with customers and regulatory authorities at the federal and state levels. In addition, they have existing fiber optic networks and switches. If future regulatory or court decisions afford traditional telephone companies increased rates for access or interconnection services, greater pricing flexibility, the ability to refuse to offer particular services or network elements on an unbundled basis, or other regulatory relief, such decisions could have a material adverse effect on us.

     In addition, AT&T and MCIWorldCom, the two largest long distance carriers in the United States, each offer local communications services in major U.S. markets using their own facilities or by resale of other providers' services. New competitive telecommunication providers, cable television companies, electric utilities, microwave providers, wireless telephone system operators and large customers who build private networks also seek to compete in the local services market. These entities, upon entering into appropriate interconnection agreements or resale agreements with the traditional telephone companies, may offer single-source local, long distance and Internet access services similar to those that we offer or propose to offer. Today, our most typical competitors in our target markets are the traditional telephone companies, AT&T and MCIWorldCom.

     Significant competition in the long distance market is expected to be provided by the traditional telephone companies when permitted under government regulation. Prior to enactment of the Telecommunications Act, a federal court order known as the Modified Final Judgment prohibited regional Bell operating companies from providing long distance service that originated, or, in certain cases, terminated, in one of its in-region states, with several limited exceptions. The prohibition against offering in-region local services imposed on the regional Bell operating companies by the Modified Final Judgment will be lifted for each affected company if and when it has satisfied certain statutory conditions specified in the Telecommunications Act. The process for demonstrating compliance with the statutory fourteen point checklist of pro-competitive actions includes approval by the relevant state regulatory authority and the FCC. Once the regional Bell operating companies are allowed to offer widespread in-region traditional long distance services, both they and the largest long distance providers will be in a position to offer single-source local and long distance services. Our success will depend upon our ability to provide high-quality services at prices generally competitive with, or lower than, those charged by our competitors.

     Additional pricing pressure may come from telecommunications services providers providing services through Internet Protocol transport, a telecommunications technology that currently can be used to provide data and voice services at a cost that may be below that of traditional telephone-switched telecommunications services. Although this service currently is not regarded as comparable to traditional voice telecommunications service, it could potentially be used as a substitute for traditional voice service and put pricing pressure on rates. Any reduction in prices may have a material adverse affect on our results of operations.

     We also will face competition from fixed and mobile wireless services providers. The FCC has authorized cellular, personal communications services and other providers to offer wireless services to both fixed and mobile locations. These providers can offer wireless local loop service and other services to fixed locations, such as office and apartment buildings, in direct competition with us and existing providers of traditional wireline telephone service.

     In addition, FCC rules went into effect in February 1998 that will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The market for data telecommunications and Internet access services also is extremely competitive. Existing telecommunications companies, cable companies, wireless telecommunications companies and new companies such as Internet service providers compete to offer data and Internet services. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our success in selling these services will depend heavily upon our ability to provide high-quality Internet access connections at competitive prices.

EMPLOYEES

     As of December 31, 1999, we had 485 full-time employees. We also hire temporary employees and independent contractors as needed. In connection with our growth strategy, we anticipate hiring a significant number of additional personnel in sales and other areas of our operations by year-end 2000. Our employees are not unionized, and we believe our relations with our employees are good. Our success will continue to depend in part on our ability to attract and retain highly qualified employees.

PROPERTIES

     Our corporate headquarters is located in a 126,000-square foot facility which we lease in Herndon, Virginia. The headquarters facility also houses our customer care operations, our network operations center and certain network facilities. We lease additional sales offices and switching facilities. The aggregate amount we paid under our leases for the year ended December 31, 1999 was $2.8 million. Although our facilities are adequate at this time, we will need to lease additional facilities, including additional sales offices and switching facilities, as a result of anticipated growth.

LEGAL PROCEEDINGS

     From time to time, we are a party to routine litigation and proceedings in the ordinary course of business. Currently, we are aware of the following potential litigation:

     In November 1999, Teligent, Inc. filed an action against Clara Vista Corporation claiming that Clara Vista, who developed Teligent's "e.magine" bill presentment web interface software application, misappropriated Teligent trade secrets and breached its agreement with Teligent when it developed our e.mpower web-based software application. While we have not been named as a party in this action, the claims raised by Teligent may affect us because we retained Clara Vista to develop our "e.mpower" web-based software application. Clara Vista has given us written assurances that it engaged in no such misappropriation. In addition, in our written agreement governing the development of "e.mpower," Clara Vista expressly warrants that it has all necessary intellectual property rights and licenses to perform under such agreement. While we cannot be certain about the outcome of the action, we believe that we have adequate contractual and legal protections in place to ensure our uninterrupted use of the "e.mpower" web interface software.

                             GOVERNMENT REGULATION

OVERVIEW

     Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal, state and local regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services to the extent they are used in intrastate telecommunications. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

  FEDERAL REGULATION

     The FCC regulates us as a non-dominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Non-dominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While we believe we are in compliance with applicable laws and regulations we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

  THE TELECOMMUNICATIONS ACT

     In February 1996, the Telecommunications Act was passed by the United States Congress and signed into law by President Clinton. This comprehensive telecommunications legislation was designed to increase competition in the long-distance and local telecommunications industries. The Telecommunications Act imposes a variety of duties on competitive telecommunications providers to facilitate competition in the provision of local telecommunications and access services. Like all local telecommunications carriers, where we provide local telephone services, we are required to:

     - interconnect our networks with those of other telecommunications carriers;

     - originate calls to and terminate calls from competing providers on a reciprocal basis;

     - permit resale of our services;

     - permit users to retain their telephone numbers when changing providers;
       and

     - provide competing providers with access to poles, ducts, conduits and rights-of-way, if any.

     Traditional telephone companies, such as the regional Bell operating companies, are subject to requirements in addition to these, including the duty to:

     - undertake additional obligations applicable to the interconnection of their networks with those of competitors;

     - permit collocation of competitors' equipment at their central offices;

     - provide access to individual network elements and "unbundled elements," including network facilities, features and capabilities, on non-discriminatory and cost-based terms; and

     - offer their retail services for resale at wholesale rates.

     The Telecommunications Act also eliminates certain pre-existing prohibitions on the provision of traditional long distance services by the regional Bell operating companies and GTE on a phased-in basis. Regional Bell operating companies currently are permitted to provide long distance service outside those states in which they provide local telecommunications service. In order to provide this category of long distance services, the regional Bell operating companies must receive all requisite state or federal regulatory approvals customary to the provision of long distance services. Regional Bell operating companies will be permitted to provide traditional long distance service within the regions in which they also provide local telecommunications service upon demonstrating to the FCC, with input from state regulatory agencies and the Department of Justice, that they have complied with a statutory checklist of requirements intended to open local telephone markets to competition. GTE and other traditional telephone companies are not limited by this regional restriction. To date only Bell Atlantic has been granted approval to provide traditional long distance services and that is restricted to long distance calls originating in New York. Entry of Bell Atlantic, and additional regional Bell operating companies, into the long distance business could result in substantial competition to our services and may have a material adverse effect on us and our customers.

     The FCC is charged with establishing national rules implementing certain portions of the Telecommunications Act. In August 1996, the FCC released an order adopting an extensive set of regulations governing network interconnection, network unbundling and resale of traditional telephone company services, under the Telecommunications Act. In July 1997, the United States Court of Appeals for the Eighth Circuit issued a decision vacating substantial portions of these rules, principally on the ground that the FCC had improperly intruded into matters reserved for state jurisdiction. In January 1999, the United States Supreme Court reversed many aspects of the Eighth Circuit's decision, concluding that the FCC has jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court found that the FCC has authority to establish pricing guidelines applicable to the provision of unbundled network elements and the resale of traditional telephone company services, to prevent traditional telephone companies from disaggregating existing combinations of network elements, and to establish rules enabling competitors to select all or portions of any existing traditional telephone company interconnection agreements for use in their own interconnection agreements with traditional telephone companies. The Supreme Court, however, did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. While the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC.

     Although most of these FCC rules were upheld by the Supreme Court, the Court found that the FCC had not adequately considered certain statutory criteria for requiring traditional telephone companies to make unbundled network elements available to competitive telecommunications providers. The FCC then conducted new proceedings to reexamine which unbundled network elements traditional telephone companies must provide. On November 5, 1999, the FCC released an order in which it required that traditional telephone companies make available most, but not all, of the network elements specified in its initial order, as well as certain new network elements not included on the original list. The FCC also clarified the obligation of traditional telephone companies to provide certain combinations of network elements. We expect interested parties to seek reconsideration or appeal of the FCC's order.

     In the first half of 1998, four regional Bell operating companies petitioned the FCC to be relieved of certain regulatory requirements in connection with their provision of advanced telecommunications services. Advanced telecommunications services are wireline, broadband telecommunications services, as opposed to traditional voice services, and are widely used for Internet access, often relying on DSL technology and data-switched technology. In response, in August 1998, the FCC issued an order and notice which clarified its views on the applicability to advanced services of existing statutory requirements in the Telecommunications Act relating to network interconnection and unbundling. The FCC also solicited public comments on a wide variety of issues associated with the provision of advanced services by wireline carriers.

     In March 1999, the FCC adopted a further order strengthening the rights of competitive telecommunications providers to obtain physical collocation for purposes of interconnecting with traditional telephone company networks, as well as requiring that traditional telephone companies permit competitive telecommunications providers to collocate equipment used for interconnection and/or access to unbundled network elements even if such equipment includes certain switching or enhanced services functions. The FCC also adopted rules designed to limit traditional telephone companies' ability to deny competitive telecommunications providers the ability to deploy transmission hardware in collocation space by purporting that the equipment will cause electrical interference with other wires, and it proposed rules making these requirements more specific. In the recent proceeding addressing unbundled network elements, however, the FCC declined to require traditional telephone companies to provide competitive telecommunications providers with unbundled access to data switching services, except in limited circumstances. The FCC also has not yet determined whether it will permit traditional telephone companies to deploy advanced telecommunications services through a separate affiliate, which would not be regulated as a traditional telephone company and therefore would not be subject to the Telecommunications Act's unbundling and resale provisions. Moreover, in November 1999, the FCC ruled that DSL services that traditional telephone companies sell to Internet service providers need not be resold to competitive telecommunications providers at wholesale rates. The FCC's decisions on these matters are currently subject or expected to be subject to judicial review.


     As noted above, a regional Bell operating company seeking to provide traditional long distance services within its local operating region must first comply with certain market opening conditions set forth in the Telecommunications Act as well as receive approval from the FCC. On December 22, 1999, the FCC approved an application filed by Bell Atlantic seeking authority to begin providing long distance services to customers located in the State of New York, where it also provides local telephone service. This action represents the first approval by the FCC of a regional Bell operating company request to provide long distance services to customers located in their local operating region. The FCC's approval of Bell Atlantic's application to provide such long distance services is likely to strengthen its competitive position in New York substantially. In addition, we anticipate that Bell Atlantic will soon initiate similar proceedings to obtain such long distance service authority in other states in its fourteen state operating region. For example, Bell Atlantic already has begun the necessary regulatory review process in the Commonwealth of Massachusetts. In addition, on January 10, 2000, Southwestern Bell filed an application with the FCC seeking permission to provide long distance services to customers in Texas. We expect other regional Bell operating companies to seek similar relief from the traditional long distance service ban as it applies to them.

     When the FCC permits the regional Bell operating companies to provide traditional long distance service in their local telephone service regions, they will be able to offer integrated local and long distance services and may enjoy a significant competitive advantage. However, the Telecommunications Act imposes restrictions on the regional Bell operating companies after they are permitted to enter the long distance services market in their local service regions. Among other requirements, for the first three years, unless this time period is extended by the FCC, the regional Bell operating companies can provide these traditional long-distance services within their local operating regions only through separate subsidiaries with separate books and records, financing, management and employees. In addition, transactions between regional Bell operating company affiliates and these subsidiaries must be conducted on a non-discriminatory basis.

  ACCESS REGULATION

     The FCC regulates the interstate access rates charged by traditional telephone companies for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing these long distance services. Over the past few years, the FCC has implemented changes in interstate access rules that result in the restructuring of the access charge system and changes in access charge rate levels. On remand from an appeals court, the FCC is conducting further proceedings to explain and refine its recent reforms affecting access charge rate levels. The FCC is considering several proposals to further reform access charge rate structures. These and related actions may change access rates. If access rates are reduced, access revenues of all local telecommunications carriers, including us, could be reduced, and the costs to traditional telephone companies and long distance carriers to provide long distance services also could be reduced significantly. The impact of these new changes will not be known until they are fully implemented.

     The FCC has also raised the issue of whether it should begin to regulate the access charges imposed by competitive telecommunications providers. Currently, competitive telecommunications providers are free to charge access rates at any levels they deem appropriate. The current proceeding seeks comment from the industry on whether competitive telecommunications providers should be required to cost-justify the access charges they impose on long distance carriers or whether such rates should be limited to a range of "reasonable" charges. A decision by the FCC to regulate competitive telecommunications providers' access charges could result in the reduction of those charges for all competitive telecommunications providers.

     Over the past few years, the FCC has granted traditional telephone companies significant flexibility in pricing their interstate special and switched access services. We anticipate that this pricing flexibility will result in traditional telephone companies lowering their prices in high traffic density areas, the probable areas of competition with us. We also anticipate that the FCC will grant traditional telephone companies increasing pricing flexibility as the number of potential competitors increases in each of these markets. In August 1999, the FCC released an order that granted substantial additional pricing flexibility to traditional telephone companies for certain interstate services. Among other things, the FCC granted immediate pricing flexibility to many traditional telephone companies in the form of streamlined introduction of new services, the ability to change rates for certain interstate services based on geographic location, and removal, after certain local toll dialing restrictions are lifted, of certain interstate long distance services from restrictive pricing regulation. The FCC also established a framework for granting many traditional telephone companies greater flexibility in the pricing of all interstate access services once they satisfy certain prescribed competitive criteria. The FCC also invited public comment on proposals for yet further traditional telephone company pricing flexibility.

  UNIVERSAL SERVICE

     In 1997, the FCC established a significantly expanded universal service regime to subsidize the cost of telecommunications services to high cost areas, and to low-income customers and qualifying schools, libraries and rural health care providers. Providers of telecommunications services, like us, as well as certain other entities, must pay for these programs. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing these payments on the basis of a telecommunications services provider's interstate and international revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments we will be required to make in the future or the effect that these requirement payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to change, which could increase our costs.

  DETARIFFING

     In November 1996, the FCC issued an order that required non-dominant, long distance carriers, like us, to cease filing tariffs for our domestic long distance services. Tariffing is a traditional requirement of telephone companies whereby such companies publish for public inspection at state and federal regulatory agencies all terms, conditions, pricing, and available services governing the sale of all such services to the public. Traditional long distance service tariffs are filed with the FCC and tariffs for local telephone services are filed with state regulatory commissions. The FCC's order required mandatory detariffing for long distance services and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant local services providers may withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that services providers obtain authority to provide service between the United States and foreign points and file tariffs for international service.

     In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also is delayed until a court decision is rendered on the appeal of the FCC's detariffing order. If the FCC's orders become effective, non-dominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services, and will have to rely more heavily on individually negotiated agreements with end-users.

  RECIPROCAL COMPENSATION

     Recently, the FCC has determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and therefore are to be considered interstate calls, subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a service provider to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one service provider's network and terminate on another service provider's network. Currently, the FCC has permitted existing reciprocal compensation arrangements between service providers, as set forth in interconnection agreements and approved by state regulatory commissions, to remain intact. The FCC is currently determining whether a new compensation mechanism should be implemented. A decision which invalidates current reciprocal compensation arrangements could result in the reduction, or elimination, of revenue we receive from reciprocal compensation payments for traffic terminated over our network to Internet service providers. In addition, in various contexts, certain traditional telephone companies have asked the FCC to rule that certain calls made over the Internet are subject to regulation as telecommunications services including the assessment of interstate switched access charges and universal service fund assessments. Although the FCC has suggested that Internet-based telephone-to-telephone calls may be considered telecommunications services, it has not reached a final decision on that issue.

  CUSTOMER PRIVACY

     The Communications Act of 1934 and FCC rules protect the privacy of certain information that a telecommunications carrier such as us acquires by providing telecommunications services to such customers. Such protected information known as Customer Proprietary Network Information, includes information related to the quantity technological configuration, type, destination and amount of use of a customer. Under the FCC's rules, a carrier may not use this information acquired through one of its offerings of telecommunications services to market certain other services without the approval of the affected customers. The United States Court of Appeals for the Tenth Circuit, however, recently overturned the FCC's rules regarding the use and protection of this information. The FCC relaxed these rules recently, but may seek review of the Tenth Circuit's decision by the U.S. Supreme Court.

  STATE REGULATION

     The Telecommunications Act preempts state and local statutes and regulations that would tend to prohibit the provision of competitive telecommunications services. As a result, we will be free to provide the full range of local, long distance and data services in all states in which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

     Because we provide intrastate common carrier services, we are subject to various state laws and regulations. Most state public utility and public service commissions require some form of certification or registration. We must acquire this authority before commencing service. In most states, we are also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate. We are required to update or amend these tariffs when we adjust our rates or add new products and are subject to various reporting and record-keeping requirements in these states.

     Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations.

     States generally retain the right to sanction a service provider or to revoke certification if a service provider violates applicable laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority or in violation of any regulation, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services. We are authorized to provide intrastate long distance services in all states except Alaska and are in the process of obtaining intrastate long distance authority in that state. We have authority to provide competitive local telecommunications services in Connecticut, Delaware, the District of Columbia, Maryland, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, Virginia and West Virginia. We have applications pending to provide competitive local telecommunications services in other states, including Georgia and Maine. There can be no assurance that we will receive the authorizations we seek currently or in the future.

  LOCAL INTERCONNECTION

     The Telecommunications Act imposes a duty upon all traditional telephone companies to negotiate in good faith with potential competitive telecommunications providers to provide interconnection to their networks, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts. We may experience difficulty in obtaining timely traditional telephone company implementation of local interconnection agreements, and we can provide no assurance we will offer local services in these areas in accordance with our projected schedule, if at all. We have entered into interconnection agreements with Bell Atlantic in Delaware, District of Columbia, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island, Virginia and West Virginia, and with GTE in Virginia. We have begun to negotiate similar agreements in the other states where we have obtained status as a competitive telecommunications provider. Moreover, a number of our interconnection agreements will expire at various times over the next six to 36 months, after which time, we will be required to renegotiate each such agreement. It is uncertain how successful we will be in negotiating the terms critical to our provision of local data and voice services and we may be forced to arbitrate certain provisions of such agreements.

                                   MANAGEMENT

                             OFFICERS AND DIRECTORS

     Our officers and directors, and their ages as of January 31, 2000 are listed below:

                NAME                   AGE                    POSITION(S)
                ----                   ---                    -----------
Clayton A. Thomas, Jr. ..............  37    Chairman of the Board and Chief Executive
                                               Officer
Clyde Heintzelman....................  61    President and Director
Mark A. Mendes.......................  37    Executive Vice President and Chief Operating
                                               Officer and Secretary
Donald E. Clarke.....................  40    Executive Vice President and Chief Financial
                                               Officer and Treasurer
Christine Ramsey.....................  37    Executive Vice President, Sales and Marketing
                                               Communications
Bruce W. Bednarski...................  41    Senior Vice President, Technology and Services
Peter B. Callowhill..................  49    Senior Vice President, Sales -- North and
                                               Director
Jeffrey E. Campbell..................  37    Senior Vice President, Business Operations
Kathleen A. Dickerson................  50    Vice President, Human Resources and
                                               Administration
Stavros Hilaris......................  41    Vice President, Network Engineering and
                                               Planning
David Nelson.........................  40    Vice President, Network and Customer
                                               Operations
Lee Weiner...........................  42    Senior Vice President and General Counsel
Stephen D. Wright....................  35    Vice President, Sales -- South
Eric Geis(1)(2)......................  53    Director
Reid Miles(1)(2).....................  37    Director
Mitchell Reese(2)....................  40    Director

---------------

(1) Audit Committee

(2) Compensation Committee

     CLAYTON A. THOMAS, JR., a co-founder, has been our chief executive officer and a director since our inception in August 1993. From August 1993 to November 1999, Mr. Thomas was also our president. In May 1995, Mr. Thomas founded N2N Communications, an Internet service provider, which was subsequently sold in 1996. From October 1986 to July 1993, he served in various sales and marketing roles with Bell Atlantic Corporation. Mr. Thomas serves on the board of directors of the Northern Virginia Technology Council.

     CLYDE HEINTZELMAN has been our president since November 1999 and a director since March 1997. From December 1998 to November 1999, Mr. Heintzelman served as president and chief executive officer of SAVVIS Communications Corporation, a national Tier 1 Internet service provider. From May 1995 to November 1997, he was president and chief operating officer of DIGEX Incorporated, an Internet service provider providing service to markets among the 50 largest metropolitan areas in the U.S. In mid-1997, DIGEX was sold to Intermedia Communications, Inc., a national CLEC, and from November 1997 to November 1998, he served as a retained business consultant to Intermedia. In addition, from 1964 to 1992, Mr. Heintzelman was in several executive capacities with Bell Atlantic Corporation and its predecessor companies (AT&T). Mr. Heintzelman serves on the boards of directors of Sonoma Systems Inc. and Optelecom, Inc., a fiber optic device company, and SAVVIS Communications.

     MARK A. MENDES has been our executive vice president and chief operating officer since October 1997. From March 1997 to October 1997, Mr. Mendes was chief operating officer of US WATS, Inc., a public long distance carrier. From March 1995 to March 1997, he was vice president of service and technology at Access Teleconferencing International, Inc., now Vialog, Inc., a conference call service provider. From July 1993 to March 1995, Mr. Mendes was vice president, engineering and operations of InterNet, a prepaid calling card carrier. From December 1992 to July 1993, he was a director of network development for FiberNet Inc., a competitive access provider. Mr. Mendes held various operating positions at Frontier Corporation from 1985 to 1992.

     DONALD E. CLARKE has been our executive vice president and chief financial officer since December 1997. From August 1994 to April 1997, Mr. Clarke was chief financial officer, and from September 1995 to April 1997 was president, of Plexsys International Corp., a provider of wireless infrastructure equipment principally to developing countries. From September 1986 to July 1994, he served in various executive positions including vice president, chief financial officer, controller and assistant controller at Intelicom Solutions Corporation, affiliated with CSC Intelicom, Inc., a worldwide provider of specialized software solutions to telecommunications services providers.

     CHRISTINE RAMSEY has been our Executive Vice President, Sales and Marketing Communications since January 2000. From January 1998 to December 1999, Ms. Ramsey was senior vice president, sales/marketing, and from February 1997 to January 1998 she was vice president, national accounts for Statoil Energy Inc, an energy solutions provider focused on large and medium sized businesses. From October 1990 to January 1997 Ms. Ramsey held several sales and marketing positions at SkyTel Corporation (formerly Mobile Telecommunications Technologies) including director of market management, director of channel marketing and strategic accounts manager.

     BRUCE W. BEDNARSKI, a co-founder, has been our senior vice president, technology and services since our inception in August 1993. From May 1990 to September 1993, he was a third level systems engineer for the Bell Atlantic Corporation. From April 1987 to April 1990, Mr. Bednarski was a systems engineer for the United States Senate where he managed the Senate's telecommunications infrastructure. From March 1984 to March 1987, he was a second level technical support engineer for Northern Telecom Inc. where he installed and engineered central office switching platforms.

     PETER B. CALLOWHILL, a co-founder and director, has been our senior vice president, sales -- north since August 1997. From August 1993 to June 1997, Mr. Callowhill was our vice president, marketing. In May 1995, Mr. Callowhill co-founded N2N Communications, an Internet service provider, with Mr. Thomas. Mr. Callowhill spent 11 years at Northern Telecom Inc. and served in various capacities, including premier account manager and account executive.

     JEFFREY E. CAMPBELL has been our senior vice president, business operations since September 1999. From March 1999 to September 1999, Mr. Campbell was our vice president, network operations, and from July 1998 to March 1999, he was vice president, network implementation. From December 1996 to July 1998, he was regional director of operations at Frontier Cellular, a wireless carrier company. From February 1991 to September 1996, Mr. Campbell held several positions at MFS Communications Company, Inc., including vice president of upstate New York, vice president of sales and regional director operations.

     KATHLEEN A. DICKERSON has been our vice president, human resources and administration since June 1998. From April 1997 to April 1998, Ms. Dickerson was vice president of administration for MA BioServices, Inc., a biotech testing company. From May 1995 to April 1997, Ms. Dickerson was vice president of administration for IGEN International, Inc., a biotech research and development company, and from July 1986 to May 1995, served in various capacities, including director of training and development at Marriott International, Inc.

     STAVROS HILARIS has been our vice president, network engineering and planning since May 1999. Mr. Hilaris held several positions at Teleglobe International Corporation, a global telecommunications services provider, including vice president, access network, USA and Americas from January 1999 to May 1999, and vice president, network engineering and operations from April 1995 to January 1999. From April 1988 to April 1995, he held several positions at Worldcom, Inc., including director of engineering, vice president of earth station engineering and vice president of engineering planning.

     DAVID NELSON has been our vice president, network and customer operations since October 1999. Mr. Nelson also served as our vice president, customer service and programming from May 1998 to October 1999. From October 1993 to May 1998, he was vice president, customer service and operations at Loral Orion, Inc., a satellite owner, operator and provider of private multi-media networks. From June 1989 to October 1998, Mr. Nelson held several positions in operations, sales and marketing at Northern Telecom Inc., including director of operations, northern Europe and director of sales, Norway.

     LEE WEINER has been our senior vice president and general counsel since October 1999. From June 1998 to June 1999, Mr. Weiner served as vice president and acting general counsel, and senior associate general counsel and assistant secretary for Qwest Communications International Inc. after its merger with LCI International, Inc. in June 1998. From September 1994 to June 1998, he served as vice president and general counsel at LCI International, Inc. Mr. Weiner has also held several managerial positions at MCI Telecommunications Corporation, including director of legal affairs for MCI Business Services Division.

     STEPHEN D. WRIGHT has been our vice president, sales -- south since August 1999. From August 1998 to August 1999, Mr. Wright was our branch sales director in Richmond. From July 1995 to August 1998, he was business sales manager, and from June 1991 to July 1995 was an account executive, at GTE Wireless Incorporated.

     ERIC GEIS has been a director since March 1997. In March 1997, Mr. Geis was a founder, and has since served as a senior officer of Rhythms NetConnections Inc., a data service carrier providing dedicated high-speed and high performance data networking solutions, primarily using digital subscriber line technology. At Rhythms, Mr. Geis has been vice president national deployment and ILEC management from January 1998 to the present, and vice president and general manager from June 1997 to December 1997. From December 1997 to the present, he has also been secretary and treasurer of ACI Corp., now Rhythms Links Inc., a wholly-owned subsidiary of Rhythms. From December 1995 to March 1997, Mr. Geis was director of sales for GRC International, Inc., a seller of data networking software, and from July 1991 to December 1995, chief executive officer and a director of Quintessential Solutions, Inc., a provider of telecommunications pricing and optimization software applications.

     REID MILES has been a director since November 1997. From January 1996 to the present, Mr. Miles has been a founder and managing director of Blue Water Capital LLC, an expansion stage venture capital firm focused on investments in the information technology arena. From April 1994 to January 1996, he was vice president of marketing and business development of Advance, Inc.

     MITCHELL REESE has been a director since May 1998. Mr. Reese has been a managing director of The Carlyle Group since September 1997. From August 1994 to August 1997, he was the president of the venture capital division at Morgan Keegan, Inc.

  CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, two of the nominees to the board have been elected to one-year terms, two have been elected to two-year terms and two have been elected to three-year terms. Thereafter, directors are elected for three-year terms. Messrs. Callowhill and Thomas are class I directors with terms expiring at the 2000 annual meeting of stockholders, Messrs. Miles and Reese are class II directors, with terms expiring at the 2001 annual meeting of stockholders, and Messrs. Geis and Heintzelman are class III directors, with terms expiring at the 2002 annual meeting of stockholders.

  BOARD COMMITTEES

     Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

     Our audit committee, currently comprised of Messrs. Geis, Miles and Reese:

     - recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

     - reviews the proposed scope and results of the audit;

     - approves the audit fees to be paid;

     - reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     - reviews and approves transactions between us and our directors, officers and affiliates.

     Our compensation committee, currently comprised of Messrs. Geis, Miles and
Reese:

     - reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

     - establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

     - administers our stock option plans.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1999 to November 1999, members of our compensation committee were Messrs. Thomas, Heintzelman, Miles and Reese. Mr. Thomas was our president and chief executive officer from January 1999 to November 1999. Mr. Heintzelman has been our president since November 1999. From November 1999 to the present, members of our compensation committee are Messrs. Geis, Miles and Reese. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

  COMPENSATION OF DIRECTORS

     Since his election to our board, Mr. Geis has received $600 per board meeting and Mr. Heintzelman, prior to becoming an employee, also received $600 per board meeting and no other directors received compensation for serving as directors. We also reimburse our directors for reasonable expenses they incur to attend board and committee meetings.

     Our non-employee directors are eligible to receive grants of options to acquire our common stock pursuant to our 1997 Equity Incentive Plan and our 1999 Stock Incentive Plan. In December 1997 and October 1998, we granted options to Mr. Geis to purchase 40,000 and 10,000 shares of our common stock, respectively, at $0.14 and $3.40 per share, the fair value at each grant date. In November 1999, Mr. Geis received an additional option to purchase 12,500 shares of common stock at an exercise price of $5.60 per share. In December 1997 and October 1998, we granted options to Mr. Heintzelman to purchase 40,000 and 10,000 shares of our common stock, respectively, at $0.14 and $3.40 per share, the fair value at each grant date. See "1997 Equity Incentive Plan" and "1999 Stock Incentive Plan."

  EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceed $100,000 for the year ended December 31, 1999, whom we refer to as our named executive officers:

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION        ------------------
                                        -----------------------------       SECURITIES
                                         SALARY     BONUS    OTHER(1)   UNDERLYING OPTIONS
                                         ------     -----    --------   ------------------
Clayton A. Thomas, Jr.,
  president and chief executive
  officer.............................  $157,500   $37,500   $ 6,000              --
Mark A. Mendes,
  executive vice president and chief
  operating officer...................   159,894    56,250     4,850              --
Donald E. Clarke,
  executive vice president and chief
  financial officer...................   151,371    55,000     4,850          56,250(2)
Bruce W. Bednarski,
  senior vice president, technology
  and services........................   137,712    32,500     6,000              --
Peter B. Callowhill,
  senior vice president,
  sales -- north......................   158,908    37,500     6,000              --


---------------

(1) These amounts represent automobile allowances paid to the named executive officers in the fiscal year ended December 31, 1999.

(2) This option becomes exercisable over a four-year period, 25% of which vested immediately on the date of grant and the remainder vesting in monthly installments for the next three years.

  OPTION GRANTS IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options granted to the named executive officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                             INDIVIDUAL GRANTS
----------------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                      PERCENT OF                                   AT ASSUMED ANNUAL RATES
                         NUMBER OF      TOTAL                                    OF STOCK PRICE APPRECIATION
                         SECURITIES    OPTIONS                                         FOR OPTION TERM
                         UNDERLYING   GRANTED TO   EXERCISE OR                 --------------------------------
                          OPTIONS     EMPLOYEES     BASE PRICE    EXPIRATION
NAME                     GRANTED(1)   IN 1999(2)   ($/SHARE)(3)    DATE(4)      0%(5)        5%         10%
----                     ----------   ----------   ------------   ----------    -----     --------   ----------
Clayton A. Thomas,
  Jr. .................        --         --              --             --          --         --
Mark A. Mendes.........        --         --              --             --          --         --
Donald E. Clarke.......    56,250        2.4%         $12.00       11/10/09    $107,250   $424,504   $1,075,776
Bruce W. Bednarski.....        --         --              --             --          --         --
Peter B. Callowhill....        --         --              --             --          --         --


---------------

(1) All options were granted under our 1997 equity incentive plan. These options are subject to vesting in the event of a change in control of our company.

(2) Based on options to purchase 2,349,369 shares of our common stock granted to employees in 1999.

(3) The exercise or base price per share reflects the fair value of the common stock if the options are issued with exercise prices below that amount. The actual exercise price of Mr. Clarke's options granted in 1999 was $3.20 per share which resulted in an unrealized gain on the date of grant of $495,000.

(4) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.


(5) Potential realizable value based on actual exercise price of $3.20 per share and proposed offering price of $14.00 per share.


                            YEAR-END OPTIONS VALUES

                                                     NUMBER OF               VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                            ---------------------------   ---------------------------
                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                            -----------   -------------   -----------   -------------
Clayton A. Thomas, Jr. ...................         --             --              --             --
Mark A. Mendes............................    528,727         75,534      $7,182,611     $1,026,108
Donald E. Clarke..........................    299,005        136,441      $4,037,203     $1,745,433
Bruce W. Bednarski........................         --             --              --             --
Peter B. Callowhill.......................         --             --              --             --

---------------

(1) Calculated on the basis of the assumed initial public offering price of $14.00 per share for our common stock, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.

     No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

  EMPLOYMENT ARRANGEMENTS

     We have entered into an employment agreement with each of our named executive officers. Each agreement has an initial term of two and one-half years and is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within

60 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be subject to adjustment by our board of directors, compensation committee, or chief executive officer. These executives also receive an annual bonus of up to 25% of the executive's then current salary, based upon performance objectives set by our senior management. The bonus is payable 50% in cash and the remaining 50% in options to acquire shares of our common stock which will have an exercise price at the then fair market value and vest according to the terms of each executives' agreement. These executives also receive an automobile allowance of $500 per month.

     In November 1999, we entered into an employment agreement with Clyde Heintzelman, our president. This agreement has an initial term of two years and is automatically extended for an additional year unless we elect or Mr. Heintzelman elects to terminate the agreement 60 days before the end of the current term. The agreement provides that Mr. Heintzelman will receive compensation in the form of a $190,000 base salary and a target annual bonus of 25% of his then current salary, based upon performance objectives set by our chief executive officer. Mr. Heintzelman received an option to purchase 343,750 shares of our common stock at an exercise price of $3.20 per share. The amount of unrealized gain that Mr. Heintzelman would receive is $3,712,500 based on the initial offering price of $14.00.

     The following table shows information about the compensation arrangements for our executive officers as of December 31, 1999.

                                                                ANNUAL          TARGET
                                                              BASE SALARY    ANNUAL BONUS
                                                              -----------    ------------
Clayton A. Thomas, Jr. .....................................   $200,000          25%
Mark A. Mendes..............................................    167,500          25%
Donald E. Clarke............................................    158,000          25%
Clyde Heintzelman...........................................    190,000          25%

     Under the terms of the employment agreements, our executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and until the information becomes public. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of this agreement and for eighteen months after the agreement ends.

  1997 EQUITY INCENTIVE PLAN

     Effective October 1997, we adopted our equity incentive plan. This plan provides for the grant of stock-based awards to any of our employees, directors or any person who provides us services.

     Under the plan, we may grant:

     - options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

     - options not intended to qualify as incentive stock options;

     - stock appreciation rights; and

     - other stock-based awards.

     Incentive stock options may be granted only to our employees. A total of 4,373,388 shares of common stock may be issued upon the exercise of options or other awards granted under the plan. The exercisability of options or other awards may in certain circumstances be accelerated in connection with an acquisition event, as defined in the plan.

     The plan expires in October 2007. As of December 31, 1999, we had granted options to purchase an aggregate of 4,977,402 shares of common stock under the plan, of which 833,670 shares have expired according to their terms. These options generally vest monthly over a four-year period, beginning on the first anniversary of the date of grant. No further options will be granted under the plan after the effective date of the offering. Options granted under this plan prior to its termination will remain outstanding according to their terms.

  1999 STOCK INCENTIVE PLAN

     Our stock incentive plan was adopted in November 1999. This plan authorizes the grant of:

     - stock options;

     - stock appreciation rights;

     - stock awards;

     - phantom stock; and

     - performance awards.

     The compensation committee of our board of directors administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the exercise timing of awards or to waive any restrictions or conditions to an award. As of December 31, 1999, we have granted an option to purchase 343,750 shares of our common stock out of the 4,375,000 shares available under this plan.

     STOCK OPTIONS. Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

     STOCK APPRECIATION RIGHTS. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

     STOCK AWARDS. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee shall determine the applicable restrictions. The purchase price of the shares of our common stock will be determined by the committee.

     PHANTOM STOCK. The committee may grant stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

     PERFORMANCE AWARDS. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the committee.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     Our employee stock purchase plan, which will become effective upon the closing of this offering, provides for the issuance of up to 1,875,000 shares of common stock. This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides our employees with an opportunity to purchase shares of our common stock through payroll deductions.

     All of our employees, including directors who are employees, are eligible to participate in the purchase plan. Options to purchase our common stock will initially be granted to each eligible employee on the first trading day on or after the date of the initial public offering. Thereafter, options will be granted on the first trading day on or after January 1 of each year, or such other date as determined by the administrator. Each option will terminate on the last trading day of a period specified by the administrator and no option period will be longer than 27 months in duration. Subsequent option periods of equal duration will consecutively follow, unless the administrator determines otherwise.

     Each option represents a right to purchase shares of our common stock. The administrator determines the purchase price of each share of common stock, provided that the purchase price will never be less than the lesser of 85% of the fair market value of the common stock at the beginning or end of the option period.

     Any employee who immediately after a grant owns 5% or more of the total combined voting power or value of our capital stock may not be granted an option to purchase common stock under the purchase plan. Participation may also be limited where rights to purchase stock under all other purchase plans accrue at a rate which exceeds $25,000 of the fair market value of our common stock for each calendar year.

  401(k) plan

     We adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such contribution contributed to the 401(k) plan. The 401(k) plan does permit additional matching contributions to the 401(k) plan by us on behalf of participants in the 401(k).

                              CERTAIN TRANSACTIONS

  SALE OF STOCK

     In October 1997, we issued 4,087,592 shares of series A convertible preferred stock for an aggregate purchase price of $3.5 million, including 1,167,884 shares to Mid Atlantic Venture Fund III, L.P., 1,167,884 shares to Societe Generale Capital Corporation and 1,751,824 shares to Blue Water Strategic Fund I, L.L.C., of which Mr. Miles, one of our directors, is a managing director.

     In May 1998, we issued 5,510,535 shares of series B convertible preferred stock for an aggregate purchase price of $17.0 million, including 3,037,189 shares to Carlyle Venture Partners, L.P., of which Mr. Reese, a member of our board of directors, is a managing director, 1,194,445 shares to PNC Capital Corporation, 486,224 shares to Blue Water Strategic Fund I, L.L.C., of which Mr. Miles, one of our directors, is a managing director, 468,528 shares to Societe Generale Capital Corporation and 324,149 shares to Mid Atlantic Venture Fund III, L.P.

     In November 1998, we issued 2,140,310 shares of series C convertible preferred stock for an aggregate purchase price of $30.0 million to Northern Telecom Inc.

     In connection with the preferred stock financings, we granted registration rights to the preferred stockholders. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares of common stock held by them and may include the sale of their shares in registration statements covering our sale of shares to the public.

  ISSUANCE OF OPTIONS


     In December 1997, October 1998 and November 1999, we granted to Mr. Geis options to purchase 40,000, 10,000 and 12,500 shares of our common stock at exercise prices of $0.14, $3.40 and $5.60 per share, respectively, in connection with his service as a member of our board of directors. In December 1997 and October 1998, we granted options to Mr. Heintzelman to purchase 40,000 and 10,000 shares of our common stock at exercise prices of $0.14 and $3.40 per share, respectively, in connection with his service as a member of our board of directors. In November 1999, upon becoming our president, Mr. Heintzelman received an additional option to purchase 343,750 shares of common stock at an exercise price of $3.20 per share, of which 114,583 shares immediately vested. In addition in February 2000, Mr. Heintzelman was granted an option to purchase 100,000 shares of our common stock at an exercise price of $12.00 per share. In January 2000, we granted to Mr. Thomas an option to purchase 75,000 shares of our common stock at an exercise price of $12.00 per share. In addition in February 2000, we granted Mr. Thomas an option to purchase 100,000 shares of our common stock at an exercise price of $12.00 per share.



     In December 1997 and May 1998, we granted to Mr. Clarke options to purchase 251,825 and 129,871 shares of our common stock at exercise prices of $0.14 and $0.76 per share, respectively. In November 1999, Mr. Clarke received an additional option to purchase 56,250 shares of our common stock at an exercise price of $3.20 per share. Additionally, in February 2000, we granted to Mr. Clarke an option to purchase 140,000 shares of our common stock at an exercise price of $12.00 per share. In October 1997, we granted options to Mr. Mendes to purchase 109,490 and 31,716 shares of our common stock at exercise prices of $0.685 and $1.577 per share, respectively. Additionally, in December 1997 and May 1998, Mr. Mendes received additional options to purchase 377,740 and 194,805 shares of our common stock at exercise prices of $0.14 and $0.76 per share, respectively. In February 2000, Mr. Mendes received an additional option to purchase 160,000 shares of our common stock at an exercise price of $12.00 per share. Mr. Clarke and Mr. Mendes were granted options in connection with their service as officers.

  DEBT FINANCING

     We entered into a credit agreement in November 1998 with Nortel. This agreement provided for a five year, $120 million term loan facility and a five year, $20 million revolving credit loan facility to finance a portion of our costs to purchase Nortel equipment and services. The term loan and the revolving credit loan facility were secured by a security agreement and a pledge agreement whereby our subsidiaries pledged all of their stock and assets to Nortel.

     In July 1999, we amended this term loan and revolving credit loan facility, resulting in a stated principal amount of $75 million for the term loan facility and the removal of the revolving credit loan facility. This loan is to be used for the purchase of telecommunications equipment and related software licenses and for working capital purposes. To secure the term loan facility, we have granted Nortel a security interest in all of our assets. The loans must be repaid over a five-year period commencing on November 2001. Interest payments are due monthly in the case of base rate (prime based) draws or at the end of the LIBOR loan period. Interest will accrue at a lower rate if we meet specified financial tests. On December 23, 1999, TD Securities (USA), Inc. and Goldman Sachs Credit Partners L.P. purchased this facility. As of December 31, 1999, we had $41.4 million outstanding under this senior term loan facility.

     Additionally, in July 1999, we issued to Nortel a senior discount note with a principal of $75 million along with warrants to purchase 1,119,930 shares of common stock at $0.008 per share. This note accrues interest at the Treasury rate plus 8% per annum and requires no interest or principal payments until July 2004. For the next five years thereafter, we must pay interest semiannually at an interest rate of 13.5%. The loan must be repaid in full upon the closing of this offering. As of December 31, 1999, we had no principal amounts outstanding under this senior discount note. On January 7, 2000, we borrowed $41.5 million, the full amount available under this facility.


     We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors. The transactions set forth in "Certain Transactions" were conducted under application of this policy and were no less favorable to us, as we would have obtained in an arm's length transaction with an unaffiliated third party.


EMPLOYMENT AGREEMENTS

     We have employment agreements with our executive officers as described in "Management -- Employment arrangements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets certain information regarding beneficial ownership of our common stock as of January 31, 2000, and as adjusted to reflect the sale of the shares offered hereby, by:

     - each person who we know beneficially owns more that 5% of our common stock;

     - each member of our board of directors;

     - each of our named executive officers; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder listed is c/o Net2000 Communications, Inc., 2180 Fox Mill Road, Herndon, Virginia 20171. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

     For purposes of calculating the percentage beneficially owned, 25,027,392 shares of common stock equivalents are deemed outstanding before the offering, including 10,354,347 shares of common stock outstanding as of January 31, 2000 and 14,673,045 shares of common stock equivalents issuable upon conversion of the preferred stock. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes: (a) all shares deemed to be outstanding before the offering and (b) 10,000,000 shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of January 31, 2000, as described in the footnotes below.

                                                                           PERCENT OF COMMON
                                                           NUMBER OF       STOCK OUTSTANDING
                                                             SHARES       --------------------
                                                          BENEFICIALLY     BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                     OWNED        OFFERING    OFFERING
------------------------                                  ------------    --------    --------
Carlyle Venture Partners Group(1).......................    3,796,486       15.2%       10.8%
  c/o The Carlyle Group
  1001 Pennsylvania Avenue, NW
  Washington, DC 20004
Northern Telecom Inc.(2)................................    3,795,317       14.5        10.5
  2221 Lakeside Boulevard
  Richardson, TX 75082
Blue Water Strategic Fund I, L.L.C.(3)..................    2,797,560       11.2         8.0
  c/o Blue Water Capital
  8300 Greensboro Drive
  Suite 1210
  McLean, VA 22102
Societe Generale Capital Corporation....................    2,045,515        8.2         5.8
  1221 Avenue of the Americas
  New York, NY 10020
Mid-Atlantic Venture Fund III, L.P. ....................    1,865,041        7.5         5.3
  11710 Plaza America Drive
  Suite 120
  Reston, VA 20190

                                                                           PERCENT OF COMMON
                                                           NUMBER OF       STOCK OUTSTANDING
                                                             SHARES       --------------------
                                                          BENEFICIALLY     BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                     OWNED        OFFERING    OFFERING
------------------------                                  ------------    --------    --------
PNC Capital Corporation(4)..............................    1,493,056        6.0         4.3
  c/o PNC Equity Management Corporation
  3150 CNG Tower
  625 Liberty Avenue
  Pittsburgh, PA 15222
Bruce W. Bednarski......................................    2,488,750        9.9         7.1
Peter B. Callowhill.....................................    2,493,750       10.0         7.1
Donald E. Clarke(5).....................................      305,021        1.2        *
Eric Geis(6)............................................       36,666       *           *
Clyde Heintzelman(7)....................................      172,545       *           *
Corlyn A. Marsan........................................    2,203,125        8.8         6.3
Mark A. Mendes(8).......................................      638,218        2.5         1.8
Reid Miles(3)...........................................    2,797,560       11.2         8.0
Mitchell Reese(1).......................................    3,796,486       15.2        10.8
Clayton A. Thomas, Jr.(9)...............................    2,471,250        9.9         7.1
All executive officers and directors as a group (16
  persons)(10)..........................................   15,313,437       58.5        42.4

---------------

  *   Less than one percent

 (1) Represents (i) 2,678,660 shares beneficially owned by Carlyle Venture Partners, L.P., (ii) 547,043 shares beneficially owned by C/S Venture Investors, L.P., (iii) 355,260 shares beneficially owned by Carlyle U.S. Venture Partners, L.P. and (iv) 215,522 shares beneficially owned by Carlyle Venture Coinvestment, L.L.C. Mr. Reese, a director, is a managing director of The Carlyle Group. Mr. Reese shares voting and dispositive control over these shares. Mr. Reese disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Reese's address is c/o The Carlyle Group.

 (2) Includes 1,119,930 shares issuable upon exercise of a warrant issued in July 1999.

 (3) All such shares are beneficially owned by Blue Water Strategic Fund I, L.L.C. Mr. Miles, a director, is the founder and managing director of Blue Water Capital, the managing member of the Blue Water Strategic Fund I, L.L.C. Mr. Miles shares dispositive and voting control over these shares. Mr. Miles disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Mr. Miles's address is c/o Blue Water Capital.

 (4) Represents (i) 1,248,941 shares beneficially owned by PNC Capital Corporation and (ii) 244,115 shares beneficially owned by Wood Street Partners.

 (5) Includes 290,021 shares issuable upon exercise of options to acquire our common stock.

 (6) Includes 36,666 shares issuable upon exercise of options to acquire our common stock.

 (7) Includes 172,545 shares issuable upon exercise of options to acquire our common stock.

 (8) Includes 528,728 shares issuable upon exercise of options to acquire our common stock.

 (9)  Includes 4,375 shares of our common stock held by Mr. Thomas' wife.

(10) Includes 1,129,901 shares issuable upon exercise of options to acquire our common stock.

                        DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock currently consists of 200,000,000 shares of common stock, with a par value of $0.01 per share, 11,738,437 shares of preferred stock, with a par value of $0.01 per share and 60,000,000 shares of undesignated capital stock, with a par value of $0.01 per share. As of December 31, 1999, there were 10,189,562 shares of our common stock outstanding, held of record by 68 stockholders. As of December 31, 1999, we had outstanding an aggregate of 11,738,437 shares of convertible preferred stock consisting of 4,087,592 shares of series A preferred stock, 5,510,535 shares of series B preferred stock, and 2,140,310 shares of series C preferred stock. Effective May 19, 1998 and November 4, 1998, we declared a four for one stock split in the form of a stock dividend payable on May 19, 1998 and November 4, 1998 for stockholders of record of our common stock and series A preferred stock, respectively. Effective January 12, 2000, we declared a five-for-four stock split in the form of a stock dividend payable on January 12, 2000 for stockholders of record of our common stock as of January 12, 2000. The series A, B and C preferred stock are held of record by three, five, and one stockholders, respectively. All outstanding shares of preferred stock will be automatically converted into an aggregate of 14,673,045 shares of common stock upon the closing of this offering and will no longer be issued and outstanding. After this offering, we will have outstanding 34,862,607 shares of common stock if the underwriters do not exercise their over-allotment option, or 36,362,607 shares of common stock if the underwriters exercise their over-allotment option in full.

     The following is a description of our capital stock.

  COMMON STOCK

     Holders of common stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. Piper Marbury Rudnick & Wolfe LLP, our counsel, will opine that the shares of common stock to be issued by us in this offering, when issued and sold in the manner described in the prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  PREFERRED STOCK

     At the closing of the offering, our outstanding shares of preferred stock will be automatically converted into common stock. For a description of this preferred stock, please see note 7 to the notes to financial statements included elsewhere in this prospectus.

  UNDESIGNATED CAPITAL STOCK

     Immediately following the offering, our board will have the authority to designate and issue up to 60,000,000 shares of capital stock, in one or more series. Our board can establish the preferences, rights and privileges of each series, which may be superior to the rights of the common stock.

  WARRANTS

     We have outstanding a warrant to purchase up to 1,119,930 shares of our common stock at an exercise price of $0.008 per share, expiring July 30, 2009. This warrant is currently exercisable.

  REGISTRATION RIGHTS

     After this offering, holders of (i) an aggregate of 5,109,490 shares of common stock issued upon the conversion of the series A preferred stock (the "series A registrable shares"); (ii) 6,888,168 shares of common stock issued upon the conversion of the series B preferred stock (the "series B registrable shares"); and (iii) 2,675,387 shares of common stock issued upon the conversion of the series C preferred stock (the "series C registrable shares") will be entitled to rights with respect to the registration of such shares under the Securities Act.

     The Second Amended and Restated Investor Rights Agreement, dated November 4, 1998 enables the holders of 14,673,045 shares of our Common Stock to register the sale of those shares under the Securities Act of 1933. Upon request of at least a majority in interest of the eligible Series A, Series B and Series C shares, we must register those shares of Series A, Series B and Series C, provided that the aggregate offering price is at least $20,000,000. A majority of each class of stockholders can request one such registration unless it has previously requested four shorter registrations on Form S-3. Each class can request an additional registration in the event that less than 70% of the shares were registered under a previous registration of the respective class. In addition to these rights, each class of shares may require us to file, generally one year after this offering, a maximum of four shorter registration statements on Form S-3 under the Securities Act, provided such registration is available under the Securities Act of 1933. This number is reduced to three, if the respective class has previously requested a long form registration.

     If we propose to register our securities under the Securities Act after this offering, these stockholders will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters of the proposed offering will have the right to limit the number of shares included in the registration. We must pay for all expenses in connection with these registrations, other than underwriters' discounts and commissions.

  ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE GENERAL CORPORATION LAW

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE GENERAL CORPORATION LAW. Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

     In addition, our bylaws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by:

     - a majority of the directors then in office, though less than a quorum is then in office; or

     - by the sole remaining director.

     STOCKHOLDER MEETINGS. Under our certificate of incorporation and bylaws, only the chairman of the board, the chief executive officer, the president or a majority of the board of directors may call special meetings of stockholders.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Upon the completion of the offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous. This provision may have the effect of discouraging, delaying or making more difficult a change in control of our company or preventing the removal of incumbent directors even if a majority of our stockholders were to deem such an action to be in our best interests.

     UNDESIGNATED CAPITAL STOCK. The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of Net2000. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management.

  LIMITATION OF LIABILITY

     As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware general corporation law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts. In any such action, we shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware general corporation law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

  STOCK TRANSFER AGENT

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After this offering, we will have 34,862,607 shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have 36,362,607 shares of common stock outstanding. 10,000,000 of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

     The remaining 71%, or 24,862,607 shares of common stock outstanding after this offering, will be restricted shares under the terms of the Securities Act, of which 24,774,250 shares are subject to lock-up agreements as described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, and subject to the lock-up requirements which rules are summarized below. Giving effect to the lock-up agreements described below, these restricted shares will be available for resale in the public market as follows:

  NUMBER OF SHARES                 DATE OF FIRST AVAILABILITY FOR RESALE
  ----------------                 -------------------------------------
       45,000           Immediately after the date of this prospectus
       43,357           90 days after the date of this prospectus
     24,774,250         After 180 days from the date of the prospectus subject, in some cases, to volume limitations

     Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

  RULE 144

     In general, under Rule 144, beginning 90 days after the effective date of the offering, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - one percent of the then outstanding shares of our common stock, or 348,626 shares immediately after this offering; or

     - the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities.

     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

  REGISTRATION RIGHTS

     We have entered into an investor rights agreement with some of our stockholders, who will own an aggregate of 14,673,045 shares of our common stock following this offering. These stockholders have registration rights which, upon exercise, require us to file registration statements covering the sale of their shares of common stock and to include the sale of their shares in registration statements covering our sale of shares to the public. See "Description of our Capital Stock -- Registration Rights."

  STOCK OPTIONS

     We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 8,748,388 shares of our common stock underlying outstanding stock options or reserved for issuance under our stock plans. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements described below.

  LOCK-UP AGREEMENTS

     All of our officers and directors and other holders of all of our capital stock have agreed that they will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days from the date of this prospectus.

     Goldman, Sachs & Co. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release any portion of the securities subject to lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

                                  UNDERWRITING

     Net2000 and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Legg Mason Wood Walker, Incorporated are the representatives of the Underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
J.P. Morgan Securities Inc. ................................
Legg Mason Wood Walker, Incorporated........................
                                                                  ----------
          Total.............................................      10,000,000
                                                                  ==========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares from Net2000 to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Net2000. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Share..............................................  $              $
          Total........................................  $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Net2000 has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Net2000 and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Net2000's historical performance, estimates of the business potential and earnings prospects of Net2000, an assessment of Net2000's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "NTKK."

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Net2000 estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

     Net2000 has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE SHARES

     Piper Marbury Rudnick & Wolfe LLP, Reston, Virginia, will pass upon the validity of the shares of common stock on our behalf. Latham & Watkins, New York, New York will pass upon legal matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and December 31, 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "http://www.sec.gov."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          NET2000 COMMUNICATIONS, INC.

Report of Independent Auditors..............................  F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 1998 and
  1999, and unaudited pro forma Balance Sheet as of December
  31, 1999..................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-4
Consolidated Statements of Stockholders' Deficit for the
  Years Ended December 31, 1997, 1998 and 1999..............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Net2000 Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Net2000 Communications, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Net2000 Communications, Inc. at December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended in December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                   /s/ Ernst & Young LLP

McLean, VA
January 26, 2000

                          NET2000 COMMUNICATIONS, INC

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                          PRO FORMA
                                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                               1998           1999           1999
                                                           ------------   ------------   ------------
                                                                                         (UNAUDITED)
Current assets:
  Cash & cash equivalents................................  $ 33,439,030   $  5,522,935   $  5,522,935
  Restricted cash........................................       948,707      3,516,629      3,516,629
  Accounts receivable, net of allowance for doubtful
    accounts of approximately $229,000 and $1,919,000 at
    December 31, 1998 and 1999, respectively.............     3,618,646      7,595,418      7,595,418
  Other current assets...................................        50,950      1,528,082      1,528,082
                                                           ------------   ------------   ------------
Total current assets.....................................    38,057,333     18,163,064     18,163,064
Property and equipment, net of accumulated
  depreciation...........................................    11,528,518     72,592,117     72,592,117
Other noncurrent assets..................................       504,657      3,597,590      3,597,590
Unamortized debt discount................................            --      7,315,370      7,315,370
                                                           ------------   ------------   ------------
Total assets.............................................  $ 50,090,508   $101,668,141   $101,668,141
                                                           ============   ============   ============
                           LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable.......................................  $  1,402,010   $    791,646   $    791,646
  Accrued expenses and other current liabilities.........     3,670,907     17,612,436     17,612,436
  Current maturity of note payable to bank...............            --         41,667         41,667
  Current maturities of capital lease obligation.........     2,422,597      3,981,133      3,981,133
                                                           ------------   ------------   ------------
Total current liabilities................................     7,495,514     22,426,882     22,426,882
Capital lease obligation, less current maturities........     2,000,155      4,572,791      4,572,791
Related party noncurrent liabilities.....................     4,811,381     26,427,946     26,427,946
Other noncurrent liabilities.............................                      215,531        215,531
Notes payable............................................            --     41,389,549     41,389,549
Note payable to bank.....................................            --         76,389         76,389
Redeemable convertible Series A, B and C preferred stock,
  $0.01 par value; 11,738,437 shares authorized,
  11,738,437 and 11,738,437 issued and outstanding at
  December 31, 1998 and 1999, respectively...............    59,403,297     80,940,295             --
Stockholders' (deficit) equity:
  Common stock, $0.01 par value; 200,000,000 shares
    authorized, 10,109,490 and 10,189,562 shares issued
    and outstanding December 31, 1998 and 1999,
    respectively.........................................       101,095        101,896        248,626
Additional capital.......................................       299,061     16,706,946     97,500,511
Deferred stock compensation..............................      (162,102)    (7,002,437)    (7,002,437)
Accumulated deficit......................................   (23,857,893)   (84,187,647)   (84,187,647)
                                                           ------------   ------------   ------------
         Total stockholders' (deficit) equity............   (23,619,839)   (74,381,242)     6,559,053
                                                           ------------   ------------   ------------
         Total liabilities and stockholders' deficit.....  $ 50,090,508   $101,668,141   $101,668,141
                                                           ============   ============   ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDING DECEMBER 31,
                                                    -----------------------------------------
                                                       1997           1998           1999
                                                       ----           ----           ----
Revenues:
  Telecommunications..............................  $    88,111   $  6,465,903   $ 27,692,992
  Agency commissions and other....................    3,456,118      2,952,999             --
                                                    -----------   ------------   ------------
Total revenues....................................    3,544,229      9,418,902     27,692,992
  Operating costs and expenses:
  Operating costs.................................      906,999      7,888,478     22,375,261
  Selling, general and administrative (exclusive
     of non-cash compensation expense shown
     below).......................................    3,832,971     15,074,961     41,161,490
  Non-cash compensation expense...................           --         63,054      1,645,480
  Depreciation and amortization...................      122,437        686,670      3,865,360
                                                    -----------   ------------   ------------
Loss from operations..............................   (1,318,178)   (14,294,261)   (41,354,599)
Other income (expenses):
  Gain on sale of consulting division.............      875,000             --             --
  Settlement of supplier dispute..................           --             --      3,500,000
  Miscellaneous income............................        7,838          3,104         91,435
  Interest income.................................       18,517        679,450      1,059,487
  Interest expense................................      (84,666)      (155,405)    (2,089,079)
                                                    -----------   ------------   ------------
Loss before provision for income taxes............     (501,489)   (13,767,112)   (38,792,756)
Provision for income taxes........................           --             --             --
                                                    -----------   ------------   ------------
Net loss..........................................  $  (501,489)  $(13,767,112)  $(38,792,756)
                                                    ===========   ============   ============
Preferred stock accretion.........................           --     (8,903,296)   (21,536,998)
                                                    -----------   ------------   ------------
Net loss available to common stockholders.........  $  (501,489)  $(22,670,408)  $(60,329,754)
                                                    ===========   ============   ============
Pro forma net loss available to common
  shareholders....................................                               $(38,792,756)
                                                    ===========   ============   ============
Basic and diluted loss per share..................  $     (0.05)  $      (2.25)  $      (5.97)
                                                    ===========   ============   ============
Pro forma basic and diluted loss per share........                               $      (1.57)
                                                                                 ============
Shares used in calculation of loss per share:
Basic and diluted.................................   10,000,000     10,079,793     10,113,042
Pro forma basic and diluted.......................                                 24,786,087

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                    COMMON STOCK                        DEFERRED                        TOTAL
                                ---------------------   ADDITIONAL       STOCK       ACCUMULATED    STOCKHOLDERS'
                                  SHARES      AMOUNT      CAPITAL     COMPENSATION     DEFICIT         DEFICIT
                                  ------      ------    ----------    ------------   -----------    -------------
Balance at December 31,
  1996........................  10,000,000   $100,000   $        --   $        --    $   159,004    $    259,004
  Net loss....................          --         --            --            --       (501,489)       (501,489)
  S Corp. distribution........          --         --            --            --       (845,000)       (845,000)
  Issuance of compensatory
    stock options.............          --         --        87,216       (87,216)            --              --
                                ----------   --------   -----------   -----------    ------------   ------------
Balance at December 31,
  1997........................  10,000,000    100,000        87,216       (87,216)    (1,187,485)     (1,087,485)
  Net loss....................          --         --            --            --    (13,767,112)    (13,767,112)
  Exercise of stock options...     109,490      1,095        73,905            --             --          75,000
  Issuance of compensatory
    stock Options.............          --         --       137,940      (137,940)            --              --
  Amortization of deferred
    stock Compensation........          --         --            --        63,054             --          63,054
  Accretion of Preferred
    Stock.....................                                                        (8,903,296)     (8,903,296)
                                ----------   --------   -----------   -----------    ------------   ------------
Balance at December 31,
  1998........................  10,109,490    101,095       299,061      (162,102)   (23,857,893)    (23,619,839)
  Net loss....................          --         --            --            --    (38,792,756)    (38,792,756)
  Exercise of stock options...      80,072        801        19,403            --             --          20,204
  Issuance of compensatory
    stock Options.............          --         --     8,485,815    (8,485,815)            --              --
  Amortization of deferred
    stock compensation........          --         --            --     1,645,480             --       1,645,480
  Issuance of Warrants........          --         --     7,902,667            --             --       7,902,667
  Accretion of Preferred
    Stock.....................          --         --            --            --    (21,536,998)    (21,536,998)
                                ----------   --------   -----------   -----------    ------------   ------------
Balance at December 31,
  1999........................  10,189,562   $101,896   $16,706,946   $(7,002,437)   $(84,187,647)  $(74,381,242)
                                ==========   ========   ===========   ===========    ============   ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                   -----------------------------------------
                                                      1997           1998           1999
                                                      ----           ----           ----
OPERATING ACTIVITIES
Net loss.........................................  $  (501,489)  $(13,767,112)  $(38,792,756)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................      122,437        686,670      3,865,360
  Allowance for doubtful accounts................       10,000        218,776      1,690,000
  Deferred stock compensation....................           --         63,054      1,645,480
  Amortization of debt discount..................                                    587,298
  Changes in operating assets and liabilities:
     Accounts receivable.........................     (636,255)    (2,790,822)    (5,666,774)
     Other current assets........................      (32,783)         6,893     (1,477,132)
     Other noncurrent assets.....................      (70,316)      (426,473)    (3,092,933)
     Accounts payable............................      312,870      1,036,086       (610,364)
     Accrued expenses and other current
       liabilities...............................      319,236      3,255,798     13,941,529
     Other noncurrent liabilities................                                    215,531
                                                   -----------   ------------   ------------
Net cash used in operating activities............     (476,300)   (11,717,130)   (27,694,761)
INVESTING ACTIVITIES
Acquisition of property and equipment............      (87,746)    (2,031,058)   (36,147,477)
Restricted cash..................................           --       (948,707)    (2,567,922)
                                                   -----------   ------------   ------------
Net cash used in investing activities............      (87,746)    (2,979,765)   (38,715,399)
FINANCING ACTIVITIES
Proceeds from line of credit.....................      560,176         75,000             --
Repayments on line of credit.....................     (120,000)      (515,176)            --
Proceeds from notes payable to shareholders'.....      952,143             --             --
Repayments of notes payable from shareholders'...   (1,052,143)            --             --
Proceeds from note payable to bank...............                                    125,000
Repayments on note payable to bank...............                                     (6,944)
Proceeds from issuance of common stock...........           --             --             --
Proceeds from notes payable to related party.....           --             --     41,389,549
Proceeds from exercise of stock options..........           --         75,000         20,204
Proceeds from sale of redeemable convertible
  preferred stock................................    3,500,000     47,000,001             --
S corporation distributions to shareholders'.....     (845,000)            --             --
Repayment of capital leases......................      (86,018)      (846,703)    (3,033,744)
                                                   -----------   ------------   ------------
Net cash provided by financing activities........    2,909,158     45,788,122     38,494,065
Net increase (decrease) in cash..................    2,345,112     31,091,227    (27,916,095)
Cash at the beginning of period..................        2,691      2,347,803     33,439,030
                                                   -----------   ------------   ------------
Cash at the end of period........................  $ 2,347,803   $ 33,439,030   $  5,522,935
                                                   ===========   ============   ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Net2000 Group, Inc. was formed on June 18, 1993 under the laws of the State of Virginia and on October 23, 1997, was reincorporated in the state of Delaware. On November 1, 1998, Net2000 Group, Inc. entered into a recapitalization transaction whereby it exchanged all of its stock with Net2000 Communications, Inc. As a result of the exchange, Net2000 Group Inc. became a wholly owned subsidiary of Net2000 Communications, Inc. and accordingly, the financial statements of Net2000 Communications, Inc. include the financial position and results of operations of Net2000 Group, Inc. for all periods prior to the transaction as the successor to Net2000 Group, Inc. Subsequent to the transaction, the ownership interest of Net2000 Communications, Inc. is identical to that of Net2000 Group, Inc. prior to the exchange of stock. References to "the Company" represent Net2000 Group, Inc. for periods prior to the exchange and Net2000 Communications, Inc. for all subsequent periods.

     Subsequent to the transaction, seven wholly-owned subsidiaries were created to address specific organizational functions, including Net2000 Communications Holdings, Inc., Net2000 Investments, Inc., Net2000 Communications Group, Inc., Net2000 Communications Capital Equipment, Inc., Net2000 Communications Real Estate, Inc., and Net2000 Communications of Virginia, LLC. In addition, Net2000 Group, Inc. changed its name to Net2000 Communications Services, Inc.

     During 1998, the Company changed its primary business activity from the selling of network services of Bell Atlantic on a commission basis to the resale of local, long-distance, and data services. In 1999, the Company began constructing and operating a packet- and circuit- switched network.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. On December 31, 1997, 1998 and 1999, the Company had investments of $2,335,626, $32,870,179 and $5,992,560, respectively, in securities with maturities of less than three months which are included in cash and cash equivalents.

                          NET2000 COMMUNICATIONS, INC.

  STOCK COMPENSATION

     The Company accounts for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. Stock-based compensation related to stock options granted to non-employees is accounted for using the fair value method in accordance with Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123). The Company has made pro forma disclosures required by SFAS No. 123.

  REVENUE RECOGNITION

     The Company recognizes telecommunications revenues over the period in which the services are provided. Monthly recurring charges include fees paid by customers for lines in service and additional features on those lines. Usage charges are billed in arrears and are fully earned as usage is accrued on the provider's network. Non-recurring revenue, typically for installation fees for new customer lines, is recognized to the extent of direct selling costs incurred, with any excess deferred and amortized to income over the remaining contract term. Commission revenues on agency sales are recognized when the product has been installed or accepted for installation. Consulting revenue is recognized when earned.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company considers the recorded value of its financial assets and liabilities, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt, to approximate the fair value of the respective assets and liabilities at December 31, 1997, 1998 and 1999.

  ADVERTISING COSTS

     All advertising costs are expensed as incurred.

  COMPREHENSIVE INCOME

     For the years ended December 31, 1997, 1998 and 1999 the Company's net income reflects comprehensive income, accordingly, no additional disclosure is presented.

  VALUATION ACCOUNTS

     A summary of the Company's allowance for bad debts is as follows:

Balance at December 31, 1997...........................  $   10,000
  Additions charged to expense.........................     219,000
  Accounts receivable written-off......................          --
                                                         ----------
Balance at December 31, 1998...........................     229,000
  Additions charged to expense.........................     701,000
  Additions from settlement (see Note 11)..............   1,500,000
  Accounts receivable written-off......................    (511,000)
                                                         ----------
Balance at December 31, 1999...........................  $1,919,000
                                                         ==========

                          NET2000 COMMUNICATIONS, INC.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of ("SFAS 121"). SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss of these assets is measured by comparing the carrying amount of the asset to its fair value, with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

3. NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding. Pro forma net loss per share is computed using the weighted average number of shares used for basic and diluted per share amounts and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

                                                      FOR THE YEAR ENDING DECEMBER 31,
                                                  -----------------------------------------
                                                     1997           1998           1999
                                                     ----           ----           ----
Net loss........................................  $  (501,489)  $(13,767,112)  $(38,792,756)
                                                  ===========   ============   ============
Preferred stock accretion.......................           --     (8,903,296)   (21,536,998)
                                                  -----------   ------------   ------------
Net loss available to common stockholders.......  $  (501,489)  $(22,670,408)  $(60,329,754)
                                                  ===========   ============   ============
Pro forma net loss available to common
  shareholders..................................           --             --    (38,792,756)
                                                  ===========   ============   ============
Weighted average of common shares, denominator
  for basic loss per share......................   10,000,000     10,079,793     10,113,042
Effect of dilutive securities:
  Stock options.................................           --             --             --
  Warrants......................................           --             --             --
  Convertible stock.............................           --             --             --
                                                  -----------   ------------   ------------
Denominator for diluted loss per share..........   10,000,000     10,079,793     10,113,042
                                                  ===========   ============   ============
Pro forma adjustment for redeemable preferred
  stock.........................................           --             --     14,673,045
                                                  -----------   ------------   ------------
Pro forma denominator for basic and diluted loss
  per share.....................................           --             --     24,786,087
                                                  ===========   ============   ============

4. PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful life ranging between three and eight years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life. Interest capitalized and included in the cost of switch equipment totaled $790,257 for the year ended December 31, 1999.

                          NET2000 COMMUNICATIONS, INC.

     The Company capitalizes certain software purchases and implementation costs in accordance with FAS 86.

     Construction in process includes equipment and other costs for switches which are not complete as of the balance sheet dates. When construction of a switch is complete the balance of the assets are transferred to switch equipment, and depreciated in accordance with the Company's policy.

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                          -------------------------
                                                             1998          1999
                                                             ----          ----
Software................................................  $ 1,039,789   $11,977,579
Computer equipment......................................    5,241,808     9,005,331
Office furniture and equipment..........................      301,213     4,950,963
Leasehold improvements..................................      487,292     7,972,454
Vehicles................................................           --       295,014
Switch equipment........................................           --    21,958,325
Construction in process.................................    5,290,872    21,129,988
                                                          -----------   -----------
                                                           12,360,974    77,289,654
Less accumulated depreciation and amortization..........     (832,456)   (4,697,537)
                                                          -----------   -----------
                                                          $11,528,518   $72,592,117
                                                          ===========   ===========

5. DEBT

  SECURED CREDIT FACILITIES

     On November 2, 1998, Net2000 Communications Group, Inc., a subsidiary of the Company (see Note 1, Organization) entered into credit facilities with Northern Telecom, Inc. ("Nortel"), the Series C Preferred shareholder (see Note
7), in the aggregate principal amount of $140 million. The agreement consisted of a Term Loan Facility in an aggregate principal amount of $120 million and a Revolving Loan Facility with availability of $20 million (together, the "Credit Agreement").

     On July 30, 1999, the Company amended the Credit Agreement to restructure the existing $140 million senior secured facility to provide for additional working capital availability. The revised agreement provides for a Senior Term Loan Facility in the aggregate principal amount of $75 million, and a Senior Discount Note with a face amount of $75 million. The Senior Term Loan Facility may only be used to purchase Nortel goods and services. The Senior Discount Note may be used for general corporate purposes. The Senior Term Loan Facility is secured by a first priority perfected security interest in or first priority lien on all present and future assets of the Company. The Senior Discount Note is unsecured. Interest on the Senior Term Loan Facility will accrue at a Prime Rate Loan Rate plus 3.5% or Eurodollar Loan Rate plus 4.5% as defined in the terms of the amended Credit Agreement (12% at December 31, 1999). The Senior Discount Note will bear interest at the Treasury rate plus 8% per annum (14.45% at December 31, 1999). Repayment of accrued interest on the Prime Rate Loan Rate is on each quarterly due date. Repayment of accrued interest on a Eurodollar loan is on the last day of the interest period, and in the case of interest periods greater than three months, at three month intervals after the first day of such interest period. Nortel is required to provide access to the credit facilities through November 2, 2001 (commitment termination date). Beginning the quarter after the commitment termination date, the Company is required to begin repayment of the Senior Term Loan in twenty

                          NET2000 COMMUNICATIONS, INC.

quarterly installments. The Senior Discount Note will accrue interest semi-annually in arrears until the fifth anniversary of the issuance date, after which interest will be due semi-annually in arrears, with the principal due on July 30, 2009. The Senior Term Loan Facility has certain mandatory prepayment options as defined in the agreement. The Senior Discount Note has certain prepayment penalties, call limitations and mandatory redemption features as defined in the agreement. If borrowings have not exceeded approximately $44 million prior to either the sale of the Note to a third party or July 31, 2000, the loan will automatically increase to that level, and any additional borrowings will be prohibited. The amended Credit Agreement contains covenants which require the Company to meet certain financial measures in addition to other non financial covenants.

     In connection with the Credit Agreement, the Company issued to Nortel detachable warrants to acquire 1,119,930 shares of common stock at $0.008 per share. The fair value of the warrants, $7.9 million, is treated as a discount on the Company's debt and amortized as additional interest expense over the lives of the respective debt instruments. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants with the following assumptions: estimated fair value of the common stock of $7.06 per share; dividend yield of 0%; risk free interest rate of 6.5%; volatility of 25%; and expected life of five years, consistent with the assumptions used for the stock option disclosures required under SFAS 123 and included in Note 7 to the financial statements.

     On December 23, 1999, the Company's $75 million Senior Term Loan Facility was purchased and assumed from Nortel by Goldman Sachs Credit Partners L.P. and Toronto Dominion (Texas), Inc. The First Amendment contains terms which are substantially the same as those in the Amended and Restated Credit Agreement dated as of July 30, 1999. In addition, the Company has access to incremental borrowing capacity up to $50 million, which will carry identical terms and covenants as applicable under the First Amendment and will be available, subject to certain restrictions, after $60 million has been drawn under the original loans. No borrowing under the incremental tranche can cause there to exist a default on a pro forma basis.

     As an additional covenant to the First Amendment, the Company must sell to Nortel an aggregate of $75 million in principal amount at the stated maturity of the Senior Discount Note on or prior to January 7, 2000. On January 7, 2000, the Company sold an aggregate of $75 million in principal amount of the Senior Discount Note and proceeds of $41.5 million were received. As a result of this transaction, both the Senior Term Loan Facility and Senior Discount Note are recorded as a liability by Net2000 Communications Group, Inc., a subsidiary of the Company.

     As of December 31, 1999, the Company paid all accrued interest and commitment fee amounts outstanding under the Senior Term Loan Facility.

     At December 31, 1998 and 1999, the Company had purchased $4.8 million and $26.4 million, respectively, of Nortel goods and services which have been classified as a noncurrent liability as these purchases were subsequently financed under the credit facility. At December 31, 1999, the Company had $41.4 million and $0 outstanding under the Senior Term Loan Facility and Senior Discount Note, respectively.

  Other Debt

     On September 20, 1999, the Company entered into a term loan agreement with a bank for a principal amount of $125,000 for the purchase of Company vehicles. The agreement calls for repayment over 36 months at an annual interest rate of 8.75%. Availability of the loan to the Company occurred on October 6, 1999.

                          NET2000 COMMUNICATIONS, INC.

     Maturities of notes payable outstanding as of December 31, 1999 are as follows:

                        FISCAL YEAR
                        -----------
2000........................................................  $    41,667
2001........................................................    1,593,775
2002........................................................    6,243,154
2003........................................................    6,725,802
2004........................................................    8,795,279
Thereafter..................................................   18,107,928
                                                              -----------
Total notes payable.........................................  $41,507,605
                                                              ===========

     The Company paid interest of $52,410, $173,058, and $2,089,079 related to the notes payable and capital leases in the years ended December 31, 1997 and 1998, and 1999, respectively.

  Letters of Credit

     The Company maintains irrevocable letters of credit with four separate vendors, which are disclosed as restricted cash on the balance sheet. The first letter of credit, in the amount of $900,000, has a two year term expiring on September 30, 2000 and serves as an advanced security deposit in connection with the financing of certain billing system equipment under capital lease. This letter of credit was amended on October 6, 1999 for an additional amount of $984,289, which represents an advanced security deposit in connection with the financing of financial and operational support system hardware, software and services under capital lease. The additional amount has a three year term expiring on October 31, 2002. The term of the original $900,000 amount was extended to February 28, 2002. The second letter of credit for $730,969 has a seven year term expiring on June 10, 2006, and represents a deposit in support of the Company's obligations under an office space lease agreement. The third letter of credit for $598,304 has a ten year term expiring on November 02, 2009, and represents a deposit in support of the Company's obligations under a lease agreement for its New York switch facility. The fourth letter of credit for $291,477 has a ten year term expiring on December 27, 2009, and represents a deposit in support of the Company's obligations under a lease agreement for its Boston switch facility. The letters of credit are fully collateralized by certificates of deposits maintained with a bank, with maturities ranging from 90 days to one year, and with stated interest rates ranging from 3.19% to 5.51%.

  CAPITAL LEASES

     The Company currently leases office furniture and equipment under non-cancelable capital leases. The Company had $5,366,972 and $12,552,402 of assets held under capital leases at December 31, 1998 and 1999, respectively. Amortization and depreciation related to capital leased equipment is included in depreciation and amortization expense.

                          NET2000 COMMUNICATIONS, INC.

     The future minimum lease payments under non-cancelable capital leases at December 31, 1999 are as follows:

FISCAL YEAR
-----------
2000........................................................  $4,803,974
2001........................................................   3,127,522
2002........................................................   1,977,757
2003........................................................      15,851
                                                              ----------
Total minimum lease payments................................  $9,925,104
Less amount representing interest...........................   1,371,180
                                                              ----------
Present value of minimum lease payments.....................   8,553,924
Less current portion of capital lease obligation............   3,981,133
                                                              ----------
Long term portion of capital lease obligation...............  $4,572,791
                                                              ==========

6. TAXES

     The Company accounts for taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse.

     For periods prior to October 31, 1997, the Company and its stockholders were taxed as an S Corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's stockholders include their pro rata share of the Company's income in their personal income tax returns. Accordingly, the Company was not subject to Federal or state income taxes during that period. On October 31, 1997, the Company sold Redeemable Convertible Series A Preferred Stock, which disqualified the S corporation election. From November 1, 1997 forward, the Company has been taxed as a C corporation.

     At December 31, 1999, the Company had net operating losses of approximately $51.5 million. The timing and manner in which the operating loss carryforward may be utilized in any year by the Company will be limited to the Company's ability to generate future earnings and may be limited upon a change in ownership. Current net operating loss carryforwards will begin expiring substantially in 2018. As the Company has not generated earnings and no assurance can be made of future earnings needed to utilize these net operating losses, a valuation allowance in the amount of the net deferred tax asset has been recorded. The valuation allowance increased $14,054,251 from December 31, 1998 to December 31, 1999.

                          NET2000 COMMUNICATIONS, INC.

     At December 31, 1998 and 1999, deferred taxes consist of:


                                                                DECEMBER 31,
                                                          -------------------------
                                                             1998          1999
                                                             ----          ----
Tax Liability
  Cash to accrual adjustment............................  $   (85,461)  $   (56,974)
  Depreciation..........................................     (488,267)   (1,219,953)
  Capital lease.........................................      (93,753)      (93,745)
Tax Assets
  Net operating loss carryforward.......................    5,613,532    19,572,412
  Reserves..............................................           --       204,528
  Allowance for bad debts...............................       86,843       728,452
  Deferred revenue......................................      178,843        81,647
  Stock options.........................................       49,348        86,222
  Other.................................................        6,350        19,097
                                                          -----------   -----------
                                                            5,267,435    19,321,686
  Valuation allowance...................................   (5,267,435)  (19,321,686)
                                                          -----------   -----------
Net deferred tax asset..................................  $        --   $        --
                                                          ===========   ===========


     The Company paid no income taxes for the years ended December 31, 1996, 1997, and 1998 or for the nine months ended September 30, 1999.

     A summary of the items which cause the recorded income taxes to differ from the statutory Federal income tax rate is as follows:


                          YEAR ENDED          YEAR ENDED          YEAR ENDED
                       DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
                       -----------------   -----------------   -----------------
Tax expense (benefit)
  at statutory
  Federal rate.......      $(170,506)         $(4,680,818)       $(13,189,537)
Effect of:
  State income tax,
     net.............        (30,084)            (826,026)         (1,466,144)
  Stock option
     compensation....             --               24,591             544,972
  Other..............         66,485              348,920              56,458
  Increase in
     valuation
     allowance.......        134,105            5,133,333          14,054,251
                           ---------          -----------        ------------
Income tax expense...      $      --          $        --        $         --
                           =========          ===========        ============


7. EQUITY

  EQUITY TRANSACTIONS

     On October 23, 1997, the Company reincorporated in Delaware pursuant to a statutory merger of the Virginia corporation into a newly formed Delaware corporation. On the merger date, each share of the prior Company's $1 par value common stock was exchanged for

                          NET2000 COMMUNICATIONS, INC.

500 shares of $0.01 par value common stock of the new Company. This transaction was accounted for as a stock split and the accompanying financial statements have been restated to reflect this transaction for all periods presented.

     On October 31, 1997, the Company sold 4,087,592 shares of Redeemable Convertible Series A Preferred Stock ("Series A Preferred Stock or Share") for $0.856 per share. On May 19, 1998 the Company sold 5,510,535 shares of Redeemable Convertible Series B Preferred Stock ("Series B Preferred Stock or Share") for $3.085 per share. Both Series A and B Preferred Shares are convertible into shares of common stock at a rate of 1:1.25. Both Preferred issues have mandatory conversion in the event of an initial public offering. The Series A and B Preferred Stock accrue a dividend of $0.069 and $0.309 per annum, respectively, payable if and when declared, and are subject to certain adjustments and limitations as defined in the purchase agreement. Should a qualifying event (initial public offering or acquisition) be consummated prior to the third anniversary of the Series A and B original issue dates, no dividends, whether or not accrued, will be payable. At December 31, 1997, 1998 and 1999, dividends in arrears were $46,667, $1,374,868 and $3,359,667, respectively. Voting rights of both Preferred issues are on an as if converted basis. The Series A and B Preferred Shares have redemption rights at their respective fair values subject to certain limitations, and certain antidilutive and future registration rights as defined in the purchase agreement and other agreements. The Series B Preferred Stock ranks senior and prior to the Series A Preferred Stock as to dividends and upon a liquidation event as defined.

     On May 19, 1998, the Board of Directors and stockholders of the Company approved a 4 for 1 stock split of the Company's $0.01 par value voting common stock. All references in the accompanying financial statements to the number of shares of common stock have been restated to reflect the split.

     On November 1, 1998 and pursuant to the recapitalization of the Company discussed in Note 1-Organization, Net2000 Group, Inc. exchanged common shares with the stockholders of the new parent company, Net2000 Communications, Inc., in a one-for-one transfer. In addition, the number of authorized shares of common stock was increased from 28 million to 30 million.

     On November 2, 1998, the Company sold 2,140,310 shares of Redeemable Convertible Series C Preferred Stock ("Series C Preferred Stock or Share") for $14.017 per share. Certain terms and conditions of the Series A and B agreements were amended and restated as a result of the Series C Preferred Stock issuance and are reflected herein. Each Series C Preferred Share is convertible into shares of common stock at a rate of 1:1.25. The Series C Preferred Stock has a mandatory conversion in the event of an initial public offering which has gross proceeds of at least $50 million and at an IPO price of at least $6.40 per share of common stock. The Series C Preferred Stock accrues a dividend of $1.121 per annum, payable if and when declared, and subject to certain adjustments and limitations as defined in the purchase agreement. At December 31, 1998 and 1999, dividends in arrears were $399,881 and $2,799,167, respectively. Voting rights of the Series C Preferred Shares are on an as if converted basis. The Series C Preferred Shares have redemption rights at their fair values beginning on the later of one year after the maturity of any high yield debt issued by the Company prior to December 31, 1999 or November 2, 2004; or in the case of an acquisition event, the 30 day period commencing upon the receipt of notice of the acquisition event. The Series C Preferred Shares have certain antidilutive and future registration rights as defined in the agreement. The Series C Preferred Stock ranks senior and prior to the Series B Stock as to dividends and upon a liquidation event as defined in the Company's certificate of incorporation, as amended.

                          NET2000 COMMUNICATIONS, INC.

     On November 10, 1999, the number of authorized shares of common stock was increased from 30 million to 200 million, and the number of authorized shares of preferred stock was reduced from 12,000,000 to 11,738,437. In addition, the Board of Directors authorized the designation and issuance of up to 60 million shares of Undesignated Capital Stock, in one or more series, at $.01 par value per share. The Board of Directors can establish the preferences, rights, and privileges of each series, which may be superior to the rights of the common stock.

     Effective January 12, 2000, the Board of Directors and stockholders of the Company approved a stock dividend of 0.25 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock and per share amounts have been restated to reflect the dividend.

  STOCK OPTION PLAN

     During 1997, the Company adopted a stock option plan (the "Option Plan") which allows the Company to grant up to 1,678,830 Common Stock options to employees, board members and others who contribute materially to the success of the Company. Individual grants generally become exercisable ratably over a period of four years from the grant date. The contractual term of the options is 10 years from the date of grant. In November 1998, the number of stock options reserved under the Option Plan was increased to 3,379,436. In September 1999, the number of stock options reserved under the Option Plan was increased to 4,373,388.

     On November 10, 1999, the Company adopted a stock incentive plan (the "Incentive Plan") which authorizes the grant of stock options, stock appreciation rights, stock awards, phantom stock, and performance awards. As of December 31, 1999, there were 4,375,000 shares reserved under the Incentive Plan, of which 343,750 options to purchase common stock were issued and outstanding.

     Also on November 10, 1999, the Company adopted an employee stock purchase plan (the "ESPP") which provides for the issuance of up to 1,875,000 shares of common stock. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides the Company's employees with an opportunity to purchase shares of common stock through payroll deductions.

     The Company determines the fair value of its common stock used in its accounting for stock option grants based on both arms length equity transactions and independent valuations obtained during the period from the plan's inception to December 31, 1999.

     In December 1997, the Company issued 1,282,595 options to certain employees at an exercise price of $0.14 which was below the fair market value at the time of the option grant. During 1998, the Company issued 1,689,188 options to certain employees at a weighted average exercise price of $0.62. The exercise price for a portion of these option grants was below the fair market value of the common stock at the grant date. During 1999, the Company issued 2,349,369 options to certain employees at a weighted average exercise price of $4.38, which was below the fair market value at the time of the option grant. Accordingly, the Company recorded deferred stock compensation of $87,216, $137,940 and $8,485,815 in 1997, 1998 and 1999, respectively.

     During 1998 and 1999, amortization expense for stock based compensation was $63,054 and $1,645,480, respectively, and relates to employees whose salaries are included in selling, general and administrative expense.

                          NET2000 COMMUNICATIONS, INC.

     Additional information with respect to the Option Plan is summarized as follows:

                                                              YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------
                                                1997                    1998                    1999
                                        ---------------------   ---------------------   ---------------------
                                                    WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                     AVERAGE                 AVERAGE                 AVERAGE
                                                    EXERCISE                EXERCISE                EXERCISE
                                         SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                         ------     ---------    ------     ---------    ------     ---------
Outstanding at beginning of period....         --     $  --     1,282,595     $0.14     2,559,111     $0.42
Options granted.......................  1,282,595      0.14     1,689,188      0.62     2,349,369      4.38
Options exercised.....................         --        --      (109,490)     0.69       (80,072)     0.25
Options canceled or expired...........         --        --      (303,182)     0.29      (530,488)     2.59
                                        ---------               ---------               ---------
Outstanding at end of period..........  1,282,595     $0.14     2,559,111     $0.42     4,297,920     $2.33
                                        =========               =========               =========
Options exercisable at end of
  period..............................     62,956     $0.14       838,592     $0.32     1,559,371     $0.82
                                        =========               =========               =========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                DECEMBER 31, 1999                   DECEMBER 31, 1999
                                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                    ------------------------------------------   -----------------------
                                                     WEIGHTED-
                                                      AVERAGE        WEIGHTED-                 WEIGHTED-
                                                     REMAINING        AVERAGE                   AVERAGE
                                      NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICE             OUTSTANDING      (IN YEARS)        PRICE     EXERCISABLE     PRICE
-----------------------             -----------   ----------------   ---------   -----------   ---------
Less than $0.80...................   2,159,328          8.16           $0.37      1,317,816      $0.36
$0.81 to $3.20....................      31,716          7.79            1.58         27,751       1.58
$3.21 to $5.60....................   2,106,876          9.65            4.35        213,804       3.53
                                     ---------                                    ---------
                                     4,287,920          8.89           $2.33      1,559,371      $0.82
                                     =========                                    =========

     Had compensation expense related to the stock option plans been determined based on the fair value at the option grant dates consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and earnings per share would have been as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1997          1998           1999
                                                                ----          ----           ----
Net loss available to common shareholders -- pro forma......  $(504,453)  $(22,805,690)  $(61,384,928)
Pro forma net loss per share................................  $   (0.05)  $      (2.26)  $      (6.07)

     The effect of applying SFAS 123 on the years ended December 31, 1997, 1998 and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options granted in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for all grants: volatility of 25%; dividend yield of 0%; expected life of five years; and risk-free interest rate of 6.5%. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price is $0.21. The weighted average fair values of the options granted in 1998 with a stock price equal to the exercise price, with a stock price less than the exercise price and with a stock price greater than the exercise price are $3.40, $0.51 and $0.59 per share,

                          NET2000 COMMUNICATIONS, INC.

respectively. The weighted average fair values of the options granted in 1999 with a stock price equal to the exercise price and with a stock price greater than the exercise price are $3.40 and $6.50 per share, respectively.

  SHAREHOLDER DISTRIBUTIONS

     During 1997, the Company's board of directors approved and paid an S Corporation distribution to shareholders in the amount of $845,000.

  ACCRETION TO REDEMPTION VALUE OF CLASS A, CLASS B, AND C PREFERRED STOCK

     For the years ended December 31, 1998 and 1999, the Company has accreted its preferred stock to their redemption value based on the fair market value of the Company using the effective interest method. The Company recorded accretion totaling $8,903,296 and $21,536,998 for the years ended December 31, 1998 and 1999, respectively.

8. COMMITMENTS

  OPERATING LEASES

     The Company currently leases office space and equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $384,919, $894,273, and $2,804,250, respectively.

     On May 26, 1999, the Company entered into a facilities lease agreement for new headquarters office space and switch space. The leased premises consists of 126,276 of rentable square feet. The lease term date for the office space leased premises commenced on November 22, 1999. The lease term date for the switch space leased premises begins on the earlier of 30 days after substantial completion of construction on the space or the date the Company has commenced beneficial occupancy of the space; currently anticipated to in late January 2000. The lease term for the office space expires on December 31, 2006. The lease term for the switch space expires on the tenth anniversary of the switch space rent commencement date. Base annual rent for all leased premises is $2,910,764 for years one through five, and $3,422,281 for years six through ten, subject to additional rents for the Company's proportional share of real property taxes and common expenses as defined in the lease agreement.

     The future minimum lease payments under non-cancelable operating leases at December 31, 1999 are as follows:

FISCAL YEAR
-----------
2000.................................................   $ 6,629,361
2001.................................................     6,488,404
2002.................................................     6,113,818
2003.................................................     5,964,002
2004.................................................     5,590,682
Thereafter...........................................    24,505,972
                                                        -----------
          Total......................................   $55,298,239
                                                        ===========

     The Company has executed employment agreements with certain key executives under which the Company is required to pay base salaries totaling $1,495,200 for the year ending December 31, 2000.

                          NET2000 COMMUNICATIONS, INC.

9. SALE OF CONSULTING DIVISION

     On October 27, 1997, the Company sold its consulting business to a third-party purchaser in exchange for $875,000 in cash and a 20% equity interest in the company into which the consulting business was merged. The Company recorded its investment in this company at a nominal value and accounts for it using the cost method. The Company and the purchaser entered into an agreement whereby either party can require the sale of the remaining 20% of the business to the other entity at any date after December 31, 1998. On July 29, 1999, the purchaser exercised its option to acquire the remaining 20% of the business for $64,448.

10. RELATED PARTY TRANSACTIONS

     The Company maintains key-man life insurance policies for each of six officers with aggregate coverage of $34,000,000. The Company paid $13,672, $35,268 and $36,714 of premiums related to these policies during the year ended December 31, 1997, 1998 and 1999, respectively.

11. SIGNIFICANT CUSTOMERS AND SUPPLIERS

     The Company derived a significant portion of its sales from two major customers during 1997 and 1998, and 1999. For the years ended December 31, 1997 and 1998 and 1999, the Company recorded sales of approximately $2,795,000, $2,861,000, and $0 respectively, from these customers. As of December 31, 1998 and 1999 the Company had no accounts receivable resulting from sales to these major customers.

     On July 30, 1999, the Company and a major supplier of local telecommunications resale services settled a dispute over claims that certain acts and omissions by the supplier had an adverse impact on the Company's ability to resell and earn revenue from the resale of local telecommunication services. Net settlement proceeds to the Company totaled $5 million, of which $1.5 million was utilized to offset impaired accounts receivable due to the dispute and 3.5 million was recorded as a gain. In addition, the Company will be entitled to compensation for future lost usage, which is recognized as earned as the usage is accrued on the supplier's network, and is calculated in accordance with the terms of the agreement, subject to audit by the supplier, and for a period commencing subsequent to the settlement date and for as long as the Company and supplier are engaged in the resale of local telecommunication services.

12. DEFINED CONTRIBUTION PLAN

     The Company maintains a defined contribution plan (401(k) plan) covering all employees who meet certain eligibility requirements. Participants may make contributions to the plan up to 15% of their compensation (as defined) up to the maximum established by law. The Company may make a matching contribution of an amount to be determined by the Board of Directors, but subject to a maximum of 6% of compensation contributed by each participant. Company contributions vest ratably over four years. Company contributions to the plan as of December 31, 1998 and 1999 were $74,943 and $171,380, respectively.

13. PRO FORMA ADJUSTMENTS (UNAUDITED)

     The pro forma balance sheet as of December 31, 1999 reflects the conversion of all classes of the Company's preferred stock into common stock as of that date. The pro forma net loss per share reflects the conversion of all classes of the Company's preferred stock as of the respective date of issuance.

                          NET2000 COMMUNICATIONS, INC.

14. EVENTS SUBSEQUENT TO AUDITORS REPORT (UNAUDITED)



     On February 14, 2000 the Company entered into an non-binding letter of intent with PSINet, Inc. under which (1) Net2000 will lease office space over a ten year period with a total commitment of at least $5.6 million, (2) PSINet, Inc. will purchase $2 million of the Company's equity (non-voting and non-transferable for a period of one year) at a price equal to the fair market value at the signing of the definitive agreement and (3) PSINet Inc. will purchase at least $5 million of Net2000 services over a five year period.



     On February 14, 2000, the Company entered into a non-binding letter of intent with Williams Communications, Inc. (Williams) under which the Company proposes to purchase a minimum of $128 million of telecommunications services over a 20 year period. These services include services on the Williams fiber optic lines within cities and between cities, advanced data services, and collocation services that will be made available on the Williams fiber optic network. This arrangement will include the purchase by Williams of $15 million of equity in our company at the fair market value at the signing of the definitive agreement of which $5 million will be in cash and $10 million will be in credits for services. This equity will be non-voting and non-transferable for a period of one year.



15. SELECTED QUARTERLY INFORMATION (UNAUDITED)


                                    1ST QUARTER   2ND QUARTER   3RD QUARTER    4TH QUARTER
                                    -----------   -----------   -----------    -----------
1997
Revenues..........................  $   697,691   $  714,178    $    956,780   $  1,175,580
Operating loss....................      (18,057)    (243,826)       (207,462)      (848,833)
Net (loss) income.................      (27,226)    (256,650)       (217,980)           367
1998
Revenues..........................  $ 1,652,033   $2,217,693    $  2,048,232   $  3,500,944
Operating loss....................     (994,529)  (2,479,382)     (4,832,126)    (5,988,224)
Net loss..........................     (985,860)  (2,398,776)     (4,677,273)    (5,705,203)
1999
Revenues..........................  $ 5,056,729   $6,031,126    $  7,581,941   $  9,023,156
Operating loss....................   (6,451,190)  (8,647,418)    (10,373,846)   (15,882,145)
Net loss..........................   (6,169,939)  (8,544,731)     (7,318,718)   (16,759,368)

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------
                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary..................     1
Risk Factors........................     6
Use of Proceeds.....................    14
Dividend Policy.....................    14
Capitalization......................    15
Dilution............................    16
Selected Consolidated Financial And
  Other Data........................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    19
Business............................    29
Government Regulation...............    47
Management..........................    54
Certain Transactions................    63
Principal Stockholders..............    65
Description of our Capital Stock....    67
Shares Eligible for Future Sale.....    71
Underwriting........................    73
Validity of the Shares..............    74
Experts.............................    74
Additional Information..............    74
Index to Financial Statements.......   F-1


                             ----------------------
     Through and including           , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               10,000,000 Shares

                                    NET2000
                              COMMUNICATIONS, INC.

                                  Common Stock

                             ----------------------

                                     [LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE

                               J.P. MORGAN & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                      Representatives of the Underwriters

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   48,576
National Association of Securities Dealers, Inc. filing
  fee.......................................................      18,900
Nasdaq National Market listing fee..........................      95,000
Transfer agent's and registrar's fees.......................       2,000
Printing expenses...........................................     400,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     300,000
Blue Sky filing fees and expenses...........................       7,500
Miscellaneous expenses......................................      28,024
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

---------------

*  To be filed by amendment.

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

15. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

          (1) In October 1997, we issued 4,087,592 shares of series A preferred stock to a group of accredited investors at a purchase price of $0.856 per share for an aggregate purchase price of $3,500,000.

          (2) In October 1997, we issued an option to one of our executive officers for an aggregate of 109,490 shares of common stock at an exercise price of $0.685 per share.

          (3) In October 1997, we issued an option to one of our executive officers for an aggregate of 31,716 shares of common stock at an exercise price of $1.577 per share.

          (4) In May 1998, we issued 5,510,535 shares of series B preferred stock to a group of accredited investors at a purchase price of $3.085 per share for an aggregate purchase price of $17,000,000.

          (5) In November 1998, we issued 2,140,310 shares of series C preferred stock to one accredited investor at a purchase price of $14.017 per share for an aggregate purchase price of $30,000,000.

          (6) In July 1999, we issued a warrant to purchase 1,119,930 shares of common stock to an accredited investor.

          (7) Between December 1997 and February 1998, we issued options exercisable for an aggregate of 1,720,335 shares of common stock at an exercise price of $0.14 per share.

          (8) Between March 1998 and May 1998, we issued options exercisable for an aggregate of 234,120 shares of common stock at an exercise price of $0.37 per share.

          (9) Between May 1998 and September 1998, we issued options exercisable for an aggregate of 833,931 shares of common stock at an exercise price of $0.76 per share.

          (10) Between December 1998 and July 1999, we issued options exercisable for an aggregate of 817,810 shares of common stock at an exercise price of $3.40 per share.

          (11) Between September 1999 and December 1999, we issued options exercisable for an aggregate of 1,111,250 shares of common stock at an exercise price of $5.60 per share.

          (12) In September 1999, we issued an option to our senior vice president and general counsel for an aggregate of 62,500 shares of common stock at an exercise price of 3.40 per share.

          (13) In November 1999, we issued an option to our president for an aggregate of 343,750 shares of common stock at an exercise price of $3.20 per share.

          (14) In November 1999, we issued an option to our chief financial officer for an aggregate of 56,250 shares of common stock at an exercise price of $3.20 per share.


          (15) In January 2000, we issued an option to our chief executive officer for an aggregate of 75,000 shares of common stock at an exercise price of $12.00 per share.



          (16) In February 2000, we issued options to our chief executive officer for an aggregate of 100,000 shares of common stock at an exercise price of $12.00 per share.



          (17) In February 2000, we issued options to our president for an aggregate of 100,000 shares of common stock at an exercise price of $12.00 per share.



          (18) In February 2000, we issued options to our chief operating officer for an aggregate of 160,000 shares of common stock at an exercise price of $12.00 per share.



          (19) In February 2000, we issued options to our chief financial officer for an aggregate of 140,000 shares of common stock at an exercise price of $12.00 per share.


16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  1.1*        Form of Underwriting Agreement
  3.1*        Restated Certificate of Incorporation of Net2000 dated
              November 4, 1998
  3.1.1*      Certificate of Amendment to Restated Certificate of
              Incorporation of Net2000 dated December 2, 1999
  3.1.2       Form of Amended and Restated Certificate of Incorporation of
              Net2000 (to be effective immediately after the closing of
              this offering)
  3.1.3       Bylaws of Net2000

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  3.1.4       Form of Amended and Restated Bylaws of Net2000 (to be
              effective immediately after the closing of this offering)
  4.1         Specimen stock certificate for shares of common stock of
              Net2000
  5.1         Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding
              legality of securities being registered
 10.1         Second Amended and Restated Investor Rights Agreement dated
              November 4, 1998, by and among Net2000 and certain
              stockholders named therein
 10.2         Employment Agreement dated July 31, 1998, by and between
              Net2000 and Clayton A. Thomas, Jr.
 10.3         Employment Agreement dated July 31, 1998, by and between
              Net2000 and Mark A. Mendes
 10.4         Employment Agreement dated July 31, 1998, by and between
              Net2000 and Donald E. Clarke
 10.5         Employment Agreement dated July 31, 1998, by and between
              Net2000 and Bruce Bednarski
 10.6         Employment Agreement dated July 31, 1998, by and between
              Net2000 and Peter Callowhill
 10.7         Employment Agreement dated November 15, 1999, by and between
              Net2000 and Clyde Heintzelman
 10.8         1997 Equity Incentive Plan
 10.9         1999 Stock Incentive Plan
 10.10        1999 Employee Stock Purchase Plan
 10.11        Incentive Stock Option Agreement dated October 27, 1997, by and between Net2000 and Mark A. Mendes
 10.11.1      Preferred Stock Incentive Stock Option Agreement dated
              October 27, 1997, by and between Net2000 and Mark A. Mendes
 10.11.2      Amendment No. 1 to Preferred Stock Incentive Stock Option
              Agreement dated April 1, 1998 (related to Exhibit 10.11.1)
 10.11.3      Incentive Stock Option Agreement dated May 19, 1998, by and between Net2000 and Mark A. Mendes
 10.11.4*     Stock Option Agreement dated February 2000, by and between
              Net2000 and Mark A. Mendes
 10.12        Incentive Stock Option Agreement dated December 15, 1997 by and between Net2000 and Donald E. Clarke
 10.12.1      Incentive Stock Option Agreement dated May 19, 1998 by and between Net2000 and Donald E. Clarke
 10.12.2      Incentive Stock Option Agreement dated November 10, 1999, by and between Net2000 and Donald E. Clarke
 10.12.3*     Stock Option Agreement dated February 2000, by and between
              Net2000 and Donald E. Clarke
 10.13        Stock Option Agreement dated November 15, 1999, by and
              between Net2000 and Clyde Heintzelman
 10.13.1*     Stock Option Agreement dated January 2000, by and between
              Net2000 and Clayton A. Thomas, Jr.
 10.13.2*     Stock Option Agreement dated February 2000, by and between
              Net2000 and Clayton A. Thomas, Jr.
 10.14        Amended and Restated Credit Agreement dated July 30, 1999, by and among Net2000 Communications Group, Inc., Nortel
              Networks Inc. and certain lenders named therein
 10.14.1      First Amendment dated as of December 23, 1999 to the Amended and Restated Credit Agreement dated July 30, 1999, by and
              among Net2000 Communications Group, Inc., Nortel Networks
              Inc. and certain lenders named therein

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 10.15        Form of Amended and Restated Guaranty Agreement dated July
              30, 1999, signed by each of our subsidiaries and Nortel
              Networks Inc.
 10.16        Form of Amended and Restated Pledge and Security Agreement
              dated July 30, 1999, signed by each of our subsidiaries and
              Nortel Networks Inc.
 10.17        Note Purchase Agreement dated July 30, 1999, by and between
              Net2000 and Nortel Networks Inc.
 10.17.1      First Amendment dated as of December 31, 1999 to the Note
              Purchase Agreement dated July 30, 1999, by and between
              Net2000 and Nortel Networks Inc.
 10.18        Warrant Agreement dated July 30, 1999, by and between
              Net2000 and Nortel Networks Inc.
 10.19        Form of Warrant Certificate dated July 30, 1999, by and
              between Net2000 and Nortel Networks Inc.
 10.20        Senior Discount Notes Due 2009 issued by Net2000 on July 30,
              1999 to the holder identified therein
 10.21        Exchange and Registration Rights Agreement dated July 30,
              1999, by and between Net2000 and Nortel Networks Inc.
 10.22        Lease dated December 24, 1998, by and between Net2000
              Communications Real Estate, Inc. and Wellsford/Whitehall
              Holdings, L.L.C.
 10.23        Lease dated February 19, 1999, by and between Net2000
              Communications Real Estate, Inc. and Murdock Atrium Limited
              Partnership
 10.24        Sublease Agreement dated June 21, 1999, by and between
              Net2000 Communications Real Estate, Inc. and Virginia
              Electric and Power Company
 10.25        Office Lease dated May 26, 1999, by and between Net2000
              Communications Real Estate, Inc. and KDC-Dulles Tech, LLC
 10.26        Letter of Intent dated January 7, 2000, by and between
              Net2000 and Access One Communications Corp.
 10.27*(+)    Letter of Intent dated February 14, 2000, by and between
              Net2000 and Williams Communications, Inc.
 21           Subsidiaries of Net2000
 23.1*        Consent of Ernst & Young, LLP, independent auditors
 23.2         Consent of Piper Marbury Rudnick & Wolfe LLP (included as
              part of Exhibit 5.1 hereto)
 23.3*        Consent of Yankee Group
 23.4         Consent of Telecon LLC
 24.1         Power of Attorney (included in signature pages)
 27           Financial Data Schedule


---------------


         * Filed herewith.



        ** To be filed by amendment.



          (+) Portions of this exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.


       (b) Financial Statement Schedules:

     Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Virginia, on the 22nd day of February, 2000.


                                          NET2000 Communications, Inc.

                                          By: /s/ CLAYTON A. THOMAS, JR.
                                            ------------------------------------
                                                   Clayton A. Thomas, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

             /s/ CLAYTON A. THOMAS, JR.                Chairman of the Board and     February 22, 2000
-----------------------------------------------------    Chief Executive Officer
               Clayton A. Thomas, Jr.                    (Principal Executive
                                                         Officer)

                          *                            President and Director        February 22, 2000
-----------------------------------------------------
                  Clyde Heintzelman

                /s/ DONALD E. CLARKE                   Executive Vice President,     February 22, 2000
-----------------------------------------------------    Chief Financial Officer
                  Donald E. Clarke                       and Treasurer (Principal
                                                         Accounting and Financial
                                                         Officer)

                          *                            Director                      February 22, 2000
-----------------------------------------------------
                 Peter B. Callowhill

                          *                            Director                      February 22, 2000
-----------------------------------------------------
                      Eric Geis

                          *                            Director                      February 22, 2000
-----------------------------------------------------
                     Reid Miles

                          *                            Director                      February 22, 2000
-----------------------------------------------------
                   Mitchell Reese

             *By: /s/ NANCY A. SPANGLER
  ------------------------------------------------
                  Nancy A. Spangler
                  Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
  1.1            Form of Underwriting Agreement
  3.1            Restated Certificate of Incorporation of Net2000 dated
                 November 4, 1998
  3.1.1          Certificate of Amendment to Restated Certificate of
                 Incorporation of Net2000 dated December 2, 1999
  3.1.2          Form of Amended and Restated Certificate of Incorporation of
                 Net2000 (to be effective immediately after the closing of
                 this offering)
  3.1.3          Bylaws of Net2000
  3.1.4          Form of Amended and Restated Bylaws of Net2000 (to be
                 effective immediately after the closing of this offering)
  4.1            Specimen stock certificate for shares of common stock of
                 Net2000
  5.1            Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding
                 legality of securities being registered
 10.1            Second Amended and Restated Investor Rights Agreement dated
                 November 4, 1998, by and among Net2000 and certain
                 stockholders named therein
 10.2            Employment Agreement dated July 31, 1998, by and between
                 Net2000 and Clayton A. Thomas, Jr.
 10.3            Employment Agreement dated July 31, 1998, by and between
                 Net2000 and Mark A. Mendes
 10.4            Employment Agreement dated July 31, 1998, by and between
                 Net2000 and Donald E. Clarke
 10.5            Employment Agreement dated July 31, 1998, by and between
                 Net2000 and Bruce Bednarski
 10.6            Employment Agreement dated July 31, 1998, by and between
                 Net2000 and Peter Callowhill
 10.7            Employment Agreement dated November 15, 1999, by and between
                 Net2000 and Clyde Heintzelman
 10.8            1997 Equity Incentive Plan
 10.9            1999 Stock Incentive Plan
 10.10           1999 Employee Stock Purchase Plan
 10.11           Incentive Stock Option Agreement dated October 27, 1997, by and between Net2000 and Mark A. Mendes
 10.11.1         Preferred Stock Incentive Stock Option Agreement dated
                 October 27, 1997, by and between Net2000 and Mark A. Mendes
 10.11.2         Amendment No. 1 to Preferred Stock Incentive Stock Option
                 Agreement dated April 1, 1998 (related to Exhibit 10.11.1)
 10.11.3         Incentive Stock Option Agreement dated May 19, 1998, by and between Net2000 and Mark A. Mendes
 10.11.4**       Stock Option Agreement dated February 2000 by and between
                 Net2000 and Mark A. Mendes
 10.12           Incentive Stock Option Agreement dated December 15, 1997 by and between Net2000 and Donald E. Clarke
 10.12.1         Incentive Stock Option Agreement dated May 19, 1998 by and between Net2000 and Donald E. Clarke
 10.12.2         Incentive Stock Option Agreement dated November 10, 1999, by and between Net2000 and Donald E. Clarke

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
 10.12.3**       Stock Option Agreement dated February 2000 by and between
                 Net2000 and Donald E. Clarke
 10.13           Stock Option Agreement dated November 15, 1999, by and
                 between Net2000 and Clyde Heintzelman
 10.13.1**       Stock Option Agreement dated January 2000 by and between
                 Net2000 and Clayton A. Thomas, Jr.
 10.13.2**       Stock Option Agreement dated February 2000 by and between
                 Net2000 and Clayton A. Thomas, Jr.
 10.14           Amended and Restated Credit Agreement dated July 30, 1999, by and among Net2000 Communications Group, Inc., Nortel
                 Networks Inc. and certain lenders named therein
 10.14.1         First Amendment dated as of December 23, 1999 to the Amended and Restated Credit Agreement dated July 30, 1999, by and
                 among Net2000 Communications Group, Inc., Nortel Networks
                 Inc. and certain lenders named therein.
 10.15           Form of Amended and Restated Guaranty Agreement dated July
                 30, 1999, signed by each of our subsidiaries and Nortel
                 Networks Inc.
 10.16           Form of Amended and Restated Pledge and Security Agreement
                 dated July 30, 1999, signed by each of our subsidiaries and
                 Nortel Networks Inc.
 10.17           Note Purchase Agreement dated July 30, 1999, by and between
                 Net2000 and Nortel Networks Inc.
 10.17.1         First Amendment dated as of December 23, 1999 to the Note
                 Purchase Agreement dated July 30, 1999, by and between
                 Net2000 and Nortel Networks Inc.
 10.18           Warrant Agreement dated July 30, 1999, by and between
                 Net2000 and Nortel Networks Inc.
 10.19           Form of Warrant Certificate dated July 30, 1999, by and
                 between Net2000 and Nortel Networks Inc.
 10.20           Senior Discount Notes Due 2009 issued by Net2000 on July 30,
                 1999 to the holder identified therein
 10.21           Exchange and Registration Rights Agreement dated July 30,
                 1999, by and between Net2000 and Nortel Networks Inc.
 10.22           Lease dated December 24, 1998, by and between Net2000
                 Communications Real Estate, Inc. and Wellsford/Whitehall
                 Holdings, L.L.C.
 10.23           Lease dated February 19, 1999, by and between Net2000
                 Communications Real Estate, Inc. and Murdock Atrium Limited
                 Partnership
 10.24           Sublease Agreement dated June 21, 1999, by and between
                 Net2000 Communications Real Estate, Inc. and Virginia
                 Electric and Power Company
 10.25           Office Lease dated May 26, 1999, by and between Net2000
                 Communications Real Estate, Inc. and KDC-Dulles Tech, LLC
 10.26           Letter of Intent dated January 7, 2000, by and between
                 Net2000 and Access One Communications Corp.
 10.27*(+)       Letter of Intent dated February 14, 2000, by and between
                 Net2000 and Williams Communications, Inc.
 21              Subsidiaries of Net2000
 23.1*           Consent of Ernst & Young, LLP, independent auditors
 23.2            Consent of Piper Marbury Rudnick & Wolfe LLP (included as
                 part of Exhibit 5.1 hereto)

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
 23.3*           Consent of Yankee Group
 23.4            Consent of Telecon LLC
 24.1            Power of Attorney (included in signature pages)
 27              Financial Data Schedule


---------------


 * Filed herewith.



** To be filed by amendment.



 + Portions of this exhibit were omitted and have been separately filed with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.